                                                                 Filed Pursuant
                                                              to Rule 424(b)(1)
                                                     Registration No. 333-62252

  [WATSON WYATT LOGO]

 2,950,000 SHARES
 CLASS A COMMON STOCK

  This is a public offering of class A common stock of Watson Wyatt & Company Holdings. We are offering 104,285 shares of our common stock. Selling shareholders are offering an additional 2,845,715 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling shareholders.

  Our common stock is traded on the New York Stock Exchange under the symbol "WW." On June 21, 2001, the last reported sale price of our common stock was $22.95 per share.

 INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PER SHARE        TOTAL
  Public offering price                                         $   22.000       $64,900,000
  Underwriting discounts and commissions                        $    1.155       $ 3,407,250
  Proceeds, before expenses, to Watson Wyatt & Company
    Holdings                                                    $   20.845       $ 2,173,821
  Proceeds, before expenses, to the selling shareholders        $   20.845       $59,318,929

  The selling shareholders have granted the underwriters the right to purchase up to 442,500 additional shares of common stock to cover over-allotments.

 DEUTSCHE BANC ALEX. BROWN

                              ROBERT W. BAIRD & CO.

                                                                    UBS WARBURG

  The date of this prospectus is June 21, 2001.

                               INSIDE FRONT COVER
                                    GATEFOLD

WATSON WYATT

    Founded in 1946, Watson Wyatt is a global human capital consulting firm. We help our clients enhance their business performance by improving their ability to attract, retain and motivate qualified employees. We design, develop and implement solutions through three closely related practice areas:

BENEFITS

    - Retirement plans (pension & 401(k))

    - Actuarial services

    - Healthcare, disability and group plans

    - Investment consulting services to pension plans

HR TECHNOLOGIES

    - eHR-TM- solutions

    - Integrated HR delivery channels

    - Employee self-service applications

    - HR call center solutions

    - Benefits administration systems

    - eHR-TM- strategy consulting

HUMAN CAPITAL

    - Executive compensation

    - Strategic Rewards-Registered Trademark-

    - Organization effectiveness

                                 INSIDE CENTER
                             WATSON WYATT & COMPANY
                           LIST OF OFFICES WORLDWIDE
                            18 COUNTRIES, 62 OFFICES

                                 INSIDE CENTER
                             WATSON WYATT PARTNERS
                           LIST OF OFFICES WORLDWIDE
                            11 COUNTRIES, 25 OFFICES

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                  OUR BUSINESS

    Founded in 1946, Watson Wyatt is a global human capital consulting firm. We operate from 62 offices in 18 countries. Together with our affiliate, Watson Wyatt Partners, we operate from 87 offices in 29 countries under the name Watson Wyatt Worldwide. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We design, develop and implement human resources strategies and programs through our closely related practice areas, the Benefits Group, HR Technologies Group and the Human Capital Group. We also offer our clients technologies that transform the way they implement and deliver HR programs and improve communications with their employees.

    We provide human capital consulting services to many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. Our clients include General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed continuously over several decades.

    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid change associated with human resources programs. Employee salary and benefits costs represent a significant component of worldwide corporate spending. In recent years, several industry trends have emerged that have increased the demand for our services, including:

    - growing strategic importance of human capital;

    - a technology revolution in HR programs as the internet, intranets and other e-business tools enable companies to manage their HR functions more efficiently and effectively;

    - changing workforce demographics, such as an unprecedented aging of the workforce;

    - growing importance of employer-sponsored benefits programs due to limited baby boomer retirement savings, uncertainty of government-sponsored programs, and rising healthcare costs;

    - significant levels of global mergers and acquisitions that require the integration of diverse corporate cultures and HR programs quickly and effectively;

    - continuing globalization of economies, which requires corporations to retain human capital consultants with global resources and local expertise;

    - complex and changing government regulation of employee benefits programs; and

    - increasing challenges for employers seeking to balance human resources and cost considerations in varying economic conditions.

    Approximately 73% of our stock is held by our current associates. Following this offering, 66% of our stock will be held by our current associates.

                              OUR GROWTH STRATEGY

    Our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human resources challenges. We plan to pursue growth by:

    - expanding our relationships with existing clients by identifying and serving their growing needs for integrated HR services throughout the world;

    - creating innovative eHR-TM- programs for delivering HR services to our clients;

    - developing new client relationships by capitalizing on our recognized brand name, reputation for quality service, extensive and widely-cited research studies and eHR-TM- methods for implementing HR programs; and

    - pursuing strategic acquisitions that will expand our human capital consulting capabilities and provide us with additional geographic execution capabilities.

                                  THE OFFERING

Class A common stock offered:

  By Watson & Wyatt & Company Holdings..................  104,285 shares
  By selling shareholders...............................  2,845,715 shares

Common stock to be outstanding after this offering: (a)
  Class A...............................................  9,390,000 shares
  Class B-1.............................................  10,398,640 shares
  Class B-2.............................................  13,244,355 shares
    Total...............................................  33,032,995 shares (b)

NYSE symbol.............................................  WW
Risk Factors............................................  See "Risk Factors" for a discussion of factors you should carefully consider
                                                          before deciding to invest in shares of our
                                                          common stock.
Use of proceeds.........................................  We estimate the net proceeds to us from this offering to be approximately $1.7
                                                          million. We expect to use these net
                                                          proceeds for general corporate purposes.
                                                          We will not receive any proceeds from the
                                                          sale of the class A common stock by the
                                                          selling shareholders.

    UNLESS WE SPECIFICALLY STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

(a) Our class A common stock, class B-1 common stock and class B-2 common stock are identical except for the transfer restrictions applicable to the class B-1 and class B-2 common stock.

(b) The number of shares of common stock to be outstanding after the offering excludes: (1) options to purchase 1,765,674 shares of class A common stock outstanding on May 31, 2001, at a weighted average exercise price of $13.15 per share, of which 5,390 are currently exercisable; and (2) shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our long-term incentive plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

                                                                                       NINE MONTHS ENDED
                                                       YEAR ENDED JUNE 30,                 MARCH 31,
                                                ----------------------------------   ---------------------
                                                   1998        1999        2000        2000        2001
CONSOLIDATED STATEMENT OF OPERATIONS DATA: (A)  ----------   ---------   ---------   ---------   ---------
                                                                                          (UNAUDITED)
Continuing Operations:
Revenue...................................      $ 512,660    $556,860    $624,583    $456,236    $515,819
Costs of providing services:
  Salaries and benefits...................        268,611     298,915     332,339     246,624     274,917 (d)
  Stock incentive bonus plan (b)..........             --      22,610      30,283      23,200          --
  Non recurring compensation charge related to
    formula book value change (c).........         69,906          --          --          --          --
  Professional and subcontracted services...       49,907      47,863      49,608      34,009      40,558
  Other expenses..........................        165,593     164,494     181,573     132,400     150,156
                                                ---------    --------    --------    --------    --------
Income (loss) from operations.............      $ (41,357)   $ 22,978    $ 30,780    $ 20,003    $ 50,188
                                                =========    ========    ========    ========    ========
Income (loss) before income taxes and minority
  interest................................      $ (42,966)   $ 23,800    $ 33,843    $ 22,592    $ 54,543
                                                =========    ========    ========    ========    ========
Income (loss) from continuing operations...     $ (56,212)   $ 12,135    $ 18,533    $ 12,118    $ 30,987
Discontinued operations (e)...............        (69,906)      8,678          --          --          --
                                                ---------    --------    --------    --------    --------
Net Income (loss).........................      $(126,118)   $ 20,813    $ 18,533    $ 12,118    $ 30,987
                                                =========    ========    ========    ========    ========
EARNINGS (LOSS) PER SHARE: (F)
Continuing operations, diluted............      $   (1.64)   $   0.40    $   0.62    $   0.40    $   0.97
Net income, diluted.......................      $   (3.67)   $   0.68    $   0.62    $   0.40    $   0.97
Weighted average shares outstanding,
  diluted.................................         34,340      30,430      30,000      30,102      32,028

                                                               AS OF MARCH 31, 2001
                                                              -----------------------
                                                                    (UNAUDITED)
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 46,327     $ 48,043
Net working capital.........................................    76,827       78,566
Total assets................................................   353,095      354,811
Total shareholders' equity..................................   106,332      108,072

------------

(a) The operating performance we have reported since the completion of our initial public offering, as reflected in the results for the nine months ended March 31, 2001, is not comparable to the income we reported in prior periods as an employee-owned company. Our results as an employee-owned company were significantly impacted by the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under the now-discontinued stock incentive bonus plan, described in more detail in footnote (b) below; and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the redemption price at which we sold and repurchased our restricted common stock in transactions with our associates prior to the initial public offering, described in more detail in footnote (c) below.

   We believe that our results of operations in fiscal years 1998, 1999, 2000 and the nine months ended March 31, 2000 are more comparable to, and a better indication of, our performance after the initial public offering if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. The loss before income taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million without the non-recurring compensation charge. The income before income taxes and minority interest of $23.8 million for fiscal year 1999, $33.8 million for fiscal year 2000 and $22.6 million for the nine months ended March 31, 2000 would have improved by $22.6 million, $30.3 million, and $23.2 million respectively, if bonuses were accrued under the compensation structure we adopted as a publicly-traded company. Income before income taxes and minority interest from continuing operations for the three years ended June 30, 1998, 1999, 2000 and the nine months ended
    March 31, 2000 would have been $26.9 million, $46.4 million, $64.1 million and $45.8 million, respectively. There were no stock incentive bonus plan charges during the nine months ended March 31, 2001.

(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our associate shareholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. These amounts were accrued in the fiscal year to which they related and paid in the following fiscal year. Following the initial public offering, we terminated the stock incentive bonus plan and replaced it with equity-based incentive plans more customary to publicly-traded companies, such as the Watson
    Wyatt & Company Holdings 2000 Long Term Incentive Plan which provides for non-qualified stock options. In March 2001 our board of directors approved the creation of an employee stock purchase plan for all associates and a restricted stock program for senior associates. The proposed stock purchase plan and restricted stock program will be implemented for fiscal 2002, subject to approval by a majority of shareholders at the annual shareholders' meeting currently scheduled for November 2001.

(c) Prior to our initial public offering in October 2000, as an employee-owned company without a public trading market, we sold and repurchased shares of our redeemable common stock in transactions with our associate shareholders at a formula book value, or redemption price, calculated in accordance with our bylaws and based, in part, on the book value of the company. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the redemption value of our redeemable common stock. This change eliminated from the calculation the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.

(d) In the nine-month period ended March 31, 2001 we incurred a pre-tax charge of $3.5 million resulting from agreements made with our associate shareholders related to our initial public offering.

(e) As discussed in footnotes (a) and (c) above, in the third quarter of fiscal year 1998 we discontinued our benefits administration outsourcing business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal year 1998 also includes the operating losses of the benefits administration outsourcing business prior to its discontinuation, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the benefits administration outsourcing business.

(f) The earnings per share amounts for fiscal years 1998, 1999, 2000 and the nine months ended March 31, 2000 have been restated to reflect the corporate reorganization and two-for-one share conversion that took place in conjunction with our initial public offering, as if each was effective at the beginning of each period.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTS THAT AFFECT US.

    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

WE MUST CONTINUE TO RECRUIT AND RETAIN QUALIFIED CONSULTANTS; OUR FAILURE TO DO SO COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE SUCCESSFULLY.

    Our continued success and future growth depend heavily upon our ability to attract and retain enough highly skilled and motivated consultants. We must meet these human capital requirements if we are to deliver our sophisticated and technical services to our clients. We compete against many companies with greater financial resources both within our industry and in other industries to attract these qualified individuals. Our failure to recruit and retain adequate talent could reduce our competitive strength and lead to a deterioration of our business.

    This competition for personnel may adversely affect our profitability. We can give no assurance that we will be able to generate sufficient revenue to offset any additional personnel costs. We also cannot guarantee that we will be successful in hiring enough consultants to continue our growth.

CHANGES IN OUR COMPENSATION PROGRAMS COULD IMPAIR OUR ABILITY TO RETAIN CONSULTANTS.

    Historically, our compensation programs have been principally cash based. We changed our compensation programs upon completion of our initial public offering by introducing stock options and discontinuing the payment of supplemental bonuses under our former stock incentive bonus plan. In March 2001, our board of directors approved changes to our compensation programs, including the creation of a restricted stock program for senior associates, subject to shareholder approval.

    These changes may adversely affect our ability to retain our consultants if our total compensation program is not perceived by our consultants to be competitive with those of other firms.

WE DEPEND ON OUR ASSOCIATES; THE LOSS OF KEY CONSULTANTS AND MANAGERS COULD DAMAGE OR RESULT IN THE LOSS OF CLIENT RELATIONSHIPS AND ADVERSELY AFFECT OUR BUSINESS.

    Our success largely depends upon the business generation capabilities and project execution skills of our consultants. In particular, our consultants' personal relationships with our clients are a critical element of obtaining and maintaining client engagements. Losing consultants and account managers who manage substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations.

    In addition, if any of our key consultants were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key consultants. Such hiring would not only result in our loss of key consultants but also could result in the loss of a client relationship or a new business opportunity.

COMPETITION COULD RESULT IN LOSS OF OUR MARKET SHARE THAT COULD REDUCE OUR PROFITABILITY.

    The markets for our principal services are highly competitive. Our competitors currently include other human resources consulting and actuarial firms, as well as the human resources consulting divisions of some public accounting, consulting and insurance firms. Several of our competitors have greater financial, technical, and marketing resources than we have, which could enhance their ability to respond more quickly to technological changes, finance acquisitions and fund internal growth. Also, the consulting practices of the large international accounting firms, or other competitors who have a larger presence than we do in particular markets, gain marketing advantages from their greater name recognition.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. New competitors or alliances among competitors could emerge and gain significant market share. In addition, some of our competitors may have or may develop a lower cost structure or superior services that gain greater market acceptance than the services that we offer or develop.

CLIENTS' CRITERIA FOR SELECTING CONSULTANTS MAY CHANGE.

    The ability to tailor services to clients' particular needs traditionally has been a key selection criterion among buyers of consulting services in our core businesses. However, these buyers' selection criteria may change and price could become a more significant factor, thereby adversely affecting our operating results.

DEMAND FOR OUR SERVICES MAY DECREASE FOR VARIOUS REASONS, INCLUDING A GENERAL ECONOMIC DOWNTURN OR A DECLINE IN A CLIENT'S OR AN INDUSTRY'S FINANCIAL CONDITION, THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    We can give no assurance that the demand for our services will continue to grow or that we will compete successfully with our existing competitors, new competitors or our clients' internal capabilities. Some of our clients may decide to develop or use their internal resources to satisfy their needs for some or all of the services that we provide. Our clients' demand for our services also may change based on their own needs and financial conditions. When economic downturns affect particular clients or industry groups, they frequently reduce their budgets for outside consultants, which could reduce the demand for our services and increase price competition.

    In addition, the demand for many of our core benefits services is affected by government regulation and taxation of employee benefits plans. This regulation and taxation drive our clients' needs for compliance-related services. Significant changes in tax or social welfare policy or regulations could lead some employers to discontinue their employee benefit plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

OUR CLIENTS GENERALLY MAY TERMINATE OUR SERVICES AT ANY TIME, WHICH COULD DECREASE ASSOCIATE UTILIZATION.

    Our clients generally may terminate our engagements at any time. If a client reduces the scope of or terminates the use of our services with little or no notice, our associate utilization will decline. In such cases, we must rapidly redeploy our associates to other engagements in order to minimize the potential negative impact on our financial performance. In addition, because much of our work is project based rather than recurring in nature, our associates' utilization depends on our ability to continually secure additional engagements.

MANY OF OUR ENGAGEMENTS, PARTICULARLY LONG-STANDING RELATIONSHIPS AND ENGAGEMENTS INVOLVING STANDARD ANNUAL ACTIVITIES, ARE NOT BASED ON WRITTEN AGREEMENTS, WHICH COULD RESULT IN DISPUTES WITH OUR CLIENTS.

    Many of our engagements, including the majority of those involving long-standing relationships or standard annual activities such as actuarial valuations, are not based on formal written agreements. In such cases, there is a greater risk of misunderstandings with our clients concerning the scope and terms of our engagement and our liability for unsatisfactory performance. Disputes could damage our client relationships and result in unanticipated costs and loss of revenue that could adversely affect our results of operations.

OUR FIXED FEE ENGAGEMENTS COULD HURT OUR FINANCIAL RESULTS IF NOT PROPERLY MANAGED.

    We enter into some of our engagements on a negotiated fixed-fee basis. If we do not properly negotiate the price and manage the performance of these engagements we might incur losses on individual engagements and our overall financial results would be adversely affected.

WE ARE SUBJECT TO MALPRACTICE CLAIMS ARISING FROM OUR WORK, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND BUSINESS.

    Professional service providers, including those in the human resources consulting industry, are increasingly subject to claims from their clients. Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services have brought and may bring lawsuits against us. The nature of our work, especially our actuarial services, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming, or data management errors.

    Clients have sought and may seek to hold us responsible for the financial consequences of these errors or variances. Given that we frequently work with large pension funds, relatively small percentage errors or variances could create significant dollar variances and claims for unfunded liabilities. In most cases, our exposure to liability on a particular engagement is substantially greater than the profit opportunity that the engagement generates for us. For example, possible claims might include:

    - a client's assertion that actuarial assumptions used in a pension plan were unreasonable, leading to plan underfunding;

    - a claim arising out of the use of inaccurate data, which could lead to an underestimation of plan liabilities; and

    - a claim that employee benefit plan documents were misinterpreted or plan amendments were misstated in plan documents, leading to overpayments to beneficiaries.

    Defending lawsuits arising out of any of our services has required and could require substantial amounts of management attention, which could affect their focus on operations, could adversely affect our financial performance and could result in increased insurance costs. In addition to defense costs and liability exposure, malpractice claims may produce negative publicity that could hurt our reputation and business. For a discussion of significant legal proceedings, please refer to "Legal Proceedings" on page 44.

OUR QUARTERLY REVENUES MAY FLUCTUATE WHILE OUR EXPENSES ARE RELATIVELY FIXED.

    Quarterly variations in our revenues and operating results occur as a result of a number of factors, such as:

    - the significance of client engagements commenced and completed during a quarter;

    - the seasonality of some specific types of services; in particular, retirement revenues are more heavily weighted toward the second half of the fiscal year when annual actuarial valuations are required to be completed for calendar year end companies and the related services are performed. In the HR Technologies Group, the distribution of work is concentrated at the end of the first fiscal quarter and through the second fiscal quarter as there is demand from our clients for assistance in updating systems and programs used in the annual re-enrollment of employees in benefit plans, such as flex plans. Much of the remaining business is project oriented and is thus influenced more by particular client needs and the availability of our workforce;

    - the number of business days in a quarter, associate hiring and utilization rates, the clients' ability to terminate engagements without penalty;

    - the size and scope of assignments;

    - the level of vacation and holidays taken by our associates; and

    - general economic conditions.

    Approximately 70-75% of our total operating expenses are relatively fixed, encompassing the majority of occupancy, communications and other expenses, general and administrative expenses, depreciation and amortization, and salaries and employee benefits excluding fiscal year-end incentive bonuses. Therefore, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results and could result in losses. Increases in the number of professional personnel that are not followed by corresponding increases in revenues could materially and adversely affect our operating results. Over the most recent ten fiscal quarters, income from continuing operations has fluctuated from $1.0 million to $13.3 million.

WE DEPEND ON WATSON WYATT PARTNERS FOR OUR BRAND IN THE EUROPEAN MARKET AND COULD LOSE OUR POSITION IN EUROPE IF OUR ALLIANCE AGREEMENTS WERE TO TERMINATE.

    Since 1995 we have marketed our services globally with Watson Wyatt Partners as Watson Wyatt Worldwide. Under our alliance agreements with Watson Wyatt
Partners:

    - we operate in North America, Latin America and Asia-Pacific;

    - Watson Wyatt Partners operates in the United Kingdom and Ireland;

    - Watson Wyatt Holdings (Europe) Limited, of which we own a 25% minority interest, operates in continental Europe.

    The alliance agreements with Watson Wyatt Partners generally restrict each party's ability to enter into each other's geographic markets. If the alliance agreements were to terminate, we could lose our position in Europe, which could interrupt our global development and impair our ability to deliver services seamlessly to clients throughout the world.

TERMINATION OF OUR RELATIONSHIP WITH WATSON WYATT PARTNERS COULD RESULT IN A NAME CHANGE.

    The alliance agreements set forth the rights we or Watson Wyatt Partners have to buy each other out of our respective interests in each other's firm and in Watson Wyatt Holdings (Europe) Limited in the event either of us becomes affiliated with a competitor. A termination of our alliance with Watson Wyatt Partners could precipitate a name change, which could result in confusion in our markets.

OUR INTERNATIONAL OPERATIONS PRESENT SPECIAL RISKS THAT COULD NEGATIVELY AFFECT OUR BUSINESS.

    We conduct a portion of our business from offices outside the United States. This subjects us to foreign financial and business risks, which could arise in the event of:

    - unusual currency exchange rate fluctuations;

    - unexpected increases in taxes;

    - new regulatory requirements and/or changes in policies and local laws that materially affect the demand for our services or directly affect our foreign operations;

    - unusual and unexpected monetary exchange controls;

    - the impact of unusually severe or protracted recessions in foreign economies; and

    - civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

    Any of these factors could have an adverse effect on our results of operations.

OPERATIONAL READINESS OF OUR GLOBAL ADMINISTRATIVE INFRASTRUCTURE MIGHT NOT BE AS COMPLETE AS REQUIRED TO MANAGE INTERNATIONAL OPERATIONS EFFECTIVELY.

    The management of geographically dispersed operations requires substantial management resources, resulting in significant ongoing expense. We have not fully integrated all of our global operations from an administrative and reporting standpoint. We are developing and implementing additional systems and management reporting to help us manage our global operations, but we cannot predict when these systems will be fully operational or how successful they will be.

OUR BUSINESS FACES RAPID TECHNOLOGICAL CHANGE AND OUR FAILURE TO RESPOND TO THIS CHANGE QUICKLY COULD ADVERSELY AFFECT OUR BUSINESS.

    Increasingly, to remain competitive in our practice areas, we must identify and offer the most current technologies and methodologies. This is particularly true of our HR Technologies Group in which our success largely depends upon our ability to quickly absorb and apply technological advances in both generic applications and, particularly, those which are specifically required to deliver employee benefits services. In some cases, significant technology choices and investments are required. If we do not respond correctly, quickly, or in a cost-effective manner, our business and operating results might be harmed.

    The effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses and, in some cases, to implement them globally. If we cannot offer new technologies as quickly or effectively as our competitors, we could lose market share. We also could lose market share if our competitors develop more cost-effective technologies than we offer or develop.

OUR HR TECHNOLOGIES GROUP HAS PROJECT-RELATED RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    Our HR Technologies Group develops and implements computer software and systems for clients. In securing or carrying out these engagements, we may encounter inadequate project scope definitions, unforeseen technological and systems integration problems, unanticipated costs, failures to meet contractual performance objectives, and other business risks. If we are not successful in defining, pricing and executing these assignments as planned, we may incur financial losses.

LIMITED PROTECTION OF OUR PROPRIETARY EXPERTISE, METHODOLOGIES AND SOFTWARE COULD HARM OUR BUSINESS.

    We cannot guarantee that trade secret, trademark, and copyright law protections are adequate to deter misappropriation of our confidential information. Moreover, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights. If associates or third parties misappropriate our proprietary information, our business could be harmed. Redressing infringements also may consume significant management time and financial resources.

OUR CURRENT ASSOCIATES WILL OWN APPROXIMATELY 66% OF OUR STOCK, AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OTHER SHAREHOLDERS.

    Prior to this offering, our current associates owned approximately 73% of our outstanding capital stock. After this offering, these associates will own approximately 66%. As a result, our associates will continue to be able to elect the board of directors and generally determine the outcome of any proposed corporate transaction or other matter submitted to shareholders for their vote. Our associates' interests in these matters might differ from those of our non-associate shareholders.

CHANGE IN ASSOCIATE OWNERSHIP COULD ADVERSELY AFFECT OUR FIRM CULTURE.

    Historically, we have been predominantly owned by our associates. As owners, our associates have traditionally been able to influence the direction of the firm, which promotes an entrepreneurial spirit and motivates individual performance. The class B stock owned by our associates has transfer restrictions, which will expire in October 2001 and October 2002. As these transfer restrictions expire and our associates' stock becomes transferable, associate ownership may decline. A decline in associate ownership and an increase in non-associate influence could lower morale which could, in turn, adversely affect our business operations.

WE HAVE VARIOUS MECHANISMS IN PLACE THAT MAY PREVENT A CHANGE IN CONTROL THAT A SHAREHOLDER MIGHT FAVOR.

    Our certificate of incorporation and bylaws contain provisions that might discourage, delay or prevent a change in control that a shareholder might favor. Our certificate of incorporation and/or bylaws:

    - authorize the issuance of preferred stock without fixed characteristics that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;

    - classify our board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

    - provide that only the president or our board may call a special meeting of shareholders;

    - prohibit shareholder action by written consent, which requires all actions to be taken at a meeting of the shareholders;

    - provide that vacancies on our board of directors, including new directorships, may be filled only by the directors then in office;

    - require super-majority voting for the shareholders to amend our bylaws, the classified board and other provisions of our certificate of incorporation; and

    - prohibit a shareholder from presenting a proposal or director nomination at an annual meeting unless the shareholder provides us with sufficient advance notice.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO BE VOLATILE AFTER THIS OFFERING, AND THE VALUE OF YOUR INVESTMENT MAY DECLINE.

    The market price of our common stock has been volatile since our
October 2000 initial public offering and may continue to be volatile after this offering. This volatility may cause wide fluctuations in the price of our common stock on the New York Stock Exchange. The market price is likely to be affected by:

    - changes in general conditions in the economy or the financial markets;

    - variations in our quarterly operating results;

    - changes in financial estimates by securities analysts;

    - other developments affecting us, our industry, customers or competitors;

    - the operating and stock price performance of companies that investors deem comparable to us; and

    - the number of shares available for resale in the public markets under applicable securities laws.

    The entire stock market has experienced significant volatility in recent months. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after this offering.

ADDITIONAL SHARES BECOMING AVAILABLE FOR SALE UNDER OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK.

    Transfer restrictions on the class B common stock expire in October 2001 and October 2002. As the transfer restrictions on the class B common stock expire, those shares automatically will convert into shares of class A common stock that will be eligible for sale in the public market. The class B shares are owned largely by our current associates, and these persons might want to sell their class A common shares in the public market immediately after the transfer restrictions expire, subject in the case of affiliates, to the restrictions of Rule 144 under the Securities Act of 1933. Substantial sales after the transfer restrictions expire could adversely affect the market value of the class A common stock and the value of your shares.

    In conjunction with our initial public offering, we entered into agreements providing for additional staggered transfer restrictions of up to four years, beginning from October 2000 and subject to specified exceptions, with shareholders holding approximately 35% of our common stock at that time.

    The following table identifies the number of additional class A shares that we will issue upon the automatic conversion of class B shares when the 12 and 24 month transfer restrictions expire and those that will be eligible for resale:

                                         10/16/2001     10/16/2002      10/16/2003      10/16/2004
                                        ------------   -------------   -------------   -------------
Class B Shares Eligible for Conversion
  to Class A Shares...................  10.4 million    13.2 million              --              --
Class A Shares Eligible for Resale....   7.9 million    10.3 million     2.7 million     2.7 million

    In conjunction with this offering, the board has waived the transfer restrictions applicable to our class B-1 common stock to permit the conversion of class B-1 common stock to class A common stock for resale in this offering. We cannot guarantee that in the future, our board of directors will not waive transfer restrictions related to any common stock held by our current and former associates.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements and other forward-looking statements in this filing by words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue," or similar words. You should read these statements carefully because they contain projections of our future results of operations or financial condition, or state other "forward-looking" information. This prospectus also contains third-party estimates regarding the size and growth of markets.

    The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the results reflected in these forward-looking statements. Such factors include, but are not limited to our continued ability to recruit and retain highly qualified associates, outcomes of litigation, a significant decrease in the demand for the consulting services we offer as a result of changing economic conditions or other factors, actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms, regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under "Risk Factors." These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature.

                               USE OF TERMINOLOGY

    References in this prospectus to "Watson Wyatt," "we," "our" and "us" refer to Watson Wyatt & Company Holdings and its subsidiaries. References to "Watson Wyatt Holdings" refer to Watson Wyatt & Company Holdings. We refer to our employees as associates.

    In conjunction with the initial public offering and the related corporate reorganization in October 2000, Watson Wyatt & Company was merged with a wholly-owned subsidiary of Watson Wyatt Holdings to become a wholly-owned, principal operating subsidiary of Watson Wyatt Holdings. Prior to that corporate reorganization, Watson Wyatt & Company was the parent company.

    Watson Wyatt Worldwide is the name of our global alliance with Watson Wyatt Partners.

    Watson Wyatt Holdings files annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to the initial public offering, Watson Wyatt & Company filed reports and other information with the SEC. SEC filings for both companies are available at the SEC's web site at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago at Suite 400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our web site is at www.watsonwyatt.com. The information contained on our web site is not incorporated in this prospectus.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 104,285 shares of class A common stock offered by us at a price of $22.00 per share will be approximately
$1.7 million, after deducting the net costs of underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of common stock by the selling shareholders. We intend to use the net proceeds from the offering for general corporate purposes. We intend to invest the proceeds in short-term high-grade interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    Our class A common stock began trading on the New York Stock Exchange under the symbol WW on October 11, 2000. Prior to that time, there was no trading market for our common stock. The following table sets forth for the periods indicated the high and low closing sales price of our common stock on the NYSE.

                                                               HIGH       LOW
                                                             --------   --------
Fiscal Year Ending June 30, 2001:
  Second Quarter (beginning October 11, 2000)..............   $23.50     $16.00
  Third Quarter............................................   $24.00     $15.60
  Fourth Quarter (through June 21, 2001)...................   $25.01     $14.81

    The market price for our common stock is volatile and fluctuates in response to a number of factors. See "Risk Factors."

                                DIVIDEND POLICY

    We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

    The following table presents our consolidated net cash position and total capitalization as of March 31, 2001 on an actual basis and on an as adjusted basis to reflect the sale of 104,285 shares of class A common stock being offered in this offering by us at a price of $22.00 per share, the automatic conversion of all class B-1 common stock sold by the selling shareholders in the offering to class A common stock, and the application of the estimated net proceeds to us from the offering.

    You should read the following capitalization data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

                                                               AS OF MARCH 31, 2001
                                                              -----------------------
                                                                    (UNAUDITED)
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Cash and cash equivalents...................................  $ 46,327     $ 48,043
                                                              ========     ========
Note payable and book overdrafts............................        23           --
                                                              ========     ========

Shareholders' equity:
Preferred stock (no par value per share, 1,000,000 shares
  authorized; no shares issued).............................        --           --
Class A common stock ($0.01 par value per share, 69,000,000
  shares authorized; 6,440,000 shares issued and
  outstanding; 9,390,000 shares issued and outstanding, as
  adjusted).................................................        64           94
Class B-1 common stock ($0.01 par value per share;
  15,000,000 shares authorized; 13,244,355 shares issued and outstanding; 10,398,640 shares issued and outstanding, as
  adjusted).................................................       132          104
Class B-2 common stock ($0.01 par value per share;
  15,000,000 shares authorized; 13,244,355 shares issued and outstanding; 13,244,355 shares issued and outstanding, as
  adjusted).................................................       132          132
Additional paid in capital..................................   144,807      146,545
Retained deficit............................................   (33,342)     (33,342)
Cumulative translation adjustment (other comprehensive
  loss).....................................................    (5,461)      (5,461)
                                                              --------     --------
Total shareholders' equity..................................   106,332      108,072
                                                              --------     --------
Total capitalization........................................  $106,332     $108,072
                                                              ========     ========

    The table above excludes 1,742,880 shares of class A common stock issuable upon the exercise of stock options outstanding as of March 31, 2001, at a weighted average exercise price of $12.97 per share, of which 5,390 are currently exercisable.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of Watson Wyatt should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The balance sheet data as of June 30, 1999 and 2000 and the statement of operations data for the years ended June 30, 1998, 1999 and 2000 have been derived from the consolidated financial statements for such years, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of June 30, 1996, 1997 and 1998 and the statement of operations data for the years ended June 30, 1996 and 1997 are derived from the audited consolidated financial statements for such years that have been restated to reflect our discontinued operations.

    The consolidated financial data as of and for the nine months ended
March 31, 2000 and 2001 have been derived from our unaudited consolidated financial statements, which management believes include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the nine months ended March 31, 2001 are not necessarily indicative of results that may be achieved for the full year.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

                                                                                                                  NINE
                                                                                                                 MONTHS
                                                                YEAR ENDED JUNE 30,                          ENDED MARCH 31,
                                             ----------------------------------------------------------   ---------------------
                                               1996        1997         1998        1999        2000        2000        2001
                                             ---------   ---------   ----------   ---------   ---------   ---------   ---------
                                                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA: (A)
Revenue....................................  $475,298    $486,502    $ 512,660    $556,860    $624,583    $456,236    $515,819
Costs of providing services:
    Salaries and employee benefits.........   250,103     252,302      268,611     298,915     332,339     246,624     274,917 (d)
    Stock incentive bonus plan (b).........        --          --           --      22,610      30,283      23,200          --
    Non recurring compensation charge (c)..        --          --       69,906          --          --          --          --
    Professional and subcontracted
      services.............................    42,450      48,827       49,907      47,863      49,608      34,009      40,558
    Occupancy, communications and other....    84,203      96,026 (e)    88,840     92,668     100,099      73,284      81,200
    General and administrative expenses....    38,656      45,696       51,759      56,578      63,596      44,116      50,781
    Depreciation and amortization..........    25,541      22,094       24,994      15,248      17,878      15,000      18,175
                                             --------    --------    ---------    --------    --------    --------    --------
                                              440,953     464,945      554,017     533,882     593,803     436,233     465,631
                                             --------    --------    ---------    --------    --------    --------    --------
Income (loss) from operations..............    34,345      21,557      (41,357)     22,978      30,780      20,003      50,188
Other:
    Interest income........................     1,441       1,462          901         944       1,823       1,484       2,025
    Interest expense.......................      (930)     (1,506)      (2,768)     (2,646)     (1,876)     (1,519)     (1,331)
Income (loss) from affiliates..............      (820)        105          258       2,524       3,116       2,624       3,661
                                             --------    --------    ---------    --------    --------    --------    --------
Income (loss) before income taxes and
  minority interest........................    34,036      21,618      (42,966)     23,800      33,843      22,592      54,543
Provision for income taxes.................    14,071       9,070       13,134      11,448      15,195      10,641      23,399
                                             --------    --------    ---------    --------    --------    --------    --------
Income (loss) before minority interest.....    19,965      12,548      (56,100)     12,352      18,648      11,951      31,144
Minority interest in net (income) loss of
  consolidated subsidiaries................      (130)       (167)        (112)       (217)       (115)        167        (157)
                                             --------    --------    ---------    --------    --------    --------    --------
Income (loss) from continuing operations...    19,835      12,381      (56,212)     12,135      18,533      12,118      30,987
Discontinued operations, net (f)...........   (10,480)    (11,483)     (69,906)      8,678          --          --          --
                                             --------    --------    ---------    --------    --------    --------    --------
Net income (loss)..........................  $  9,355    $    898    $(126,118)   $ 20,813    $ 18,533    $ 12,118    $ 30,987
                                             ========    ========    =========    ========    ========    ========    ========
EARNINGS (LOSS) PER SHARE (G):
Continuing operations, diluted.............  $   0.54    $   0.36    $   (1.64)   $   0.40    $   0.62    $   0.40    $   0.97
Net income, diluted........................  $   0.25    $   0.03    $   (3.67)   $   0.68    $   0.62    $   0.40    $   0.97
Weighted average shares of Common Stock,
  diluted..................................    37,032      34,876       34,340      30,430      30,000      30,102      32,028

                                                                                                                       AS OF
                                                                             AS OF JUNE 30,                          MARCH 31,
                                                        ---------------------------------------------------------   -----------
                                                          1996        1997        1998        1999        2000         2001
BALANCE SHEET DATA:                                     ---------   ---------   ---------   ---------   ---------   -----------
                                                                                                                    (UNAUDITED)
Cash and cash equivalents.............................  $ 21,694    $ 26,257    $ 13,405    $ 35,985    $ 41,410     $ 46,327
Net working capital...................................    18,788      21,307      23,748      11,692      16,177       76,827
Total assets..........................................   320,819     331,778     268,310     313,960     329,960      353,095
Note payable..........................................        --          --       9,000          --          --           23
Redeemable common stock...............................    90,214      96,091      96,296     107,631     115,480           --
Total shareholders' equity (deficit) (h)..............    (5,832)    (12,205)    (84,510)    (74,351)    (74,269)     106,332
Shares outstanding....................................    36,524      36,260      31,834      32,224      29,610       32,929

------------

(a) The operating performance we have reported since the completion of our initial public offering, as reflected in the results for the nine months ended March 31, 2001, is not comparable to the income we reported in prior periods as an employee-owned company. Our results as an employee-owned company were significantly impacted by the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under the now-discontinued stock incentive bonus plan, described in more detail in footnote (b) below; and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the redemption price at which we sold and repurchased our restricted common stock in transactions with our associates prior to the initial public offering, described in more detail in footnote (c) below.

   We believe that our results of operations in fiscal years 1998, 1999, 2000 and the nine months ended March 31, 2000 are more comparable to, and a better indication of, our performance after the initial public offering if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. The loss before income taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million without the non-recurring compensation charge. The income before income taxes and minority interest of $23.8 million for fiscal year 1999, $33.8 million for fiscal year 2000 and $22.6 million for the nine months ended March 31, 2000 would have improved by $22.6 million, $30.3 million, and $23.2 million respectively, if bonuses were accrued under the compensation structure we adopted as a publicly-traded company. Income before income taxes and minority interest from continuing operations for the three years ended June 30, 1998, 1999, 2000 and the nine months ended
    March 31, 2000 would have been $26.9 million, $46.4 million, $64.1 million and $45.8 million, respectively. There were no stock incentive bonus plan charges during the nine months ended March 31, 2001.

(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our associate shareholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. These amounts were accrued in the fiscal year to which they related and paid in the following fiscal year. Following the initial public offering, we terminated the stock incentive bonus plan and replaced it with equity-based incentives more customary to publicly traded companies, such as the Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan which provides for non-qualified stock options. In March 2001 our Board of Directors approved the creation of an employee stock purchase plan for all associates and a restricted stock program for senior associates. The proposed stock purchase plan and restricted stock program will be implemented for fiscal 2002 subject to approval by a majority of shareholders at the annual shareholders' meeting currently scheduled for November 2001.

(c) Prior to our initial public offering in October 2000, as an employee-owned company without a public trading market, we sold and repurchased shares of our redeemable common stock in transactions with our associate shareholders at a formula book value, or redemption price, calculated in accordance with our bylaws and based, in part, on the book value of the company. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the redemption value of our redeemable common stock. This change eliminated from the calculation the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.

(d) In the nine-month period ended March 31, 2001 we incurred a pre-tax charge of $3.5 million resulting from agreements made with our associate shareholders related to our initial public offering.

(e) Results of operations for fiscal year 1997 were reduced by a $12.1 million sublease loss due to the relocation of the corporate and one operating office.

(f) As discussed in footnotes (a) and (c) above, in the third quarter of fiscal year 1998 we discontinued our benefits administration outsourcing business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal year 1998 also includes the operating losses of the benefits administration outsourcing business prior to its discontinuation, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the benefits administration outsourcing business.

(g) The earnings per share amounts for fiscal years 1998, 1999, 2000 and the nine months ended March 31, 2000 have been restated to reflect the corporate reorganization and two-for-one share conversion that took place in conjunction with our initial public offering, as if each was effective at the beginning of each period.

(h) The increase in total shareholders' deficit from June 30, 1997 to June 30, 1998 includes the discontinued operations charge of $69.9 million mentioned in note (f) above. The increase in shareholders' (deficit) equity from June 30, 2000 to March 31, 2001 reflects the reclassification of the redeemable common stock to common stock within the shareholders' equity section of the balance sheet as a result of the corporate reorganization that took place in conjunction with the initial public offering, the net proceeds from the initial public offering, as well as results for the nine months ended March 31, 2001.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Watson Wyatt is a global provider of human capital consulting services. We provide services in three principal practice areas: Benefits, HR Technologies and Human Capital Consulting. We operate from 62 offices in 18 countries throughout North America, Asia-Pacific and Latin America. We also operate through our affiliates in Europe. Our principal affiliates are Watson Wyatt Partners which conducts operations in the United Kingdom and Ireland, and in which we hold a 10% interest in a defined distribution pool, and Watson Wyatt Holdings (Europe) Limited, a holding company through which we conduct continental European operations. We own 25% of Watson Wyatt Holdings (Europe) Limited and Watson Wyatt Partners owns the remaining 75%.

    We operate globally as an alliance with our affiliates. However, the revenues and operating expenses in the Consolidated Statements of Operations reflect solely the results of operations of Watson Wyatt. Our share of the results of our affiliates, recorded using the equity method of accounting is reflected in the "Income from affiliates" line.

    We derive substantially all of our revenue from fees for consulting services, which generally are billed at standard hourly rates or on a fixed-fee basis; management believes the approximate percentages are 60% and 40%, respectively. Clients are typically invoiced on a monthly basis with revenue recognized as services are performed. For the most recent three fiscal years, revenue from U.S. consulting operations have comprised approximately 80% of consolidated revenue. No single client accounted for more than 5% of our consolidated revenue for any of the most recent three fiscal years.

    In delivering consulting services, our principal direct expenses relate to compensation of personnel. Salaries and employee benefits are comprised of wages paid to associates, related taxes, benefit expenses such as pension, medical and insurance costs and fiscal year-end incentive bonuses. In addition, professional and subcontracted services represent fees paid to external service providers for legal, marketing and other services, approximately 50% of which are specifically reimbursed by our clients at cost and included in revenue.

    Occupancy, communications and other expenses represent expenses for rent, utilities, supplies and telephone to operate office locations as well as non-client-reimbursed travel by associates, publications and professional development. General and administrative expenses include the operational costs and professional fees paid by corporate management, general counsel, marketing, human resources, finance, research and technology support.

    Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. In fiscal years 1999 and 2000, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our associate shareholders pursuant to our stock incentive bonus plan in an amount representing all income in excess of a targeted amount. The supplemental bonus compensation pursuant to our stock incentive bonus plan accrued in fiscal year 1999 and fiscal year 2000 was paid in January 2000 and 2001, respectively. We terminated the stock incentive bonus plan in conjunction with our initial public offering and replaced it with equity-based incentives.

    Options to purchase our common stock were granted in conjunction with our initial public offering, under the Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan. More recently, in March 2001, the board of directors approved the creation of an employee stock purchase plan for all associates and a restricted stock program for senior associates. The proposed stock purchase plan and restricted stock program will be implemented for fiscal

2002, subject to approval by a majority of shareholders at the annual shareholders' meeting currently scheduled for November 2001.

    During the third quarter of fiscal year 1998, we elected to exit the benefits administration outsourcing business and to end our participation in Wellspring Resources, LLC, a joint venture that we had formed in 1996 with State Street Bank and Trust Company in order to focus our management attention and corporate resources on our core consulting business. The $69.9 million after-tax charge that we recorded in connection with our exit from this business reduced our book value and, as such, would have reduced the redemption value of our redeemable common stock. We altered the formula for calculating the redemption value of our common stock to eliminate the effect of the $69.9 million charge. This change in the formula resulted in an additional one-time, non-cash compensation charge of $69.9 million in fiscal year 1998.

    Due to the stock incentive bonus plan and non-cash compensation charge related to the change in stock redemption price described above, the income we reported for fiscal years 1998, 1999, 2000 and the nine months ended March 31, 2000 as an employee-owned company is not comparable to the income and operating performance we have reported since our initial public offering because we have eliminated the stock incentive bonus plan and no longer have redeemable common stock. The continuing operations loss before income taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million without the non-recurring compensation charge. The continuing operations income before income taxes and minority interest of $23.8 million for fiscal year 1999, $33.8 million for fiscal year 2000 and $22.6 million for the nine months ended March 31, 2000 would have improved by $22.6 million, $30.3 million, and $23.2 million, respectively, if bonuses were accrued under the compensation structure management adopted since the initial public offering. Income before income taxes and minority interest from continuing operations for the three years ended June 30, 1998, 1999 and 2000 and the nine months ended March 31, 2000 would have been $26.9 million, $46.4 million, $64.1 million and $45.8 million, respectively. There were no stock incentive bonus plan charges during the nine months ended March 31, 2001.

RESULTS OF OPERATIONS

    The following table sets forth Consolidated Statement of Operations data as a percentage of revenue for the periods indicated.

                                                                                     NINE MONTHS
                                                   YEAR ENDED JUNE 30,             ENDED MARCH 31,
                                             --------------------------------    --------------------
                                               1998        1999        2000        2000        2001
                                             --------    --------    --------    --------    --------
                                                                                     (UNAUDITED)
Revenue....................................   100.0%      100.0%      100.0%      100.0%      100.0%
Costs of providing services:
  Salaries and employee benefits...........    52.4        53.7        53.2        54.1        53.4
  Stock incentive bonus plan...............      --         4.1         4.9         5.1          --
  Non recurring compensation charge........    13.7          --          --          --          --
  Professional and subcontracted services..     9.7         8.6         7.9         7.4         7.9
  Occupancy, communications and other......    17.3        16.7        16.0        16.1        15.7
  General and administrative expenses......    10.1        10.1        10.2         9.7         9.8
  Depreciation and amortization............     4.9         2.7         2.9         3.3         3.5
                                              -----       -----       -----       -----       -----
                                              108.1        95.9        95.1        95.7        90.3
                                              -----       -----       -----       -----       -----
Income (loss) from operations..............    (8.1)        4.1         4.9         4.3         9.7
Other:
  Interest income..........................     0.2         0.2         0.3         0.3         0.4
  Interest expense.........................    (0.6)       (0.5)       (0.3)       (0.3)       (0.3)
Income from affiliates.....................     0.1         0.5         0.5         0.6         0.7
                                              -----       -----       -----       -----       -----
Income (loss) before income taxes and
  minority interest........................    (8.4)        4.3         5.4         4.9        10.5
Provision for income taxes.................     2.5         2.1         2.4         2.3         4.5
                                              -----       -----       -----       -----       -----
Income (loss) before minority interest.....   (10.9)        2.2         3.0         2.6         6.0
Minority interest in net income of
  consolidated subsidiaries................      --          --          --          --          --
                                              -----       -----       -----       -----       -----
Income (loss) from continuing operations...   (10.9)        2.2         3.0         2.6         6.0
Discontinued outsourcing business, net.....   (13.7)        1.5          --          --          --
                                              -----       -----       -----       -----       -----
Net income (loss)..........................   (24.6)%      3.7%        3.0%        2.6%        6.0%
                                              =====       =====       =====       =====       =====

NINE MONTHS ENDED MARCH 31, 2001 COMPARED TO NINE MONTHS ENDED MARCH 31, 2000

    REVENUE

    Revenue from continuing operations was $515.8 million for the first nine months of fiscal year 2001, compared to $456.2 million for the first nine months of fiscal year 2000, an increase of $59.6 million, or 13%. This revenue growth was comprised of a $25.8 million, or 11% increase in our Benefits Group, a $13.8 million, or 23% increase in our HR Technologies Group, a $5.4 million, or 15% increase in our Human Capital Group, a $5.7 million, or 12% increase in International, comprised of Asia Pacific and Latin American operations, and a $7.6 million, or 16% increase in Other practice areas in North America. The revenue increase for the North American practices was mainly due to the realization of net rate increases, reflecting our continued focus on large value-added projects, to increased chargeable hours and to improved management of the scope of projects.

    SALARIES AND EMPLOYEE BENEFITS

    Salaries and employee benefit expenses for the first nine months of fiscal year 2001 were $274.9 million, compared to $246.6 million for the first nine months of fiscal year 2000, an increase of $28.3 million, or 11%. Salaries and employee benefit expenses for the nine months ended March 31, 2001 include the $3.5 million compensation charge we incurred resulting from agreements with our associate shareholders related to our initial public offering. The remaining increase was mainly due to a $24.8 million increase in compensation, which is partly the result of annual salary increases averaging 6%, coupled with an 8% increase in headcount. As a percentage of revenue, salaries and employee benefits decreased to 53.4% from 54.1%. The $3.5 million compensation charge mentioned above accounted for 0.7% of revenue for the nine-month period ended March 31, 2001.

    STOCK INCENTIVE BONUS PLAN

    The stock incentive bonus plan was discontinued in conjunction with our initial public offering. Accordingly, there was no accrued bonus under this plan for the nine months ended March 31, 2001.

    PROFESSIONAL AND SUBCONTRACTED SERVICES

    Professional and subcontracted services used in consulting operations were $40.6 million for the first nine months of fiscal year 2001, compared to $34.0 million for the first nine months of fiscal year 2000, an increase of $6.6 million, or 19%. The increase was mainly due to higher reimbursable services generated on behalf of clients of $3.1 million, a $2.5 million increase in our consulting office's use of resources from our national practice groups and charges of $1.6 million related to claims settlements, partially offset by lower professional services in our Canadian offices of $0.8 million. As a percentage of revenue, professional and subcontracted services increased to 7.9% from 7.4% due largely to higher reimbursable services generated on behalf of clients, and billed at cost.

    OCCUPANCY, COMMUNICATIONS AND OTHER

    Occupancy, communications and other expenses were $81.2 million for the first nine months of fiscal year 2001, compared to $73.3 million for the first nine months of fiscal year 2000, an increase of $7.9 million, or 11%. The increase was mainly due to a $3.7 million increase in rent expense, attributable to an increase in the amount of space required to support our expanding operations and higher real estate tax and operating expenses, a $1.8 million increase in travel expenses incurred in the first quarter of fiscal year 2001 relative to our annual leadership conference held in Europe this year, a $1.0 million investment in a strategic relationship, a $0.6 million increase in general office expenses which are evenly spread throughout our consulting offices and a $0.6 million increase in equipment rental expenses. As a percentage of revenue, occupancy, communications and other expenses decreased to 15.7% from 16.1%.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for the first nine months of fiscal year 2001 were $50.8 million, compared to $44.1 million for the first nine months of fiscal year 2000, an increase of $6.7 million, or 15%. The increase was mainly due to higher compensation of $3.9 million and higher professional services of $1.4 million, both of which are due to the planning and implementation of corporate initiatives involving knowledge management, systems infrastructure and human resources. The remainder of the increase can be attributed to increased insurance expenses of $0.8 million and higher travel and hotel costs of $0.7 million, which is mainly due to higher costs related to our annual client conference. As a percentage of revenue, general and administrative expenses increased slightly to 9.8% from 9.7%.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense for the first nine months of fiscal year 2001 was $18.2 million, compared to $15.0 million for the first nine months of fiscal year 2000, an increase of $3.2 million, or 21%. The variance is primarily due to increased additions to our capital base and an increase in amortization of intangibles, which is mainly due to recent acquisitions. As a percentage of revenue, depreciation and amortization expenses increased to 3.5% from 3.3% for the year to date period.

    INTEREST INCOME

    Interest income for the first nine months of fiscal year 2001 was $2.0 million, compared to $1.5 million for the first nine months of fiscal year 2000, an increase of $0.5 million, or 33%. The increase was attributable to interest earned on a higher average investment balance during the first nine months of fiscal year 2001, partially offset by the receipt of interest of $0.5 million related to a federal tax refund received during the first quarter of fiscal year 2000.

    INTEREST EXPENSE

    Interest expense for the first nine months of fiscal year 2001 was $1.3 million, compared to $1.5 million for the first nine months of fiscal year 2000, a decrease of $0.2 million, or 13%. The decrease is mainly due to lower borrowings against our line of credit, partially offset by fees associated with the amendment to our credit agreement due to our initial public offering.

    INCOME FROM AFFILIATES

    Income from affiliates for the first nine months of fiscal year 2001 was $3.7 million, compared to $2.6 million for the first nine months of fiscal year 2000, an increase of $1.1 million, or 42%. The variance in both periods is mainly due to improved operating income of Watson Wyatt Partners and Watson Wyatt Holdings (Europe).

    PROVISION FOR INCOME TAXES

    Income taxes for the first nine months of fiscal year 2001 were $23.4 million, compared to $10.6 million for the first nine months of fiscal year 2000. Our effective tax rate was 42.9% for fiscal year 2001 to date, compared to 47.1% for the fiscal year 2000 to date. The change was due to a decrease in operating losses of certain foreign affiliates, a decrease in non-deductible expenses and higher pre-tax earnings largely due to the elimination of the stock incentive bonus plan expense. Our effective tax rate was also affected by differing foreign tax rates in various jurisdictions. We record a tax benefit on foreign net operating loss carryovers and foreign deferred expenses only if it is more likely than not that a benefit will be realized.

    NET INCOME

    Net income for the first nine months of fiscal year 2001 was $31.0 million, compared to $12.1 million for the first nine months of fiscal year 2000, an increase of $18.9 million, or 156%. As a percentage of revenue, net income increased to 6.0% from 2.6%. The increase is mainly due to our revenue growth and the absence of the stock incentive bonus plan accrual in fiscal year 2001. Net income for the nine-month period ended March 31, 2001 includes the $3.5 million charge we incurred resulting from agreements with our associate shareholders related to our initial public offering.

FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1999

    REVENUE

    Revenue from continuing operations was $624.6 million in fiscal year 2000, compared to $556.9 million in the prior year, an increase of $67.7 million, or 12%. The principal lines of business, not all inclusive, showed the following trends: revenue for our Benefits Group was $334.3 million in fiscal year 2000, compared to $307.1 million in fiscal year 1999, an increase of $27.2 million, or 9%; revenue for our HR Technologies Group was $79.7 million in fiscal year 2000, compared to $66.3 million in fiscal year 1999, an increase of $13.4 million, or 20%; revenue for our Human Capital Group was $49.7 million in fiscal year 2000, compared to $41.0 million in fiscal year 1999, an increase of $8.7 million, or 21%; and revenue for our International operations was $67.8 million in fiscal year 2000, compared to $55.8 million in fiscal year 1999, an increase of $12.0 million or 21%. This revenue growth reflects also a $25.5 million, or 14% increase in revenue generated by our U.S. East region, a $21.2 million, or 14% increase in revenue generated by our U.S. Central region, a $5.6 million, or 8% increase in our U.S. West region, and a $2.2 million, or 4% increase in other North American regions. The revenue increase in the North American regions was due primarily to the realization of net billing rate increases, accounting for approximately $32.1 million, increased chargeable hours accounting for $10.2 million and improved management of the scope of projects, resulting in $12.2 million less net fee markdowns in fiscal year 2000 than in fiscal year 1999.

    SALARIES AND EMPLOYEE BENEFITS

    Salaries and employee benefit expenses for fiscal year 2000 were $332.3 million, compared to $298.9 million for the previous fiscal year, an increase of $33.4 million, or 11%. The increase was mainly due to a $22.4 million increase in compensation expenses, which is partly the result of annual salary increases averaging 5% and a 5% increase in headcount. The remainder of the difference was attributable to $7.5 million higher fiscal year-end bonuses and a $3.2 million increase in other employee benefits. As a percentage of revenues, salaries and employee benefits decreased to 53.2% from 53.7%. This decrease reflects the overall utilization of our operating personnel.

    STOCK INCENTIVE BONUS PLAN

    The accrued bonus under our stock incentive bonus plan for fiscal year 2000 was $30.3 million, compared to $22.6 million for fiscal year 1999, an increase of $7.7 million, or 34%. As a percentage of revenue, the accrued bonus under our stock incentive bonus plan increased to 4.9% from 4.1%. The amount of the bonus is at the discretion of our board of directors.

    PROFESSIONAL AND SUBCONTRACTED SERVICES

    Professional and subcontracted services used in consulting operations were $49.6 million for fiscal year 2000, compared to $47.9 million for fiscal year 1999, an increase of $1.7 million, or 4%. The increase was mainly due to a $2.5 million increase in international professional services, a $1.2 million actuarial and strategic consulting expense from a sub-contractor, and $0.9 million in non-compete payments, partially offset by lower reimbursable expenses incurred on behalf of clients of $2.3 million and a $1.0 million insurance claim. As a percentage of revenue, professional services decreased to 7.9% from 8.6%, due primarily to a reduction in the level of outside services specifically incurred for and reimbursed by clients.

    OCCUPANCY, COMMUNICATIONS AND OTHER

    Occupancy, communications and other expenses were $100.1 million for fiscal year 2000, compared to $92.7 million for fiscal year 1999, an increase of $7.4 million, or 8%. The increase was mainly attributable to the $3.0 million net gain from the sale of our defined contribution daily record-keeping software recognized in fiscal year 1999 which reduced expense, a $2.1 million increase in non-reimbursable travel expenses, an increase in rent expense of $1.0 million and a $0.5 million increase in telephone expenses. As a percentage of revenue, occupancy, communications and other expenses decreased to 16.0% from 16.7%, as we leveraged these expenses over a larger revenue base.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for fiscal year 2000 were $63.6 million, compared to $56.6 million for fiscal year 1999, an increase of $7.0 million, or 12%. The increase was mainly attributable to increased legal expenses of $2.2 million, increased professional services of $2.2 million, a $1.1 million, or 5% increase in base salaries and $1.2 million in higher non-client related travel expenses. As a percentage of revenue, general and administrative expenses increased slightly to 10.2% from 10.1%.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense for fiscal year 2000 was $17.9 million, compared to $15.2 million for fiscal year 1999, an increase of $2.7 million, or 18%. The increase was mainly due to a $1.4 million increase in computer hardware depreciation. The remaining increase was due primarily to higher computer software and furniture, fixtures and equipment purchases during fiscal year 2000, which account for $0.8 million of the increase, and an increase in amortization of intangibles of $0.3 million. As a percentage of revenue, depreciation and amortization expenses increased to 2.9% from 2.7%.

    INTEREST INCOME

    Interest income for fiscal year 2000 was $1.8 million, compared to $0.9 million for fiscal year 1999, an increase of $0.9 million, or 100%. The increase was attributable to the receipt of interest of $0.5 million related to a federal tax refund and to additional interest income of $0.4 million earned during the year on a higher average investment balance.

    INTEREST EXPENSE

    Interest expense for fiscal year 2000 was $1.9 million, compared to $2.6 million for fiscal year 1999, a decrease of $0.7 million, or 27%. On average, we borrowed less money against our revolving line of credit during fiscal year 2000 than in fiscal year 1999.

    INCOME FROM AFFILIATES

    Income from affiliates for fiscal year 2000 was $3.1 million, compared to $2.5 million for fiscal year 1999, an increase of $0.6 million, or 24%. The increase reflects improvement in business operations by our affiliates in Continental Europe and strong business performance by our United Kingdom affiliate.

    PROVISION FOR INCOME TAXES

    Income taxes for fiscal year 2000 were $15.2 million, compared to $11.4 million for fiscal year 1999. Our effective tax rate was 44.9% for fiscal year 2000, compared to 48.1% for fiscal year 1999. The change was due to the utilization of federal and state tax credits, a decrease in operating losses of certain foreign affiliates and the utilization of tax benefits related to foreign operating loss carryovers of certain foreign affiliates. Our effective tax rate was also affected by differing foreign tax rates in various jurisdictions. We record a tax benefit on foreign net operating loss carryovers and foreign deferred expenses only if it is more likely than not that a benefit will be realized.

    DISCONTINUED OPERATIONS

    During fiscal year 1999, we further resolved our future obligations related to the discontinuation of our benefits administration outsourcing business and reduced the expected loss on disposal by $8.7 million, net of tax. The discontinuation is essentially completed, with contingencies remaining only on guaranteed leases for real estate and equipment. We believe that we have adequate provisions for any remaining costs related to the discontinuation. See Notes 14 and 15 of Notes to the Consolidated Financial Statements, for further discussion of discontinued operations.

    NET INCOME

    Net income for fiscal year 2000 was $18.5 million, compared to $20.8 million in fiscal year 1999, a decrease of $2.3 million, or 11%. As a percentage of revenue, net income decreased to 3.0% from 3.7%. However, income from continuing operations in fiscal year 2000 was $6.4 million higher than in fiscal year 1999, reflecting improved operating performance. This increase was more than offset by the $8.7 million after-tax adjustment to reduce the loss on disposal of the discontinued benefits administration outsourcing business recorded in fiscal year 1999. Income from continuing operations for fiscal year 2000 and 1999 also reflect the stock incentive bonus plan accruals discussed above.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

    REVENUE

    Revenue from continuing operations reached $556.9 million in fiscal year 1999, an increase of $44.2 million from $512.7 million in fiscal year 1998. This represents 9% growth in revenue. The principal lines of business, not all inclusive, showed the following trends: revenue for our Benefits Group was $307.1 million in fiscal year 1999, compared to $271.9 million in fiscal year 1998, an increase of $35.2 million, or 13%, including $11.5 million of additional revenue from the first fiscal quarter acquisition of selected units of KPMG's benefits consulting business; revenue for our Human Capital Group was $41.0 million in fiscal year 1999, compared to $44.5 million in fiscal year 1998, a decrease of $3.5 million, or 8%, amid a reorganization of the practice; revenue for our HR Technologies Group was $66.3 million in fiscal year 1999, compared to $53.6 million in fiscal year 1998, an increase of $12.7 million, or 24%, despite the sale in early fiscal year 1999 of the defined contribution recordkeeping business which had generated revenue in fiscal year 1998 of $6.0 million; and, no risk and insurance consulting revenues due to our sale of this practice in late fiscal year 1998, which had generated $9.2 million in fiscal year 1998 revenue. Last, the revenues for the International operations were $55.8 million for fiscal year 1999, compared to $49.6 million for fiscal year 1988, an increase of $6.2 million or 12%. The individual regions within North America showed the following trends: U.S. East, a $31.2 million, or 20% increase; U.S. Central, a $14.0 million, or 10% increase; and, U.S. West, an $8.8 million, or 11% decline. The net revenue increase in these regions can be attributed to the realization of net billing rate increases accounting for $43.3 million, increased chargeable hours accounting for approximately $22.9 million, offset by net fee markdowns of $19.3 million, and contract losses of approximately $10.5 million.

    SALARIES AND EMPLOYEE BENEFITS

    For fiscal year 1999, salaries and employee benefits expenses were $298.9 million, an increase of $30.3 million, or 11% from fiscal year 1998. This increase is due primarily to a 6% increase in headcount, and increases in compensation and benefits. As a percentage of revenue, salaries and employee benefits increased to 53.7% from 52.4%. The increase was primarily driven by the accrual of relatively higher fiscal year-end incentive bonuses in fiscal year 1999.

    STOCK INCENTIVE BONUS PLAN

    In fiscal year 1999, we accrued, for the first time, a supplemental bonus under our stock incentive bonus plan of $22.6 million, which amounts were paid in January 2000.

    PROFESSIONAL AND SUBCONTRACTED SERVICES

    Professional and subcontracted services were $47.9 million for fiscal year 1999, a decrease of $2.0 million, or 4%, from fiscal year 1998 due to reduced corporate expenses. As a percentage of revenue, professional services decreased to 8.6% from 9.7%.

    OCCUPANCY, COMMUNICATIONS AND OTHER

    Occupancy, communications and other expenses increased $3.8 million, or 4.3% from fiscal year 1998. The increase is primarily due to increased travel, net of savings achieved through the adoption of an office size standard as well as our success in negotiating advantageous leases of office space. As a percentage of revenue, occupancy, communications and other expenses decreased to 16.7% from 17.3%, reflecting the relatively fixed nature of these costs.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for fiscal year 1999 were $56.6 million, an increase of $4.8 million, or 9%, from fiscal year 1998. The increase was attributable to $4.8 million for providing technology support to core consulting areas and $1.6 million for Year 2000 readiness. These increases were offset by a $1.6 million decrease in marketing expenses for business strategy initiatives from fiscal year 1998. As a percentage of revenue, general and administrative expenses remained unchanged from fiscal year 1998 at 10.1%.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization decreased $9.7 million in fiscal year 1999 to $15.2 million. This decrease is due to higher amortization of internally developed software in fiscal year 1998 of $11.6 million, primarily due to a re-evaluation and subsequent reduction of the useful lives of the related products. Without this item in fiscal year 1998, depreciation and amortization expense increased $1.9 million in fiscal year 1999 related to purchases of capital assets. As a percentage of revenue, depreciation and amortization expenses decreased to 2.7% from 4.9%, reflecting the higher amortization on internally developed software in fiscal year 1998 mentioned above.

    INCOME FROM AFFILIATES

    Income from affiliates was $2.5 million in fiscal year 1999 compared to $0.3 million in fiscal year 1998. The increase reflects heightened synergies and focus within our affiliated European operations as well as improved business operations in the United Kingdom.

    PROVISION FOR INCOME TAXES

    Income before income taxes, minority interest and discontinued operations was $23.8 million in fiscal year 1999, which, considering taxes of $11.4 million, reflects an effective tax rate of 48%. Income tax expense of $13.1 million in fiscal year 1998 relates to a loss before taxes, minority interest and discontinued operations of $43.0 million, for an effective tax rate of (30.6)%.

    The reason for reporting a tax expense when we had a pretax loss and the disparity in effective tax rates is the non-recurring compensation charge of $69.9 million in fiscal year 1998, included in the loss before taxes of $43.0 million, which is permanently non-deductible for tax purposes.

    DISCONTINUED OPERATIONS

    In fiscal year 1999, we further resolved our future obligations related to the discontinuation of our benefits administration outsourcing business and reduced the expected loss on disposal by $8.7 million, net of taxes. We believe we have adequate provisions for any remaining costs related to the discontinuation.

    NET INCOME (LOSS)

    We generated net income in fiscal year 1999 of $20.8 million compared to a net loss in fiscal year 1998 of $126.1 million. As a percentage of revenue, net income was 3.7%, compared to a net loss of (24.6)% in fiscal year 1998. Continuing operations income before income taxes and minority interest of $23.8 million in fiscal year 1999 compares to the loss of $43.0 million in fiscal year 1998, which includes the $69.9 million non-recurring compensation charge related to the change in formula book value for stock sales and repurchases. The fiscal year 1999 results reflect significantly improved operating performance and the accrual of bonuses under the stock incentive bonus plan, at the discretion of our board of directors.

LIQUIDITY AND CAPITAL RESOURCES

    Our cash and cash equivalents at March 31, 2001 totaled $46.3 million, compared to $41.4 million at June 30, 2000. The $4.9 million increase in cash from June 30, 2000 to March 31, 2001 was mainly attributable to $99.9 million in cash generated from our ongoing operations, before bonuses, taxes and shareholder commission reimbursements, and $35.0 million of net proceeds from the initial public offering. These sources of cash were partially offset by fiscal year 2000 bonus payments of $51.3 million, the payment of supplemental bonus compensation to our associate shareholders pursuant to our stock incentive bonus plan of $30.3 million, $24.8 million spent for fixed assets and acquisitions, $20.5 million of corporate tax payments and the $2.7 million that we paid to selling shareholders as reimbursement for commission payments resulting from the sale of their shares in our initial public offering.

    The $5.4 million increase in cash from June 30, 1999 to June 30, 2000 was mainly attributable to cash from operations of $138.0 million, net of bonus payouts of $67.2 million, tax payments of $21.7 million, capital asset purchases of $20.2 million, payments to retirees of $11.9 million and repurchases of redeemable common stock of $9.3 million.

    CASH (USED IN) FROM OPERATING ACTIVITIES

    Cash used for operating activities for the first nine months of fiscal year 2001 was $8.0 million, compared to cash used for operating activities of $11.7 million for the first nine months of fiscal year 2000. The variance is primarily due to an increase of cash received from the Company's consulting operations of $14.6 million and lower payments to retirees of $9.5 million, partially offset by $7.7 million in higher supplemental bonus compensation to our associate shareholders pursuant to our stock incentive bonus plan, $6.7 million in higher fiscal year-end bonuses, higher corporate taxes of $3.4 million and the $2.7 million that we paid to selling shareholders as reimbursement for commission payments resulting from the sale of their shares in our initial public offering.

    The allowance for doubtful accounts increased $2.8 million and the allowance for work in process increased $1.8 million from June 30, 2000 to March 31, 2001. The number of days of accounts receivable and work in process outstanding was 86 at March 31, 2001 and 94 at March 31, 2000. Typically, our receivables, work in process and related allowances are substantially reduced at year-end from an increased emphasis on billings and collections. The receivable and work in process balances and the related allowances usually decrease in the last three months of the fiscal year.

    Cash from operating activities for fiscal year 2000 was $36.9 million, compared to cash from operating activities of $52.1 million for fiscal year 1999. However, cash received from our operations increased $36.4 million in fiscal year 2000. This increase was more than offset by higher bonus payments of $29.8 million, higher tax payments of $16.3 million, and higher payments to retirees of $5.5 million.

    CASH USED IN INVESTING ACTIVITIES

    Cash used in investing activities for the first nine months of fiscal year 2001 was $21.6 million, compared to $12.2 million for the first nine months of fiscal year 2000. The increase in cash usage can be attributed to higher fixed asset purchases of $7.5 million and higher acquisition costs of $4.1 million compared to the prior period, partially offset by higher distributions from affiliates of $1.9 million. The higher acquisition costs are mainly due to higher contingent consideration payments associated with recent acquisitions and a strategic investment made in conjunction with our business initiative targeted towards emerging growth companies.

    Cash used in investing activities for fiscal year 2000 was $21.6 million, compared to $21.4 million for fiscal year 1999. The increase in cash usage was due to $3.0 million in lower distributions from affiliates and $0.6 million in higher current year fixed asset purchases, partially offset by $3.1 million in lower contingent consideration payments associated with acquisitions and higher proceeds from the sale of fixed assets and investments of $0.3 million.

    CASH FROM (USED IN) FINANCING ACTIVITIES

    Cash from financing activities was $34.9 million for the first nine months of fiscal year 2001, compared to $1.1 million cash from financing activities for the first nine months of fiscal year 2000. This change reflects the sale of stock in our initial public offering.

    Cash used in financing activities was $9.2 million for fiscal year 2000, compared to $8.7 million for fiscal year 1999. This change reflects the net repayments of $9.0 million against our revolving line of credit and a $5.8 million decrease in repurchases of redeemable common stock, partially offset by a $15.3 million decrease in issuances of redeemable common stock. The decrease in issuances occurred because we completed a formal private stock sale during fiscal year 1999, but did not have a formal private stock sale during fiscal year 2000.

    We have a $109.3 million senior secured credit facility, of which $95.0 million is revolving for working capital needs, and the remainder of which is available for existing shareholder loans. Of the $95.0 million of the credit line that is allocated for operating needs, $3.0 million is unavailable as a result of support required for letters of credit issued under the credit line. The credit facility was amended on October 6, 2000 to reflect changes due to the initial public offering. There were no borrowings outstanding at March 31, 2001 or June 30, 2000.

    We believe that we have access to ample financial resources to finance currently anticipated growth, meet current commitments to affiliates, as well as support ongoing operations. Anticipated commitments of funds for capital expenditures are estimated at $12.1 million for the remainder of fiscal year 2001, mainly for computer hardware purchases, office relocations and renovations, development and upgrade of financial and knowledge management systems, and acquisition-related payments. Capital expenditures will be required in conjunction with office lease renewals and relocations required to support our growth strategy. Additionally, our consultants require access to hardware and software that will support servicing our clients. In a rapidly changing technological environment, management anticipates we will need to make continued investments in our knowledge sharing and financial systems infrastructure. We expect cash from operations in conjunction with the net proceeds from our initial public offering and our existing credit facility to adequately provide for these cash needs.

    Our foreign operations do not materially impact liquidity or capital resources. At March 31, 2001, $17.2 million of the total cash balance of $46.3 million was held outside of North America, which we have the ability to readily utilize, if necessary. There are no significant repatriation restrictions other than local or U.S. taxes associated with repatriation. Our foreign operations in total are substantially self-sufficient for their working capital needs.

    We continue to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at March 31, 2001, which expire at various dates through 2007 total $41.5 million, not including sublease income. These leases are also jointly and severally guaranteed by our former partner in Wellspring, State Street Bank and Trust Company. The estimated loss from the potential exercise of these guarantees was included in the fiscal year 1998 loss on disposal of the benefits administration outsourcing business.

MARKET RISK

    We are exposed to market risks in the ordinary course of business. These risks include interest rate risk and foreign currency exchange risk. We have examined our exposure to these risks and concluded that none of our exposures in these areas are material to fair values, cash flows or earnings.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial results for the periods. Results of operations for any previous quarters do not necessarily indicate results that may be achieved in any future period.

                                                                             QUARTERS
                                                                               ENDED
                                   ---------------------------------------------------------------------------------------------
                                   SEPT. 30,   DEC. 31,     MAR 31,    JUNE 30,    SEPT. 30,   DEC. 31,     MAR 31,    JUNE 30,
                                     1998        1998        1999        1999        1999        1999        2000        2000
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenue..........................  $133,985    $140,358    $135,573    $146,944    $146,323    $152,411    $157,502    $168,347
Costs of providing services:
Salaries and employee benefits...    76,398      72,470      70,977      79,070      79,803      80,950      85,871      85,715
Stock incentive bonus plan.......     2,100       5,500       6,900       8,110       6,000       9,000       8,200       7,083
Non recurring compensation
  charge.........................        --          --          --          --          --          --          --          --
Professional and subcontracted
  services.......................     8,714      13,338      11,573      14,238       9,796      15,131       9,082      15,599
Occupancy, communications and
  other..........................    17,367      24,173      25,715      25,413      22,016      24,707      26,561      26,815
General and administrative
  expenses.......................    11,160      16,692      14,194      14,532      13,178      14,724      16,214      19,480
Depreciation and amortization....     3,853       3,971       3,996       3,428       4,907       4,610       5,483       2,878
                                   --------    --------    --------    --------    --------    --------    --------    --------
                                    119,592     136,144     133,355     144,791     135,700     149,122     151,411     157,570
Income from operations...........    14,393       4,214       2,218       2,153      10,623       3,289       6,091      10,777

Other:
    Interest income..............       124         404         127         289       1,036         216         232         339
    Interest expense.............      (553)     (1,168)       (473)       (452)       (390)       (698)       (431)       (357)
Income from affiliates...........       160         865         583         916         988       1,155         481         492
                                   --------    --------    --------    --------    --------    --------    --------    --------
Income before income taxes and
  minority interest..............    14,124       4,315       2,455       2,906      12,257       3,962       6,373      11,251
Provision for income taxes.......     6,830       2,087       1,530       1,001       5,919       1,916       2,806       4,554
                                   --------    --------    --------    --------    --------    --------    --------    --------
Income before minority interest..     7,294       2,228         925       1,905       6,338       2,046       3,567       6,697
Minority interest in net (income)
  loss of consolidated
  subsidiaries...................        --         (85)         54        (186)         18         158          (9)       (282)
                                   --------    --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations.....................     7,294       2,143         979       1,719       6,356       2,204       3,558       6,415
Discontinued operations, net.....        --       8,678          --          --          --          --          --          --
                                   --------    --------    --------    --------    --------    --------    --------    --------
Net income.......................  $  7,294    $ 10,821    $    979    $  1,719    $  6,356    $  2,204    $  3,558    $  6,415
                                   ========    ========    ========    ========    ========    ========    ========    ========

Earnings per share:
Continuing operations, diluted...  $   0.24    $   0.08    $   0.04    $   0.06    $   0.21    $   0.08    $   0.12    $   0.22
Net income, diluted..............  $   0.24    $   0.37    $   0.04    $   0.06    $   0.21    $   0.08    $   0.12    $   0.22

                                               QUARTERS
                                                 ENDED
                                   ---------------------------------
                                   SEPT. 30,   DEC. 31,     MAR 31,
                                     2000        2000        2001
                                   ---------   ---------   ---------
Revenue..........................  $170,693    $168,781    $176,345
Costs of providing services:
Salaries and employee benefits...    89,763      91,661      93,493
Stock incentive bonus plan.......        --          --          --
Non recurring compensation
  charge.........................        --          --          --
Professional and subcontracted
  services.......................    11,179      15,576      13,803
Occupancy, communications and
  other..........................    26,644      26,850      27,706
General and administrative
  expenses.......................    15,131      17,920      17,730
Depreciation and amortization....     5,917       6,119       6,139
                                   --------    --------    --------
                                    148,634     158,126     158,871
Income from operations...........    22,059      10,655      17,474
Other:
    Interest income..............       577         847         601
    Interest expense.............      (273)       (742)       (316)
Income from affiliates...........     1,016       1,162       1,483
                                   --------    --------    --------
Income before income taxes and
  minority interest..............    23,379      11,922      19,242
Provision for income taxes.......    10,031       5,113       8,255
                                   --------    --------    --------
Income before minority interest..    13,348       6,809      10,987
Minority interest in net (income)
  loss of consolidated
  subsidiaries...................       (13)        (72)        (72)
                                   --------    --------    --------
Income (loss) from continuing
  operations.....................    13,335       6,737      10,915
Discontinued operations, net.....        --          --          --
                                   --------    --------    --------
Net income.......................  $ 13,335    $  6,737    $ 10,915
                                   ========    ========    ========
Earnings per share:
Continuing operations, diluted...  $   0.45    $   0.20    $   0.33
Net income, diluted..............  $   0.45    $   0.20    $   0.33

                                    BUSINESS

OVERVIEW

    Founded in 1946, Watson Wyatt is a global human capital consulting firm. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. As leading economies worldwide become more services oriented, human capital has become increasingly important to companies and organizations. The heightened competition for skilled employees, unprecedented changes in workforce demographics and rising employee-related costs have increased the importance of effective human capital management. We help our clients address these issues by combining our expertise in human capital management with technologies in order to improve the design and implementation of various human resources, or HR, programs, including compensation, retirement and healthcare plans.

    We design, develop and implement HR strategies and programs through the following three closely interrelated practice areas:

       BENEFITS GROUP              HR TECHNOLOGIES GROUP           HUMAN CAPITAL GROUP
       --------------              ---------------------           -------------------
- Retirement plans, including  - eHR-TM-, our web-based       - Compensation plans,
  pension, 401(k) and            delivery of HR information     including executive
  executive benefit plans        and programs                   compensation and stock
- Actuarial services           - Employee self-service          option programs
- Healthcare, disability and     applications and call        - Strategies to align
  other group benefit plans      centers                        workforces with business
- Investment consulting        - Benefit administration         objectives
  services to pension plans      systems and retirement       - Strategies for attracting,
                                 planning tools                 retaining and motivating
                               - eHR-TM- strategy               employees
                               consulting, using              - Organization effectiveness
                                 best-of-breed research on      services
                                 HR vendors, products, and
                                 services

    Our clients include many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. We consult to General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed over several decades.

    We believe that our extensive history, global presence, dedication to long-term client relationships and recognized reputation for quality provide us with significant competitive advantages. We focus on delivering value-added consulting services that help our clients anticipate, identify and capitalize on emerging opportunities in human capital management. We implement this strategy through over 4,100 associates in 62 offices located in 18 countries.

    CORPORATE INFORMATION

    Watson Wyatt Holdings was incorporated in Delaware on January 7, 2000. Its principal operating subsidiary, Watson Wyatt & Company, was incorporated in Delaware on February 17, 1958. Including predecessors, we have been in business since 1946. We conducted our business as The Wyatt Company until changing our corporate name to Watson Wyatt & Company in connection with the establishment of the Watson Wyatt Worldwide alliance.

    WATSON WYATT WORLDWIDE ALLIANCE

    Recognizing our clients' need for a global organization to service their needs, we established operations throughout Europe in the late 1970s by acquiring local firms and opening new offices. Responding to the rapidly increasing globalization of the world economy, we made a strategic decision in 1995 to strengthen our European capabilities significantly and extend our global reach by entering into an alliance with R. Watson & Sons (now Watson Wyatt Partners), a leading United Kingdom-based actuarial, benefits and human resources consulting partnership that was founded in 1878. Since 1995, we have marketed our services globally under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals.

    The Watson Wyatt Worldwide global alliance maintains 87 offices in 29 countries and employs over 5,900 employees. Watson Wyatt & Company Holdings operates 62 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 10 offices in the United Kingdom and Ireland. The alliance operates 15 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.

    To establish the Watson Wyatt Worldwide global alliance, we transferred our United Kingdom operations to Watson Wyatt Partners in return for a 10% interest in a defined distribution pool of the partnership. In addition, Watson Wyatt Partners purchased 600,000 shares or approximately 2% of our common stock. We also consolidated our individual European operations into Watson Wyatt Holdings (Europe) Limited. Under the alliance agreements, we generally will not operate in the United Kingdom or Ireland, and Watson Wyatt Partners generally will not operate in North America, Latin America or Asia-Pacific.

HUMAN RESOURCES CONSULTING INDUSTRY

    OVERVIEW

    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid change associated with human resources programs. In the U.S. alone, employers spend over $5 trillion annually on the direct costs of human capital such as compensation and benefits, according to the U.S. Department of Commerce, Bureau of Economic Analysis. In 1998, U.S. employers contributed over $120 billion to pension and profit sharing plans, and the assets of U.S. retirement plans exceeded $8 trillion.

    Employers, regardless of geography or industry, are facing unprecedented challenges involving the management of their people. Changing technology, critical skill shortages, and an aging population in many developed countries have increased competition for talented employees. At the same time, employees' expectations relating to compensation, benefits and other HR services are growing. Employers must address these challenges effectively in order to remain competitive.

    Watson Wyatt is one of the leading HR-focused consulting firms, based on revenues, that compete in serving the large employer market worldwide. Other major consulting firms include: William M. Mercer, Towers Perrin, and Hewitt Associates. In addition to these firms, the industry includes smaller benefits and compensation firms and the HR consulting divisions of diversified professional service firms, such as the big five accounting firms, and Accenture, formerly Andersen Consulting, EDS, and Booz, Allen & Hamilton. The global HR consulting industry is highly fragmented. There are approximately 950 firms providing HR-related consulting services, with the four major HR-focused consulting firms accounting for approximately 40% of total industry revenue.

    INDUSTRY TRENDS

    Because of our long history and reputation, as well as our experienced consulting professionals and the services we provide in the field of human capital consulting, we believe that we are in a position to capitalize on a number of favorable trends that will contribute to the growth of the HR consulting industry, including:

    GROWING STRATEGIC IMPORTANCE OF HUMAN CAPITAL. In today's knowledge-based economy, businesses are increasingly recognizing that the effective management of human capital contributes to increased shareholder value. As a result, companies are increasingly looking to HR consulting firms to help them align their human capital programs with their business strategies.

    TECHNOLOGY REVOLUTION IN HR PROGRAMS. The internet, corporate intranets and other e-business tools enable companies to deliver HR information and services to employees more efficiently and effectively than ever before. Many companies are moving to what we call an eHR-TM- model that uses technology to make HR processes more flexible and employee-friendly, such as online benefits enrollment. Companies increasingly are looking to firms with expertise in human capital and information technology to transform their HR processes.

    CHANGING WORKFORCE DEMOGRAPHICS. As human capital becomes more important to business success, companies in many developed countries today are faced with a shortage of talented employees and an unprecedented aging of the workforce. These trends, along with the changing mobility and needs of workers, are prompting companies to engage experienced human capital consulting firms to redesign employee compensation and benefits plans and to fundamentally rethink their workforce strategies so that they can effectively attract and retain employees.

    GROWING IMPORTANCE OF EMPLOYER-SPONSORED BENEFITS PROGRAMS. Assets in retirement plans are growing, and the need for effective management of these plans--in terms of structuring benefits, managing liabilities and maximizing the plans' value in attracting and retaining employees--has never been greater. The combined effect of limited retirement savings of baby boom employees, concerns regarding the continuing viability of government-sponsored retirement and healthcare programs, and rising healthcare costs increases the importance of benefits programs to both employers and employees.

    SIGNIFICANT LEVEL OF MERGERS AND ACQUISITIONS. Mergers and acquisitions throughout the world are prompting the need to combine corporate cultures and human resources programs quickly and effectively. Mergers and acquisitions are becoming increasingly complex and cross-border. Our research indicates that when business combinations fail, it is often due to inadequate integration of human resources. As a result, companies are expected to increasingly use human capital consultants to assist them with pre-merger planning and post-merger integration.

    CONTINUING GLOBALIZATION OF ECONOMIES. As business becomes more global, corporations are seeking human capital consultants with global resources and local expertise on benefits and human resources issues. These companies are looking to HR consulting firms to help them develop and implement global benefits and HR policies and establish consistency in worldwide reporting and quality control.

    COMPLEX AND CHANGING REGULATORY ENVIRONMENT. Employee benefits programs in most industrialized countries are subject to complex government regulations. These regulations change as governments address social and economic policy issues and as private employers implement changes in plan designs. Employers throughout the world are increasingly seeking human capital consultants to assist them with plan design, compliance and regulatory advice.

COMPETITIVE STRENGTHS

    Unlike several of our direct competitors that also have large benefits administration operations or unrelated consulting practice lines, we focus exclusively on providing human capital consulting services. We believe that our competitive strengths include:

    LONG-STANDING RELATIONSHIPS WITH BLUE-CHIP CLIENTS. We have built long-term relationships with many of our clients. In many cases these relationships have existed continuously for several decades. We provide the actuarial consulting services for the three largest corporate defined benefits pension plans in the United States.

    TECHNOLOGY-BASED SERVICES. Using our eHR-TM- approach, we design systems for clients that enable them to offer cost-effective delivery of HR services to employees, such as web-based, self-service applications and call centers. Over the past decade, we have invested extensively in proprietary technology to help solve our clients' human resources needs. Most recently, we have invested in best-of-breed research to assist clients with the integration of multiple vendors, products and services in the delivery of their HR programs.

    GLOBAL REACH AND SCALE. We believe that our global presence through the Watson Wyatt Worldwide alliance is among the most extensive in the human capital consulting business, spanning 87 offices in 29 countries. We have a strong presence in major markets across the United States, and the Watson Wyatt Worldwide alliance provides us with significant depth in Europe. We have operated in Asia since 1979 and currently have 19 offices in Asia-Pacific. We were the first international human capital consulting firm to open a wholly-owned operation in China, and we are building scale in other markets in order to meet the growing demands of our local and multinational clients.

    EXTENSIVE AND WIDELY-CITED RESEARCH. Our research is extensive and widely-cited and is a core part of our brand identity, account penetration strategy and consulting process. Our research on changing demographics in major economies is helping companies prepare for the impact of these changes on costs, productivity and the ability to attract and retain talented workers. We operate research and information centers in Washington and Toronto that are staffed with more than 80 economists, analysts and attorneys who conduct research and inform clients on legislative and regulatory developments. We also produce proprietary studies and groundbreaking white papers on topics such as executive pay, healthcare quality and costs, integrated disability management, employee communications and workplace attitudes.

    HIGHLY EDUCATED AND ACCREDITED CONSULTING STAFF. Watson Wyatt consultants are trusted advisors and experts in their fields. Our consultants include over 400 accredited actuaries, as well as professionals with M.B.A.s, Ph.D.s and law degrees. Our consultants frequently testify before government and regulatory agencies, are regularly quoted in the business press and have authored many HR-related books. Books by our consultants include THE REAL DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY, HEALTH OF NATIONS: AN INTERNATIONAL PERSPECTIVE ON U.S. HEALTH CARE REFORM, THE COMPLETE GUIDE TO MERGERS & ACQUISITIONS,
HEALTHCARE.COM: RX FOR REFORM, CEO PAY AND SHAREHOLDER VALUE, and FUNDAMENTALS OF PRIVATE PENSIONS.

GROWTH STRATEGY

    In an environment that is characterized by changing workforce demographics, rapid advances in technology and growing recognition of the importance of human capital, our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human capital challenges. We plan to pursue growth by:

    EXPANDING OUR RELATIONSHIPS WITH EXISTING CLIENTS. We believe there is significant opportunity to increase our share of our clients' consulting expenditures by leveraging our recurring engagements. We utilize dedicated account managers to identify and refer additional consulting opportunities, and we believe that our ability to provide integrated services will enable us to secure additional business from our existing client base.

    CREATING EHR-TM- SYSTEMS. Our clients are increasingly demanding integrated, flexible approaches to provide HR benefits information and access to their employees 24 hours a day, 7 days a week. By combining our human capital and technical expertise, we help clients implement web-based systems in order to transform the way they deliver HR services to managers and employees. Our eHR-TM- approach connects multiple software applications and databases around web technologies. Through user-friendly interfaces that run on company intranets, employees can access their HR information directly and perform tasks ranging from enrolling in benefits plans, to modeling 401(k) investments, to participating in online career training.

    LEVERAGING OUR GLOBAL CAPABILITIES. Multinational corporations increasingly require a total services capability, regardless of where they operate. By drawing upon our global resources and local execution capabilities, we are well positioned to serve our clients' growing needs for integrated human resources services throughout the world.

    DEVELOPING NEW CLIENT RELATIONSHIPS. Our recognized brand name and global reputation for quality service and extensive and widely-cited research enable us to promote our consulting services effectively to new clients. We also believe that there are significant opportunities to develop new relationships by proposing innovative, high-value projects, such as our eHR-TM- systems, to corporations and other major employers.

    PURSUING STRATEGIC ACQUISITIONS AND ALLIANCES. We will continue to explore strategic opportunities to expand our human capital consulting capabilities and to expand geographically. Our recent acquisitions of selected units of KPMG's benefits consulting business provided us with additional senior consultants in New York, Boston, Dallas, Toronto and Cleveland, as well as additional Fortune 500 clients. We have bolstered our ability to offer best-of-breed eHR technology solutions to our clients through our acquisition of Talisman, Inc., a boutique firm specializing in recruiting and staffing consulting. More recently, we signed a letter of intent to develop a strategic alliance with Workscape, Inc., a firm specializing in portal development.

    PROMOTING OUR ENTREPRENEURIAL CULTURE. We seek associates who strive to be innovators and to add value to their clients' businesses through effective human capital programs and technologies. Our training and compensation programs are aimed toward developing in our consultants the specialized skills to advance our clients' interests.

CONSULTING SERVICES

    Our North American operations include three principal practice groups:
Benefits, HR Technologies and Human Capital. Outside North America, our operations are organized and managed on a geographic basis.

    BENEFITS GROUP

    Our Benefits Group is our largest and most established practice, with a franchise dating to 1946. This group consists of approximately 1,500 consultants and works with clients to create cost-effective benefits programs that help attract, retain and motivate a talented workforce. We strive to provide tailored benefits programs for our clients, and we base our recommendations on extensive research. Our Benefits Group, which consists of Retirement Consulting, Investment Consulting, and Group & Health Care Consulting, accounted for approximately 53% of our total revenues for the twelve months ended March 31, 2001.

    RETIREMENT CONSULTING

    We believe we are one of the world's most respected advisers on retirement plans, and we provide actuarial and consulting services for large defined benefit and defined contribution retirement plans. Our consultants work with clients to provide realistic assessments of the impact that the change in workforce demographics will have on their retirement plans, corporate cash flow requirements, and retiree benefits adequacy and security.

    In North America, and increasingly throughout much of the developed world, retirement security is provided through funded pension plans, most of which are either defined benefit or defined contribution plans. A typical defined benefit plan is characterized by employer contributions and a specified future benefit to the employee. These plans typically involve large asset pools, complex calculations to determine employer costs and funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. These plans are commonly referred to as pension plans. A typical defined contribution retirement plan is characterized by employee contributions, possible employer matching contributions and an unspecified future benefit paid to the employee which will ultimately be based on investment returns. In the United States, the most common example of a defined contribution plan is a 401(k) plan.

    Our target market for defined benefit plans consists of large plans such as the Fortune 1000, PENSIONS & INVESTMENTS 1000, and other similarly sized plans and plan sponsors. Our consultants provide actuarial services to many of the world's largest retirement plans, including the three largest corporate-sponsored defined benefit plans in the United States. Our defined benefit services include:


    - STRATEGIC PLAN DESIGN                        - FINANCIAL REPORTING
    - ACTUARIAL SERVICES                           - VALUATION AND DIAGNOSTIC SOFTWARE AND SYSTEMS
    - FUNDING RECOMMENDATIONS                      - ASSISTANCE WITH MERGING, DIVESTING AND
    - MULTINATIONAL ASSET POOLING CONSULTING         ACQUIRING PLANS

    We also help companies design and implement defined contribution plans, especially 401(k) plans in the United States. We assist clients with the selection of asset managers and administrators and in communicating with their employees concerning enrollment, plan provisions and investment alternatives.

    In both the defined benefit and defined contribution areas, we emphasize research-based consulting to design retirement programs that align our clients' workforces with their business strategies. Examples of our products and services include:

    - PENSION EQUITY PLAN--an alternative retirement plan that combines the lump sum portability of defined contribution and cash balance plans desired by younger workers with a benefits formula based on the final few years of earnings, providing benefits security typical to a traditional defined benefit plan that older and long-service employees seek;

    - FLEX PENSION PLUs-TM---a tax-effective Canadian supplemental retirement plan for attracting and retaining key employees;

    - PREPARE!-REGISTERED TRADEMARK---a web-based tool that enables employees to model different savings and retirement income scenarios;

    - WATSON WYATT 401(K) VALUE INDEx-TM---a tool that looks beyond cost to identify the total value that employers and their employees derive from their 401(k) plans;

    - PHASED RETIREMENT PROGRAMS--a combination of programs that help clients attract and retain older workers by enabling them to balance work/life needs through a gradual transition to retirement;

    - CLIENTSITe-TM---a relationship management tool that allows web-based communication between our clients and associates that can be updated globally and instantaneously; and

    - ELECTRONIC ACTUARY/ELECTRa-TM---a tool that performs immediate "what if" scenarios so that different plan designs can be modeled and priced interactively with clients.

    To support our retirement consulting services, we invest heavily in state-of-the-art technology, software, and systems to ensure seamless consistency and efficiency of service delivery in all our offices worldwide. We also maintain extensive proprietary databases, Watson Wyatt COMPARISON-TM- and BenTRACK-TM- that enable our clients to track and benchmark benefits plan provisions in the United States and throughout the world, respectively.

    GROUP AND HEALTHCARE CONSULTING

    Healthcare costs incurred by U.S. employers are rising by more than 10% per year. In this environment, we help our clients with the design, financing, administration and communication of medical, disability and other group benefits plans. Clients seek our services to assist them in an environment that is characterized by escalating costs, employee dissatisfaction with healthcare programs and the burden of managing multiple vendor relationships. Our approach is to establish a link between each element of an employers' benefits programs and the employers' desired cost, employee satisfaction and productivity goals. Our services include:

    - plan design;

    - actuarial services;

    - vendor management services;

    - U.S. and off-shore funding analysis;

    - benefits pricing;

    - assistance with plan changes relating to mergers, acquisitions and divestitures; and

    - integrated disability management.

    Our approach to group benefits consulting is research-based and makes use of sophisticated consulting tools such as:

    - EHR-TM- BENEFITS--tools, including a customizable web portal to facilitate the administration and management of health and welfare benefits.

    - PREVIEw-TM---a medical benefits cost modeling system which accurately and quickly models medical claims under alternative plan designs, covered populations and managed care delivery systems;

    - HEALTH PLAN VALUE LIBRARy-TM---software tools and a database of information on the cost, quality and accessibility of health plans that are used to screen and evaluate health plans; and

    - AUTO-RFP-TM---a powerful software application that organizes and eases the administrative process of gathering and evaluating the responses from healthcare vendors to requests for proposals.

    INVESTMENT CONSULTING

    Through our registered investment advisor subsidiary, we offer investment consulting services that help private and public sector clients throughout the world maximize the return on their retirement plan assets, develop governance policies and strategies, and design investment structures to successfully manage financial liabilities within the context of their overall business objectives. Our services include:

    - asset/liability modeling and asset allocation studies;

    - governance and investment policy development;

    - investment structure analysis;

    - investment manager selection and evaluation; and

    - performance evaluation and monitoring.

    HR TECHNOLOGIES GROUP

    Our HR Technologies Group helps clients select and implement technologies that enhance the delivery of benefits and related information to employees. Our HR Technologies Group consists of approximately 380 consultants and represented approximately 14% of our total revenues for the twelve months ended March 31, 2001.

    As human resources programs become more complex and important for recruiting and retaining employees, organizations are seeking flexible, adaptable and cost-effective ways to provide benefits information to their employees. We are well-positioned to help clients address these challenges because of our eHR-TM-approach, which integrates human resources-related data, computer systems and transactions in a single employee accessible network. We help organizations that have adopted internet applications for external business strategies to employ similar advanced technologies for internal applications such as human resources. Our services include assisting clients to implement employee self-service applications, retirement plan administration systems, benefits enrollment, training programs, time and attendance systems and applicant tracking systems. Using our proprietary consulting methodology of "Discover, Invent and Deliver," our consultants work with clients to evaluate existing human resources infrastructure and business strategy, identify the best sources of people, process and technology, and design and implement tailored approaches. Our consulting work frequently involves the development of web-based employee self-service applications, the implementation of interactive call centers and the integration of existing legacy systems. We also offer hosting services for companies who prefer to access applications from our servers rather than host on their own intranets. In addition, we deliver state-of-the-art applications in health and welfare enrollment, pension administration, compensation planning and retirement planning.

    In February 2001 we signed a letter of intent with Workscape, Inc., a provider of internet-based human capital management software and services, regarding a strategic alliance to market, distribute and implement a complete human resources portal solution.

    HUMAN CAPITAL GROUP

    Our Human Capital Group, which consists of over 250 consultants, helps clients achieve competitive advantage by aligning their workforce with their business strategy. This includes helping clients develop and implement strategies for attracting, retaining and motivating their employees to maximize the return on their investment in human capital. Our Human Capital Group represented approximately 8% of our total revenues for the twelve months ended March 31, 2001. Our Human Capital Group focuses in three principal areas:

    EXECUTIVE COMPENSATION

    We counsel executives and boards of directors on executive pay programs, including cash compensation, stock options and stock purchase plans, and on ways to align pay-for-performance plans throughout the organization in order to increase shareholder value.

    STRATEGIC REWARDS-REGISTERED TRADEMARK-

    We help align an organization's rewards--including compensation, stock programs, incentives, recognition programs and flexible work arrangements--with its business strategies, cultural values, work design and human resources strategy. We work together with our Benefits Group to develop optimal total compensation programs for our clients.

    ORGANIZATION EFFECTIVENESS

    We help clients build high-performance organizations by working with them to clarify and implement business strategy, recognizing the impact of employee attitudes and commitment and effective team and leadership development on business success. We provide a wide array of services centered around organization assessment, including organization measurement and surveys. In the area of talent management, we provide tools and methodologies for talent selection and development, succession planning and performance management. We also provide consulting regarding the organization and development of the HR function, including shared services and organizational design.

    We have developed the WATSON WYATT HUMAN CAPITAL INDEX,-TM- a proprietary tool for demonstrating the relationship between the effectiveness of an organization's human capital practices and the creation of superior shareholder returns. In support of our human capital consulting we also maintain databases of employee attitudes for client organization comparison.

    Our WorkUSA-Registered Trademark-/WorkCanada-TM- database is regarded as the most up-to-date survey in existence on the attitudes of North American workers. It includes the opinions of 10,000 employees surveyed independently, reflecting a large cross-section of jobs and industry types. Our clients compare their own employee survey results against these norms to identify workplace perceptions and satisfaction and commitment levels. Through our People Management Resources division, we also provide an online best practices database of more than 300 in-depth case studies covering key people practices, such as culture development, staffing and selection, leadership development, and employee communication.

INTERNATIONAL OPERATIONS

    Our operations outside North America are managed and organized on a geographic basis. These operations include 24 offices in Asia-Pacific and Latin America, employing 900 associates, which generally provide our full array of services. This segment represented approximately 10% of our total revenues for the twelve months ended March 31, 2001.

    We established our presence in Asia-Pacific in 1979 with offices in Hong Kong and Malaysia, and grew substantially throughout the 1980s and 1990s by establishing new offices and acquiring existing firms. We have been successful in growing high-end human capital consulting services, which has become increasingly important since the 1997/1998 economic crisis, helping our clients with the people and cultural issues that are necessary to grow their businesses. We are also widely recognized as the leader in providing compensation and benefits surveys in the region, with over 50 different survey products. Our retirement consulting services continue to grow in the region, and we provide investment consulting services to some of the largest pension plans in Japan and Hong Kong. We were named HR Consultancy of the Year in Hong Kong for 1998, 1999 and 2000 by China Staff magazine. In addition to our human capital and benefits consulting services, we have also recently begun marketing HR Technologies services to clients in the region.

    Our presence in Latin America began in the early 1980s in Mexico and grew to include such major markets as Brazil in the 1990s. With deregulation, privatization and the influx of multinationals, we believe there are significant opportunities for growth in the region, both in the benefits area, where most of our services are concentrated currently, and in the human capital consulting area.

OTHER SERVICES

    COMMUNICATION CONSULTING

    We also have one of the most respected communications consulting groups in the human resources consulting industry, a team that has won numerous awards for innovative and effective communications. Our consultants combine strong creative skills with technical excellence on human resources issues and solid research on employee attitudes and communication effectiveness. We conduct communications audits, research, and focus groups, and provide communications planning and implementation. In addition, our consultants assist employers in complying with disclosure requirements.

    WATSON WYATT DATA SERVICES

    Watson Wyatt Data Services provides a comprehensive array of global compensation, benefits and employment practices information that is often studied and cited by many of our clients and competitors. In the United States, we publish and market an extensive library of reports on human resources issues, and more than 7,500 organizations participate in one or more of our annual surveys. Our databases contain compensation information for more than two million employees in virtually every industry sector and major metropolitan area. Outside of the United States, our worldwide alliance offers more than 70 remuneration, benefits and employment practice reference guides, covering more than 50 countries and 6 continents. In addition to our annual survey references, we also offer many reference works intended to assist practitioners in creating or maintaining programs in a variety of subject areas such as variable pay, performance management and personnel policies.

INTEGRATED SERVICE APPROACH

    While we focus our consulting services in the principal areas described above, one of our primary strengths is our ability to draw upon consultants from our different practices to deliver integrated services to meet the needs of our clients. An example is in the area of Merger and Acquisitions. Recognizing that many business combinations fail because of "people problems," we help clients achieve better transactional success by assisting with faster integration, cost containment, increased customer focus and greater productivity. We assemble multi-disciplinary teams to provide key services that include due diligence of pension and benefits plans, company cultures and human resources strategies; integration of human resources processes and practices; and enterprise-wide project management.

    Another example is our Total Rewards approach which encompasses compensation, benefits, career growth and company culture. We help clients determine the correct mix of reward programs to attract and retain the right employees and to motivate them to produce desired results.

SALES AND MARKETING

    Our growth strategy starts with ensuring the satisfaction of current clients through our Account Management program. We have approximately 135 account managers who focus on the effective delivery of services to clients and on expanding our relationships across service lines, geographic boundaries and divisions within client companies. A key element of this program is an approach we call CLIENTFIRST-TM-. Using proprietary processes and tools, ranging from interview guides to satisfaction checklists to planning templates, we work with clients to define their needs and expectations before an engagement begins and then continually measure our performance according to the agreed upon standards.

    We also pursue new clients using cross-disciplinary teams of consultants as well as dedicated business developers to initiate relationships with carefully selected companies. Our client expansion and new client acquisition efforts are supported by market research, comprehensive sales training programs, and extensive marketing databases. Our sales efforts are also supported by a full array of marketing programs designed to raise awareness of the Watson Wyatt Worldwide brand and our reputation within our target markets. These programs promote our thought leadership on key human resources issues and establish us as a preferred human capital consulting firm to many of the world's largest companies.

CLIENTS

    We work with major corporations, emerging growth companies, government agencies and not-for-profit institutions in North America, Latin America and Asia-Pacific across a wide variety of industries. Our client base is broad and geographically diverse. For the twelve months ended March 31, 2001, our ten largest clients accounted for approximately 13% of our consolidated revenues and no individual client represented more than 5% of our consolidated revenues. Representative clients include:

Asea Brown Boveri (ABB)                IBM
Bank One Corporation                   ICI Americas
General Electric Company               Ingersoll-Rand
General Motors                         Lockheed Martin Corporation

COMPETITION

    The human capital consulting business is highly competitive. We believe that there are several barriers to entry, such as the need to assemble specialized intellectual capital to provide expertise on a global scale, and that we have developed significant competitive advantages in providing human resources consulting services. However, we face intense competition from several different sources.

    Our current and anticipated competitors include:

    - major human resources focused consulting firms that compete in serving the large employer market worldwide, such as William M. Mercer, Towers Perrin, and the administration/consulting firm Hewitt Associates;

    - smaller benefits and compensation consulting firms, such as Buck Consultants, The Segal Company and Hay Group;

    - the human resources consulting practices of public accounting, consulting and insurance firms, such as PricewaterhouseCoopers, Deloitte & Touche, Booz, Allen & Hamilton and Aon;

    - information technology consulting firms, such as Accenture, formerly Andersen Consulting, and KPMG Consulting, as well as internet/intranet development firms; and

    - boutique consulting firms comprised primarily of professionals formerly associated with the firms mentioned above.

    The market for our services is subject to change as a result of regulatory, legislative, competitive and technological developments and to increased competition from established and new competitors. We believe that the primary determinants of selecting a human resources consulting firm include reputation, ability to provide measurable increases to shareholder value, global scale, service quality, and the ability to tailor services to a clients' unique needs. We believe we compete favorably with respect to these factors.

EMPLOYEES

    We employ approximately 4,100 associates. None of our associates is subject to collective bargaining agreements. We believe relations with associates are good.

FACILITIES

    Our principal executive offices are located at 1717 H Street NW, Washington, DC.

    We operate in 62 offices in principal markets throughout the world. Operations are carried out in leased offices under operating leases that normally do not exceed 10 years in length. We do not anticipate difficulty in meeting our space needs at lease expiration or if additional space is required earlier. We also evaluate office relocation on an ongoing basis to meet changing needs in our markets while minimizing our occupancy expense.

LEGAL PROCEEDINGS

    From time to time, we are a party to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. These disputes typically involve claims relating to employment matters or the rendering of professional services. The matters summarized below involve the most significant pending or potential claims against us. We believe, based on currently available information, that the results of all such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but claims which are possible in our business could be material to our financial results for a particular period.

    We carry substantial professional liability insurance with a self-insured retention of $1 million per occurrence which provides coverage for professional liability claims including the cost of defending such claims. We also carry employment practices liability insurance.

    CONNECTICUT CARPENTERS PENSION FUND. The Connecticut Carpenters Pension Fund filed an action against us in 1999 claiming errors in valuations from 1991 through 1998 that allegedly resulted in understated liabilities. A jury trial was held in February 2001. On February 23, 2001, the jury returned a verdict in favor of the Fund and awarded $32 million in damages to the Fund, plus a pre-judgment interest amount of approximately $7 million. We filed post-trial motions with the trial court disputing the damages amount, which were denied on June 19, 2001.

    PACIFIC GROUP MEDICAL ASSOCIATION (PGMA). In connection with the insolvency and liquidation of the Pacific Group Medical Association, a health insurance provider and former client, the Hawaii Insurance Commissioner, acting as liquidator of PGMA, brought claims against the former officers, directors, accountants, attorneys and other service providers of PGMA. Late in 2000, a lawsuit by the Insurance Commissioner against Watson Wyatt & Company and others was consolidated with an earlier lawsuit brought by the Insurance Commissioner against the PGMA officers and directors. The Insurance Commissioner alleged that PGMA's liabilities exceeded its assets by approximately $15 million when it was shut down in 1997 and sought to recover damages from all of the defendants. During a mediation conducted in Honolulu during the week of March 19, 2001, we and the Insurance Commissioner reached a tentative settlement of the liquidator's claims against us. We are negotiating the terms and conditions of a written settlement agreement.

    REGINA, SASKATCHEWAN POLICE. The Administrative Board of the Regina Police Superannuation and Benefit Plan filed an action against us and three individual employees in 1994 in the Queen's Bench Judicial Center of Regina, alleging errors in valuation methods, assumptions and calculations for the plan during the course of work provided for the Plan since the 1970s. We have concluded a settlement of the case.

    SOCIETE INTERNATIONALE DE TELECOMMUNICATIONS AERONAUTIQUE S.C. (SITA). In 1999, a law firm representing SITA, a Belgium cooperative based in France, notified Watson Wyatt Partners, our European alliance partner, of a claim involving alleged errors in the design of a global employee stock plan which includes work performed by a former subsidiary that is now owned by Watson Wyatt Holdings (Europe) Limited. Suit was filed on November 15, 2000, in the High Court of Justice Chancery Division against Watson Wyatt Partners and The Wyatt Company (UK) Limited, one of our subsidiaries. SITA's specific damage claim is indeterminate, but could be in the $90 million range. With our respective insurers, we and Watson Wyatt Partners have entered into a joint defense agreement. We filed our statement of defense on February 7, 2001 and have commenced discovery.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus:

NAME                                     AGE                             POSITION
----                                   --------   -------------------------------------------------------
John J. Haley........................     51      President, Chief Executive Officer and Director
Walter W. Bardenwerper...............     50      Vice President, General Counsel and Secretary
Thomas W. Barratt....................     59      Vice President, Regional Manager (U.S. Central) and
                                                  Director
Jorge V. Bou.........................     58      Vice President, Regional Manager (Latin America)
Martin J.K. Brown....................     55      Acting Regional Manager (Canada)
Elizabeth M. Caflisch................     46      Vice President and Director
John V. Caldarella...................     40      Vice President, Director of Growth and Development
Paula A. DeLisle.....................     47      Vice President and Director
David B. Friend, M.D.................     44      Vice President, Regional Manager (U.S. East) and
                                                  Director
James A. Gargiulo....................     42      Vice President, Human Resources
Ira T. Kay...........................     51      Vice President, Director of U.S. Compensation Practice
Eric P. Lofgren......................     50      Vice President, Global Director of Benefits Group and
                                                  Director
David P. Marini......................     44      Vice President, Global Director -- H.R. Technologies
                                                  Group and Director
Carl D. Mautz........................     54      Vice President and Chief Financial Officer
Gail E. McKee........................     42      Vice President and Director
Kevin L. Meehan......................     56      Vice President and Director
J.P. Orbeta..........................     40      Vice President, Global Director -- Human Capital Group
                                                  and Director
Sylvester J. Schieber................     54      Vice President, Director of Research and Information
A. Grahame Stott.....................     47      Vice President, Regional Manager (Asia-Pacific)
Charles P. Wood, Jr..................     57      Vice President, Regional Manager (U.S. West) and
                                                  Director
Barbara H. Franklin..................     61      Director
John J. Gabarro......................     61      Director
R. Michael McCullough................     62      Director
Gilbert T. Ray.......................     56      Director
Paul N. Thornton.....................     50      Director

    JOHN J. HALEY has served as President and Chief Executive Officer since January 1, 1999 and as a Director since 1992, and is a member of the Watson Wyatt Partners Partnership Board. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author OF FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a fellowship at the Graduate School of Mathematics at Yale University.

    WALTER W. BARDENWERPER has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992.
Mr. Bardenwerper was a Director of Watson Wyatt from 1992 to 1997. He has been serving as chairman of the Global Quality Committee of Watson Wyatt Worldwide since November 1998, and is President and a director of Professional Consultants Insurance Company. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel of Satellite Business Systems. He has a B.A. in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

    THOMAS W. BARRATT has served as Vice President and Regional Manager (U.S. Central) since 1997 and has served as a Director since 1998. Since November 2000, Mr. Barratt has served as Chair of the U.S. Region. Mr. Barratt rejoined Watson Wyatt in 1994 after serving as the Managing Consultant of the Detroit office of Towers Perrin, a competing human resources consulting firm, from 1987 through 1993. He began his career with Watson Wyatt in 1976 and was a consultant with the Company through 1986. He has a B.B.A. from Western Michigan University and graduated from Northwestern University's National Trust School in 1966.
Mr. Barratt has announced his intention to retire from Watson Wyatt on October 31, 2001.

    JORGE V. BOU has served as Vice President since 1998 and Regional Manager (Latin America) since 1994. Prior to joining Watson Wyatt in 1986, Mr. Bou was a Vice President with the Martin E. Segal Company, an actuarial and benefits consulting firm, and was previously with the American International Group, an insurance organization. He has been providing consulting services to various clients in Latin America since 1969. Mr. Bou is an Associate of the Society of Actuaries. He has a B.S. in Mathematics from Georgia State University.

    MARTIN J.K. BROWN was appointed Acting Regional Manager (Canada) in May 2001 following the death of Brian E. Kennedy, Vice President and Regional Manager (Canada). We are conducting a search for a permanent replacement. Prior to joining the Toronto office of Watson Wyatt in 1983, he was a partner with the firm of Bates, Thouard, Tierney & Brown, which was acquired by Watson Wyatt in 1983. From August 1989 to April 1991, Mr. Brown was with Sobeco, Inc. where he was a director and Senior Partner. Mr. Brown has an Honours Degree in Mathematics and Statistics from the University of Leeds, England. He is a Fellow of the Institute of Actuaries (England), a Fellow of the Canadian Institute of Actuaries and an Associate of the Society of Actuaries.

    ELIZABETH M. CAFLISCH has served as Vice President since 2000, and has served as a Director since 2000. Ms. Caflisch joined Watson Wyatt in 1979 and is currently a consulting actuary and the Retirement Practice Leader in our Washington, D.C. office. Ms. Caflisch has served on the Finance Committee since 1997. Ms. Caflisch is a Fellow of the Society of Actuaries and an Enrolled Actuary under ERISA. She holds a B.A. degree in Mathematics and Economics from Trinity College.

    JOHN V. CALDARELLA has served as Vice President, Director of Growth and Development since March, 2000. He joined Watson Wyatt in 1992 and prior to that was a consultant with a national human resource consulting firm, Towers Perrin, where he was a member of their national retiree welfare valuation committee that was responsible for developing procedures and tools for conducting firm-wide retiree welfare assignments. Mr. Caldarella was a member of their national managed care team and was responsible for providing financial analyses for managed care alternatives. Mr. Caldarella is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, and an Enrolled Actuary. He holds a B.S. in Insurance and Real Estate from The Pennsylvania State University.

    PAULA A. DELISLE has served as Vice President and as a Director since 1997. Ms. DeLisle joined Watson Wyatt in 1982 and is the Managing Consultant of our Hong Kong office. Ms. DeLisle is responsible for Watson Wyatt's China operations, for the Asia-Pacific operations of Watson Wyatt Data Services, and is a frequent speaker at international conferences on human resources issues in the Asia-Pacific region. She is the Vice-Chairman of the American Chamber of Commerce in Hong Kong and is the Hong Kong representative to the Pacific

Economic Cooperation Council's Human Resources Development Task Force. She has a B.A. from Saint Mary's College and a Master's degree from Loyola University of Chicago.

    DAVID B. FRIEND, M.D. has served as Vice President and Regional Manager (U.S. East) since 1997 and has served as a Director since 1997. He formerly was the Practice Director of Watson Wyatt's Group and Health Care Practice. Prior to joining Watson Wyatt in 1995, Dr. Friend served on the medical staff at Malden Hospital in Malden, Massachusetts. Prior to attending medical school, Dr. Friend was an Executive Vice President with High Voltage Engineering, a specialty industrial manufacturing conglomerate. Dr. Friend is the author of
HEALTHCARE.COM: RX FOR REFORM (St. Lucie Press) and also serves on the Advisory Board of the Schneider Institute for Health Policy at Brandeis University. He has an A.B. in Economics from Brandeis University, an M.D. from the University of Connecticut, and an M.B.A. from The Wharton School, University of Pennsylvania.

    JAMES A. GARGIULO has served as Vice President, Human Resources since 1999. Mr. Gargiulo has been an Account Manager in the U.S. East region for the past three years. Prior to joining Watson Wyatt in 1997, he was the Regional Director for the Compensation practice at Aon Corporation, an insurance and consulting organization, and has held various human resources positions for the investment banking firm of Salomon Brothers, The Gap, retailer, and Banque Paribas.
Mr. Gargiulo has a B.A. in Business Administration from Bernard Baruch College in New York.

    IRA T. KAY has served as Vice President since 1996. He was appointed Director of the U.S. Compensation Practice in September 2000. Prior to assuming his current responsibilities he was North American Practice Director of the Human Capital Group since 1998 and a Director from 1996 to 2000. Prior to joining Watson Wyatt in 1993, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group, a competing human resources consulting firm, and prior to that, he was a Managing Director in the Human Resources Department of the investment banking firm Kidder Peabody. Mr. Kay is the author of CEO PAY AND SHAREHOLDER VALUE (St. Lucie Press). Mr. Kay has a B.S. in Industrial and Labor Relations from Cornell University and a Ph.D. in Economics from Wayne State University.

    ERIC P. LOFGREN has served as Vice President, Global Director--Benefits Group and as a Director since 1998. Prior to joining Watson Wyatt in 1989, Mr. Lofgren spent seven years with William M. Mercer, a competing human resources consulting firm, and seven years at The Mutual of New York Insurance Company. Mr. Lofgren is a recognized authority in the areas of retirement plan design, the effects of demographics on benefit systems and asset liability management. He is widely credited with developing the Pension Equity Plan (PEP), one of the three primary families of defined benefit pension design.
Mr. Lofgren is a Fellow of the Society of Actuaries, and holds a B.A. in Mathematics from New College in Sarasota, Florida and studied at the Graduate School of Logic at the University of California at Berkeley.

    DAVID P. MARINI has served as Vice President since 1998 and Global Director--HR Technologies Group since 1997 and has served as a Director since 2000. Prior to assuming his current responsibilities, he led several of the firm's technology projects involving reengineering administrative client services. Prior to joining Watson Wyatt in 1994, Mr. Marini spent 13 years at the insurance company CIGNA Corporation, most recently as the President of the Iowa division of Trilog Inc., their wholly-owned 401(k) recordkeeping subsidiary, and he was previously a CPA with the accounting firm Coopers & Lybrand. He has a B.S. in Business Administration from Western New England College.

    CARL D. MAUTZ has served as Vice President and Chief Financial Officer since February 1999 and previously served as Controller. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation, and from 1972 to 1984 was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in accounting from the University of Illinois.

    GAIL E. MCKEE has served as Vice President and as a Director since 1997. Prior to joining Watson Wyatt in 1992, Ms. McKee was with the Walt Disney Company, an entertainment conglomerate, where she served as the Manager of International Compensation and Benefits from 1991 to 1992. From 1982 to 1990, she was an Account Manager with Hewitt Associates, a competing human resources consulting firm, in New York and Los Angeles. She has a B.A. from the University of Washington.

    KEVIN L. MEEHAN has served as Vice President since 1994 and as a Director since 1999. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan is a frequent speaker on employee benefits tax and legal issues, and has testified before the IRS, the Department of Labor, and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

    J.P. ORBETA has served as Vice President since 1998 and as Global Practice Leader--Human Capital Group since 1998, and as a Director since 2000. Prior to joining Watson Wyatt in April 1986, Mr. Orbeta was a faculty member of the Mathematics Department and director of Computer Education and Services at the Ateneo de Manila University. Mr. Orbeta is a member and Certified Compensation Professional (CCP) of the American Compensation Association and is the first practitioner in the Philippines to have earned this designation. He is a member of the Industrial Relations Committees of the American Chamber of Commerce of the Philippines, the Personnel Management Association of the Philippines and is currently the President of the Compensation Management Society of the Philippines. Mr. Orbeta has a B.S. in Economics from Ateneo de Manila University in the Philippines.

    SYLVESTER J. SCHIEBER has served as Vice President and Director of the Watson Wyatt Research and Information Center (RIC) since 1983, and as a Director of Watson Wyatt from 1989 to 1996. Mr. Schieber joined Watson Wyatt in 1983 as Director of RIC, and from 1994-1996, he served on the Advisory Council on Social Security for the Clinton Administration. He is currently serving a six-year term on the Social Security Advisory Board, for which he was appointed by the U.S. Senate Majority Leader. Mr. Schieber has served on the board of the Pension Research Council of the Wharton School, University of Pennsylvania since 1985. He has authored or co-authored four books on retirement issues, including FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press), THE REAL
DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY (Yale University Press, 1999), and he has co-edited four other volumes on a broad range of human resources issues. Mr. Schieber is a frequent speaker on pension and Social Security policy issues throughout the world. He has a Ph.D. in Economics from the University of Notre Dame.

    A. GRAHAME STOTT has served as Vice President and Regional Manager (Asia-Pacific) since 1995 and was a Director from 1995 to 2000. Mr. Stott joined Watson Wyatt in 1982 and is a member of the Hang Seng Index Advisory Committee, a past President of the Actuarial Association of Hong Kong and has been a member of a number of Hong Kong Government working parties in the areas of Social Security and pension legislation. Mr. Stott, a Fellow of the Faculty of Actuaries, has a B.Sc. in Mathematics from the University of Manchester Institute of Science and Technology.

    CHARLES P. WOOD, JR. has served as Vice President since 1998, as Regional Manager (U.S. West) and as a Director since 1999. Mr. Wood joined Watson Wyatt in 1975 and is a specialist in matters relating to Retirement, Group and Health Care, and Compensation consulting. Mr. Wood, a Fellow of the Society of Actuaries and the Casualty Actuarial Society, has a B.S. in Engineering Science and Mathematics from the U.S. Air Force Academy and an S.M. in Applied Mathematics from Harvard University.

    BARBARA H. FRANKLIN was appointed as a Director in May, 2000. Ms. Franklin has been President and Chief Executive Officer of Barbara Franklin Enterprises, an international trade consulting and investment firm, since 1995. Ms. Franklin previously served as U.S. Secretary of Commerce in the Bush Administration.
Ms. Franklin is a director of four companies--Aetna, Inc., a health insurance provider, The Dow Chemical Company, a chemical manufacturer, Milacron, Inc., a manufacturing technologies company, and MedImmune, Inc., a biotechnology company. Ms. Franklin is currently a distinguished visiting fellow at the Heritage Foundation, vice chair of the Atlantic Council, a director of the National Committee on United States-China Relations. She is also a trustee of the Economic Club of New York and a member of the Board of Directors of the Associates of the Harvard Business School.

    JOHN J. GABARRO has served as a Director since 1999 and was previously a director from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management at the Harvard Business School, where he has taught in Harvard's M.B.A., Advanced Management, and Owner-President Management Programs. He has also served as faculty chairman of Harvard's International Senior Management Program and as chairman of its Organization Behavior and Human Resource Management faculty. Mr. Gabarro is the author of six books, the most recent of which include BREAKING THROUGH: THE MAKING OF MINORITY EXECUTIVES IN CORPORATE AMERICA (Harvard, 1999), MANAGING PEOPLE IN ORGANIZATIONS (Harvard,
1992) and THE DYNAMICS OF TAKING CHARGE (Harvard, 1987), which won the 1988 New Directions in Leadership Award and was named one of the best business books of the year by THE WALL STREET JOURNAL. Mr. Gabarro is also a recipient of the 1980 McKinsey Foundation Prize, the 1986 Center for Creative Leadership Distinguished Scholar Colloquium and the 1988 Johnson Smith and Knisely Award for research on leadership. Mr. Gabarro has an M.B.A. and a Ph.D. from Harvard University.

    R. MICHAEL MCCULLOUGH has served as a Director since 1996. Mr. McCullough is the retired Chairman of the management consulting firm of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a Partner in the firm in 1971, became Managing Partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the boards of Capital Auto Real Estate Investment Trust, an automobile property real estate investment trust, Charles E. Smith Residential Real Estate Trust, a residential property real estate investment trust, and is Chairman of Ecutel, Inc., a private Internet communications products and services firm.

    GILBERT T. RAY was appointed a Director in March, 2000. Mr. Ray is senior counsel of the law firm O'Melveny & Myers LLP. He joined O'Melveny & Myers in 1972, and was named a partner in 1981. After practicing corporate law for over 28 years, Mr. Ray retired from active practice in January, 2000. Mr. Ray is a member of the boards of HMS Host Company, a concessions provider, Automobile Club of Southern California, a provider of emergency road and travel services and insurance, and is Chair of the Board of Sierra Monolithics, Inc., a semi-conductor chip design company. Mr. Ray is the recipient of the Fred Snowden Humanitarian Award--Greater Los Angeles African American Chamber of Commerce, the Outstanding Alumni Award--Ashland University, the NAACP Legal Defense Fund--Civil Rights Advocate of the Year, and the Central City Association--Leadership and Achievement Award.

Mr. Ray is also a trustee of Anchor Pathway Fund, Seasons Series Fund, and Sun America Series Trust.

    PAUL N. THORNTON has served as a Director since 2000. He joined Watson Wyatt Partners in 1974, qualified as a Fellow of the Institute of Actuaries in 1975, and became a Partner of the firm in 1977. Mr. Thornton has been elected to the position of Senior Partner of Watson Wyatt Partners, effective May 1, 2001. He was a Chairman of the Pensions Board of the Faculty and Institute of Actuaries in the U.K. from 1994 to 1996, Chairman of the Association of Consulting Actuaries from June 1997 until June 1998, and President of the Institute of Actuaries from July 1998 to July 2000. Mr. Thornton is a member of the Executive Committee of the International Actuarial Association, Chairman of the Pensions Committee of the Groupe Consultatif of European Actuaries, Chairman of the Committee of the International Actuarial Association dealing with the International Accounting Standard on Employee Benefits, and a member of the Committee of the International Association of Consulting Actuaries. He holds an honours degree in Mathematics from Oxford University.

BOARD COMPOSITION

    Watson Wyatt Holdings directors are elected at each annual shareholders' meeting for three-year terms. Of the 16 seats, 11 are filled by current employees of Watson Wyatt & Company, four are filled by outside directors, and one by a partner of Watson Wyatt Partners. Under the Watson Wyatt Holdings bylaws, an employee shareholder is qualified to hold a directorship only during the term of his or her employment. Under the Watson Wyatt Holdings certificate of incorporation, the directorships are divided into three classes. At the shareholders' meeting in December 2000, shareholders elected three classes of directors. The directorships in the first class will expire as of the shareholders meeting in 2001 and every three years thereafter, the directorships in the second class will expire as of the shareholders' meeting in 2002 and every three years thereafter, and the directorships in the third class will expire as of the shareholders meeting in 2003 and every three years thereafter. Under the Watson Wyatt Holdings certificate of incorporation and bylaws, each employee director automatically ceases to be a director upon termination of his or her employment unless the board determines otherwise by a majority vote.

BOARD COMMITTEES

    AUDIT COMMITTEE. The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to shareholders and others. It also reviews (in cooperation with our internal auditors, independent accountants and management) our internal accounting procedures and controls, and the adequacy of the accounting services provided by our Finance and Administration office. The members of the Audit Committee are Barbara Franklin, John Gabarro, Michael McCullough (Chair) and Gilbert Ray.

    COMPENSATION COMMITTEE. The Compensation Committee oversees executive compensation policies and practices. The Compensation Committee members are Barbara Franklin, John Gabarro, Michael McCullough and Gilbert Ray (Chair).

    EXECUTIVE COMMITTEE. The Executive Committee oversees and reviews our long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the board of directors to review, consider and make decisions affecting general management policies of our company, to approve significant business decisions not requiring full board approval and to make recommendations to the executive officers and the board. The members of the Executive Committee are John Haley, Tom Barratt, Paula DeLisle, Eric Lofgren and Charles Wood (Chair).

    FINANCE COMMITTEE. The Finance Committee reviews and considers issues relating to our capital structure. This includes strategic determinations regarding the financing of our future growth and development. The members of the Finance Committee are Dr. David Friend (Chair) and David Marini.

DIRECTOR COMPENSATION

    Directors who are employees of Watson Wyatt are not compensated separately for their services as directors or as members of any committee of the board. Outside directors in fiscal year 2000 earned a quarterly retainer of $6,250 plus $1,500 per day for board meetings, $1,000 per day for regular committee meetings, $750 if held in conjunction with a board meeting, and $2,000 per day for committee meetings if the outside director chaired that committee, $1,000 if held in conjunction with a board meeting. Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. Watson Wyatt has provided for the payment of these fees in shares of Watson Wyatt common stock up to 7,500 shares and the balance in cash or deferred under the Voluntary Deferred Compensation Plan. The Voluntary Deferred Compensation Plan enables outside directors, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as a director of the company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our Compensation and Stock Committee, predecessor to the current Compensation Committee, for the last completed fiscal year were: Thomas
W. Barratt, Paula A. DeLisle, Ira L. Kay, Kevin L. Meehan and John A. Steinbrunner. All are officers of the company. The Compensation and Stock Committee members did not participate in decisions regarding their own compensation. No interlocking relationship exists between our board of directors or our Compensation Committee and any member of any other company's board of directors or their compensation committee, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    For the fiscal year ended June 30, 2000, the compensation of the executive officers, and all other associates eligible to receive a bonus, was comprised primarily of three elements: base salary, fiscal year-end bonus, and stock incentive bonus plan payment. The compensation system establishes target bonuses for all associates eligible to receive a bonus, based on their compensation band level. Target bonuses range from 5% of base salary for more junior associates to 70% of base salary for the Chief Executive Officer. After the end of each fiscal year, the board of directors determines the funding of the fiscal year-end bonus pool, which may be more or less than 100% of target bonuses, and associates eligible to receive a bonus are awarded bonuses based on individual, practice, region and company performance. In January 2000 we paid stock incentive bonus plan bonuses to eligible associates based on the stock incentive bonus plan funding level approved by the board and accrued at June 30, 1999, an individual's actual fiscal year bonus and their actual stock ownership as compared to their target stock ownership. We also paid stock incentive bonus plan bonuses to eligible associates in January 2001, which amounts were accrued at June 30, 2000.

    We are incorporating, by reference, the Summary Compensation Table on page 14 of Watson Wyatt Holdings' Definitive Proxy Statement on Schedule 14A, filed on November 17, 2000, that sets forth annual compensation for the President, Chief Executive Officer and the other four most highly compensated executive officers for the fiscal years ended June 30, 2000, 1999 and 1998.

PENSION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICER

    Watson Wyatt has an agreement with Dr. David Friend to provide a supplemental pension benefit. At the time of his retirement, Dr. Friend will receive an additional service credit (for the purposes of calculating benefits only) so that his total service credit will be calculated as follows: (actual years of service + 1) multiplied by 1.5. In addition, if, before the date on which Dr. Friend would be entitled to receive an early retirement benefit, there is a change in control of the company and Dr. Friend leaves the employ of the company within six months of the change in control, his pension will be calculated as if he had reached early retirement.

GENERAL EMPLOYMENT ARRANGEMENTS

    Generally, executive officers are not parties to employment agreements with us. Non-employee directors are paid pursuant to a compensation plan approved on an annual basis. Executives and other associates in salary bands 4, 5, 6 and higher are required to sign non-competition and confidentiality agreements to protect our proprietary information.

                            LONG TERM INCENTIVE PLAN

    Under the terms of the 2000 Long Term Incentive Plan, which was approved by our shareholders on June 26, 2000, Watson Wyatt Holdings is permitted to grant options to associates and directors allowing them to purchase shares of class A common stock at fair market value on the date of grant. The Plan authorizes options to purchase an aggregate of 4,500,000 shares. We are incorporating, by reference, the discussion regarding the grant of options, concurrent with the initial public offering in October 2000, on pages 52-53 of Watson Wyatt Holdings' definitive Proxy Statement on Schedule 14A filed on November 17, 2000.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    On April 1, 1995 we transferred our United Kingdom operations to R.
Watson & Sons, which was subsequently renamed Watson Wyatt Partners, and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. To form the alliance, Watson Wyatt Partners purchased 600,000 shares or approximately 2% of our common stock. Watson Wyatt Partners has indicated its interest in transferring the majority of the shares it holds to its equity partners individually, who would hold them subject to the same transfer restrictions which apply to all class B shares. The transfer to the individual partners would be subject to the approval of our board of directors.

    We also transferred our Continental Europe operations to a newly formed holding company owned by our company and Watson Wyatt Partners in exchange for 50.1% of its share. Effective July 1, 1998, we sold one-half of our investment in the holding company to Watson Wyatt Partners. Mr. Paul N. Thornton, a partner of Watson Wyatt Partners, is a member of our board of directors, and Mr. John J. Haley is a member of the Watson Wyatt Partners Partnership Board. Watson Wyatt Partners and Watson Wyatt & Company provide various services to and on behalf of each other in the ordinary course of business.

                            DESCRIPTION OF OFFERING

BACKGROUND

    On October 16, 2000, we completed an initial public offering of our class A common stock. In conjunction with that offering, we completed changes in our corporate structure involving the merger of Watson Wyatt & Company with WW Merger Subsidiary, Inc., a wholly-owned subsidiary of Watson Wyatt Holdings. As a result, Watson Wyatt & Company became a wholly-owned, principal operating subsidiary of Watson Wyatt Holdings.

    At the time of the reorganization, each share of Watson Wyatt & Company's Redeemable Common Stock was converted into one share of class B-1 common stock and one share of class B-2 common stock of Watson Wyatt Holdings. The class B common stock is divided into two classes to accommodate different transfer restriction periods. The class B-1 shares are subject to a transfer restriction period of 12 months following the initial public offering date, while the class B-2 shares are subject to a transfer restriction period of 24 months following the initial public offering date, unless waived by the Board of Directors. The Board of Directors waived the transfer restrictions on a total of 1,559,250 class B-1 and 1,559,250 class B-2 shares, to allow for conversion into the class A shares sold by selling shareholders in the initial public offering. Following the expiration or waiver of the respective transfer restriction periods, the remaining class B-1 and class B-2 shares will automatically convert into class A common stock.

    In conjunction with our initial public offering, we entered into agreements providing for additional transfer restrictions with major shareholders, executive officers and employee directors affecting approximately 35% of the total common stock at the time of initial public offering. The agreements restrict transfer of all shares held by such persons immediately following the initial public offering, and the restrictions terminate as to 25% of such shares on each of the first, second, third and fourth anniversaries of the consummation of the public offering. The transfer restrictions also terminate in the event of the shareholder's death, retirement or involuntary termination of employment, or a change of control of Watson Wyatt.

CLASS A AND CLASS B COMMON STOCK

    Shares of class B-1 common stock and class B-2 common stock are not transferable or otherwise convertible into shares of class A common stock, until the relevant transfer restriction period expires or is otherwise waived by the board of directors. The class B transfer restriction periods, provided in our certificate of incorporation, will expire in October 2001 for shares of class B-1 common stock and in October 2002 for shares of class B-2 common stock. Once these transfer restrictions expire or are waived by our board of directors, the shares of class B common stock automatically will convert into shares of class A common stock. The shares of class A common stock by their terms are freely transferable, subject to any other applicable restrictions on transfer imposed by law or contract. Except for the transfer restrictions placed on shares of class B common stock, all shares of common stock of Watson Wyatt Holdings are identical.

THIS OFFERING

    The Company and current class B shareholders are participating in this offering.

    The board of directors has waived the transfer restrictions on a portion of the class B-1 common stock to permit the conversion of class B-1 common stock to class A common stock for resale in this offering. The board of directors has also waived, for the purpose of this offering only, the additional transfer restrictions with major shareholders, executive officers and employee directors to permit the conversion of class B-1 common stock to class A common stock, up to 50% of their total shares subject to transfer restrictions.

    The remaining class B-1 shares that are not converted into class A shares for resale in this offering will remain subject to the 12-month transfer restriction that expires in October 2001 and which is contained in our certificate of incorporation. In the case of the remaining class B-1 shares subject to our agreements with major shareholders, executive officers and employee directors, such shares shall continue to remain subject to the additional transfer restrictions contained in such agreements. In either case, the transfer restrictions may be waived by the board of directors only after obtaining the written consent of Deutsche Banc Alex. Brown Inc.

    After this offering, shares of class B-1 and class B-2 common stock will constitute approximately 72% of our total outstanding common stock. Shares of class A common stock will constitute approximately 28% of our total outstanding common stock. The additional transfer restrictions with major shareholders, executive officers and employee directors will continue to affect approximately 30% of our total outstanding common stock after this offering and, unless waived earlier, these restrictions will terminate annually over the period ending October 16, 2004.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table sets forth information known to us with respect to beneficial ownership of common stock as of June 21, 2001, of all directors, named executive officers and directors and executive officers as a group.

                    SHARES BENEFICIALLY
                   OWNED BEFORE OFFERING
                NAME OF BENEFICIAL OWNER (A)                   NUMBER         PERCENT
                ----------------------------                  ---------       --------
John J. Haley...............................................    455,498          1.4%
Charles P. Wood, Jr.........................................    360,782          1.1
A. Grahame Stott............................................    248,000            *
Sylvester J. Schieber.......................................    240,000            *
Eric P. Lofgren.............................................    218,730            *
Walter W. Bardenwerper......................................    182,586            *
Kevin L. Meehan.............................................    179,120            *
Thomas W. Barratt...........................................    159,300            *
Jorge V. Bou................................................    150,000            *
Ira T. Kay..................................................    144,046            *
David B. Friend, M.D........................................    126,900            *
Martin J.K. Brown...........................................    125,100            *
Elizabeth M. Caflisch.......................................    107,512            *
Paula A. DeLisle............................................    101,800            *
David P. Marini.............................................     69,000            *
John V. Caldarella..........................................     54,540            *
J. P. Orbeta................................................     53,510            *
Gail E. McKee...............................................     48,376            *
Carl D. Mautz...............................................     44,400            *
James A. Gargiulo...........................................          0            *
Barbara Hackman Franklin....................................          0 (b)        *
John J. Gabarro.............................................     15,000            *
R. Michael McCullough.......................................     15,000            *
Gilbert T. Ray..............................................          0 (b)        *
Paul N. Thornton............................................    726,000 (c)      2.2
                                                              ---------         ----
All current directors and executive officers as a group
  (25)......................................................  3,825,200         11.6%

------------

* Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk.

(a) Unless noted otherwise, the address for each of the beneficial owners identified in this table is c/o Watson Wyatt & Company Holdings, 1717
    H Street, N.W., Washington, D.C. 20006. The shares reflected do not include options granted, none of which are exercisable within 60 days.

(b) Ms. Franklin and Mr. Ray were appointed as directors in 2000 and will be issued shares for services rendered pursuant to our outside director compensation guidelines.

(c) Watson Wyatt Partners, in which Mr. Thornton is a partner, beneficially owns 726,000 shares (2.2%) of our common stock. Mr. Thornton does not own any shares in his individual capacity and disclaims beneficial ownership of these shares. Pursuant to our alliance agreement, if Watson Wyatt Partners holds more than 800,000 shares of our common stock, it has an option to sell to us any number of shares that exceed 600,000. We, in turn, have an option to purchase from Watson Wyatt Partners any number of shares of our common stock in excess of 800,000 shares if Watson Wyatt Partners holds more than 1,000,000 shares of our common stock.

SELLING SHAREHOLDERS

    The following table sets forth for each selling shareholder the total number of shares of common stock being offered in this offering. If the underwriters exercise their over-allotment option in full, the selling shareholders would sell, generally on a pro rata basis, an additional 442,500 shares.

                                                            NUMBER OF SHARES                 NUMBER OF SHARES   PERCENTAGE OF
                                                           OWNED IMMEDIATELY    NUMBER OF         OWNED         SHARES OWNED
                                   POSITION, OFFICE OR          PRIOR TO        SHARES TO         AFTER             AFTER
NAME                                  RELATIONSHIP*             OFFERING         BE SOLD         OFFERING        OFFERING**
----                             ------------------------  ------------------   ----------   ----------------   -------------
W. Michael Carter                Associate                      302,290          130,805         171,485
Frederick Green                  Associate                      351,636           95,197         256,439
Wallace Wilson                   Associate                      213,288           92,293         120,995
Michael Busby                    Associate                      208,112           90,053         118,059
Robert Ellis                     Associate                      175,098           75,767          99,331
David Riddell                    Associate                      165,000           71,398          93,602
Walter Bardenwerper              Vice President                 182,586           69,234         113,352
John Reynolds                    Associate                      237,262           64,907         172,355
David Beech                      Associate                      126,360           54,678          71,682
Charles Wood Jr.                 Vice President; Director       360,782           52,602         308,180
Thomas Barratt                   Vice President; Director       159,300           51,623         107,677
Edward Fleischer                 Associate                      220,000           47,599         172,401
Kevin Meehan                     Vice President; Director       179,120           46,837         132,283
John Haley                       Chief Executive Officer        455,498           43,271         412,227             1.2%
James Vonesh Jr.                 Associate                      149,224           42,600         106,624
Thomas Grass                     Associate                      118,080           41,610          76,470
Anthony Stott                    Vice President                 248,000           41,541         206,459
Dan Fisher                       Associate                       94,266           40,790          53,476
Michael Gazdo Jr.                Associate                       83,924           36,315          47,609
Sylvester Schieber               Vice President                 240,000           34,617         205,383
James Terry Jr.                  Associate                      105,690           34,617          71,073
Frederic Kenyon                  Associate                       89,940           34,565          55,375
James Youngquist                 Associate                      157,000           33,606         123,394
Howard Weizmann                  Associate                       73,700           31,891          41,809
Clarence Bayer                   Associate                      291,524           31,155         260,369
Joseph Huffman                   Associate                      139,908           30,270         109,638
Theodore Chien                   Associate                       69,300           29,987          39,313
Michael Button                   Associate                      162,000           27,694         134,306
Les Taylor                       Associate                       62,992           27,258          35,734
F. Atkins                        Associate                       62,414           27,007          35,407
Charles Commander                Associate                      181,634           25,963         155,671
Jorge Bou                        Vice President                 150,000           25,963         124,037
Ira Kay                          Vice President; Director       144,046           25,963         118,083
Paul Lew                         Associate                       64,956           25,963          38,993
Steven Vernon                    Associate                      116,814           25,274          91,540
Philip Ullom                     Associate                       58,140           25,158          32,982
Richard Hubbard                  Associate                      238,986           25,085         213,901
Gregory Metzger                  Associate                       54,900           23,756          31,144
Daniel Lawrence                  Associate                      106,886           22,501          84,385
Kam Li                           Associate                      102,000           22,501          79,499
Anthony Deutsch                  Associate                      100,600           21,766          78,834
Richard Lindahl                  Associate                       71,100           21,636          49,464
Ted Nussbaum                     Associate                       91,300           19,753          71,547
William Hickman                  Associate                       90,038           19,481          70,557
Savage Flatt                     Associate                       44,856           19,410          25,446
Hector Gonzalez Gale             Associate                       44,100           19,083          25,017
David Fleiss                     Associate                       44,100           19,083          25,017
Richard Ostuw                    Associate                      112,500           17,309          95,191
Robert Lista                     Associate                       53,100           17,309          35,791
Maureen Cotter                   Associate                       50,400           17,309          33,091
David Kornwitz                   Associate                       44,838           17,168          27,670
Lindsay Frew                     Associate                       39,326           17,017          22,309
Robert Haws                      Associate                       89,100           15,578          73,522
Kenneth Steiner                  Associate                      168,476           15,379         153,097
James Stewart                    Associate                       34,200           14,799          19,401
Carl Mautz                       Vice President                  44,400           14,413          29,987

                                                            NUMBER OF SHARES                 NUMBER OF SHARES   PERCENTAGE OF
                                                           OWNED IMMEDIATELY    NUMBER OF         OWNED         SHARES OWNED
                                   POSITION, OFFICE OR          PRIOR TO        SHARES TO         AFTER             AFTER
NAME                                  RELATIONSHIP*             OFFERING         BE SOLD         OFFERING        OFFERING**
----                             ------------------------  ------------------   ----------   ----------------   -------------
Iain Woods                       Associate                       78,830           13,847          64,983
Mark O'Reilly                    Associate                       31,860           13,786          18,074
Jay Wolfe                        Associate                      155,870           13,734         142,136
Valerie Wedin                    Associate                       45,492           13,407          32,085
Clay Cprek                       Associate                      124,210           12,981         111,229
James Minogue                    Associate                       54,476           12,981          41,495
Robert Hackney                   Associate                       29,384           12,715          16,669
Ann Kenny                        Associate                       28,510           12,337          16,173
Jane Weizmann                    Associate                       27,560           11,926          15,634
Andrew Boal                      Associate                       26,730           11,566          15,164
Michael Keane                    Associate                       26,100           11,294          14,806
Edward Graskamp                  Associate                       89,200           11,251          77,949
Andrew Dillon                    Associate                       62,488           10,818          51,670
Angela De Oliveira               Associate                       24,614           10,651          13,963
Timothy Dillon                   Associate                       23,044            9,971          13,073
Kenneth Klingler                 Associate                       44,398            9,606          34,792
Kjeld Sorensen                   Associate                       81,716            9,397          72,319
Louis Valentino                  Associate                      150,000            8,654         141,346
John Bartz                       Associate                       55,000            8,654          46,346
Douglas Tokerud                  Associate                       53,664            8,654          45,010
William Kilzer                   Associate                       34,380            8,654          25,726
Kevin Spring                     Associate                       32,580            8,654          23,926
Mark Landis                      Associate                       30,980            8,654          22,326
Nancy Vander Baaren              Associate                       24,596            8,654          15,942
Iva Martin                       Associate                       21,160            8,654          12,506
Mary Jacobson                    Associate                       19,080            8,256          10,824
Alan Hurley                      Associate                       18,194            7,873          10,321
Jeri Stepman                     Associate                       38,842            7,652          31,190
Gerald Trask                     Associate                       16,200            7,010           9,190
James Miller                     Associate                       16,180            7,001           9,179
Marsha Fischel                   Associate                       18,014            6,936          11,078
Richard Watts                    Associate                      101,514            6,923          94,591
Edward Forte                     Associate                       97,354            6,923          90,431
Patsy Amendola                   Associate                       97,740            6,698          91,042
David Bright                     Associate                       53,524            6,491          47,033
James Lannen                     Associate                       37,094            6,139          30,955
Tignor Thompson                  Associate                       35,700            6,058          29,642
Derek Jones                      Associate                       28,600            6,058          22,542
Leonard Levitt                   Associate                       20,000            6,058          13,942
Mark Bails                       Associate                       13,648            5,906           7,742
David Marcus                     Associate                       13,616            5,892           7,724
Brad Jeffrey                     Associate                       30,780            5,868          24,912
R. Adams                         Associate                       13,500            5,842           7,658
John Menefee                     Associate                       46,596            5,708          40,888
Alfred Gimbel                    Associate                       69,210            5,625          63,585
Michael McGrath                  Associate                       12,752            5,518           7,234
Raymond Robinson                 Associate                       12,490            5,405           7,085
Robert Sherwood Jr.              Associate                       12,366            5,351           7,015
Martin Brown                     Associate                      125,100            5,279         119,821
Mark Agnew                       Associate                       12,060            5,219           6,841
Keith Williams                   Associate                      120,136            5,193         114,943
Robert Sperl                     Associate                       39,786            5,193          34,593
Richard Beal                     Associate                       27,180            5,193          21,987
Pierre Lanoix                    Associate                       26,692            5,193          21,499
Debora Schell                    Associate                       20,722            5,193          15,529
Mark Brolley                     Associate                       18,180            5,193          12,987
Fran Schiavo                     Associate                       11,926            5,161           6,765
Richard Sinni                    Associate                       11,700            5,063           6,637
Steven McCormick                 Associate                       20,700            4,933          15,767
Kevin Kenney                     Associate                       10,936            4,732           6,204
Donald Cullinane                 Associate                       10,260            4,440           5,820
Martin Crosby                    Associate                       10,080            4,362           5,718
Elizabeth Caflisch               Vice President; Director       107,512            4,327         103,185
Roger Ray                        Associate                       55,000            4,327          50,673

                                                            NUMBER OF SHARES                 NUMBER OF SHARES   PERCENTAGE OF
                                                           OWNED IMMEDIATELY    NUMBER OF         OWNED         SHARES OWNED
                                   POSITION, OFFICE OR          PRIOR TO        SHARES TO         AFTER             AFTER
NAME                                  RELATIONSHIP*             OFFERING         BE SOLD         OFFERING        OFFERING**
----                             ------------------------  ------------------   ----------   ----------------   -------------
Lawrence Difiore                 Associate                       43,720            4,327          39,393
Gunter Becher                    Associate                       41,400            4,327          37,073
Andre Latia                      Associate                       37,510            4,327          33,183
Heidi Toppel                     Associate                       36,000            4,327          31,673
Michael O'Boyle                  Associate                       20,700            4,327          16,373
Miles Buckinghamshire            Associate                       20,160            4,327          15,833
Hugh Mullenbach                  Associate                       19,142            4,327          14,815
Jorge Vazquez                    Associate                       18,600            4,327          14,273
Richard Tewksbury Jr.            Associate                       17,100            4,327          12,773
David Strom                      Associate                       10,440            4,327           6,113
Charlene Shishido                Associate                        9,538            4,127           5,411
Richard Mulder Jr.               Associate                        9,216            3,988           5,228
George Tornay Jr.                Associate                       39,528            3,894          35,634
Susan Starr                      Associate                       18,424            3,894          14,530
James Mullis                     Associate                        8,100            3,505           4,595
Dorothea Atkerson                Associate                       15,068            3,462          11,606
Sheldon Wayne                    Associate                        8,582            3,462           5,120
James Pearce                     Associate                       80,928            3,399          77,529
Deborah Rochelle                 Associate                        7,850            3,397           4,453
Luellen Lucid                    Associate                       23,864            3,289          20,575
Jacques Leger                    Associate                       63,734            3,232          60,502
Cynthia Boyle                    Associate                        8,686            3,190           5,496
Allison Easton                   Associate                       36,750            3,180          33,570
Cynthia Herb                     Associate                        7,122            3,082           4,040
Steven Early                     Associate                      114,452            2,987         111,465
Doris Chan                       Associate                        6,400            2,769           3,631
Charles Nightengale              Associate                       12,366            2,683           9,683
Stanley Goldfarb                 Associate                      118,878            2,596         116,282
Stanley Dash Jr.                 Associate                       55,000            2,596          52,404
David Millington                 Associate                       40,000            2,596          37,404
Alexander Miller                 Associate                       27,000            2,596          24,404
Ronald Metz                      Associate                       19,946            2,596          17,350
Alan Holdsworth                  Associate                       16,000            2,596          13,404
Stephen Jackstadt                Associate                       15,120            2,596          12,524
James Goddeeris                  Associate                       11,804            2,596           9,208
Randall Dziubek                  Associate                       10,036            2,596           7,440
Christine Kellogg                Associate                        6,000            2,596           3,404
Michael Whelchel                 Associate                        6,000            2,596           3,404
Michael Evans                    Associate                        5,600            2,423           3,177
Kathleen Burns                   Associate                        5,400            2,337           3,063
Christopher Lonner               Associate                        5,400            2,337           3,063
Juanita Fernandez                Associate                        5,186            2,244           2,942
Robert Wesselkamper              Associate                        7,560            2,215           5,345
Karen Sutherland                 Associate                        5,040            2,181           2,859
Mark White                       Associate                       63,464            2,164          61,300
Susan Helke                      Associate                       13,238            2,164          11,074
Gerard Murphy                    Associate                        8,100            2,164           5,936
Florence Oatridge                Associate                        5,272            2,164           3,108
Carl Voss                        Associate                       29,310            1,999          27,311
Joseph Yip                       Associate                        4,500            1,947           2,553
Anne Soh                         Associate                        4,410            1,908           2,502
Robert McKee                     Associate                       26,550            1,904          24,646
Harold Barr                      Associate                       12,200            1,904          10,296
Linda Tandle                     Associate                        8,178            1,817           6,361
Ian Midgley                      Associate                       17,100            1,774          15,326
Jeffrey Kurtz                    Associate                       35,028            1,731          33,297
Howard Simms                     Associate                       28,954            1,731          27,223
Donna Cherney                    Associate                       20,368            1,731          18,637
John Diefenbach                  Associate                       17,910            1,731          16,179
Michael Kirchner                 Associate                       17,062            1,731          15,331
James Obernesser                 Associate                       13,672            1,731          11,941
Hans Kothuis                     Associate                       13,500            1,731          11,769
Paul Morris                      Associate                       11,972            1,731          10,241
Frank Gallo                      Associate                        6,840            1,731           5,109

                                                            NUMBER OF SHARES                 NUMBER OF SHARES   PERCENTAGE OF
                                                           OWNED IMMEDIATELY    NUMBER OF         OWNED         SHARES OWNED
                                   POSITION, OFFICE OR          PRIOR TO        SHARES TO         AFTER             AFTER
NAME                                  RELATIONSHIP*             OFFERING         BE SOLD         OFFERING        OFFERING**
----                             ------------------------  ------------------   ----------   ----------------   -------------
Hilda Thompson                   Associate                        6,100            1,731           4,369
Douglas Belden                   Associate                        5,400            1,731           3,669
Kathleen Dickerson               Associate                        3,788            1,639           2,149
Bruce Walton                     Associate                        3,780            1,636           2,144
Herry Kuswara                    Associate                        3,780            1,636           2,144
Kevin Connelly                   Associate                        3,750            1,623           2,127
Jon Randall                      Associate                       30,872            1,620          29,252
Linda Feigenbaum                 Associate                        3,616            1,565           2,051
Hung-Chyi He                     Associate                        3,590            1,553           2,037
Wayne Dydo                       Associate                      113,756            1,520         112,236
Richard Silvey                   Associate                        3,420            1,480           1,940
Michael Yeung                    Associate                        2,800            1,212           1,588
Rachel Baker                     Associate                        2,704            1,170           1,534
Patricia Wenneman                Associate                        5,422            1,125           4,297
Shirley Newman                   Associate                       15,154            1,105          14,049
Ross Feldman                     Associate                        9,244            1,082           8,162
Kevin Seda                       Associate                        3,914            1,082           2,832
Daniel Johnson                   Associate                        8,280            1,047           7,233
Claudia Roberts                  Associate                        6,120            1,039           5,081
Lisa Swatland                    Associate                        4,996            1,039           3,957
Elaine Whitt                     Associate                        2,342            1,013           1,329
Enrico Di Giuseppantonio         Associate                        2,340            1,013           1,327
Scott Fowler                     Associate                        2,340            1,013           1,327
Patricia O'Reilly                Associate                        2,340            1,013           1,327
Frederico Jorge                  Associate                       17,100              952          16,148
Virginia Brillon                 Associate                        2,132              923           1,209
Christopher Steiger              Associate                        4,050              909           3,141
Robert Gump                      Associate                        4,056              879           3,177
Eileen Settineri                 Associate                        2,026              877           1,149
Don Hutchison                    Associate                        2,026              877           1,149
Kenneth Lining                   Associate                       13,008              872          12,136
David Speier                     Associate                       53,828              865          52,963
Francis Grealy Jr.               Associate                       44,126              865          43,261
David Barndollar                 Associate                       31,820              865          30,955
R. Inglis                        Associate                       27,054              865          26,189
Gordon Goodfellow                Associate                       26,262              865          25,397
Aruna Vohra                      Associate                       21,202              865          20,337
Peter Maillet                    Associate                       16,232              865          15,367
Michael Methlie                  Associate                       15,000              865          14,135
Thomas Reed                      Associate                       14,634              865          13,769
Thomas Smith                     Associate                       11,012              865          10,147
Kathleen Hardy                   Associate                        9,284              865           8,419
Evalynne Bahrynowski             Associate                        8,072              865           7,207
Paul Timmins                     Associate                        6,682              865           5,817
Robert Goodman                   Associate                        6,656              865           5,791
Nicholas Gruschow                Associate                        5,592              865           4,727
Terry Paulus                     Associate                        4,860              865           3,995
Bruce Kelley                     Associate                        4,500              865           3,635
Melissa Draper                   Associate                        4,000              865           3,135
Robert Seith                     Associate                        3,416              865           2,551
Pierre Olivier                   Associate                        2,836              865           1,971
Aaron Wong                       Associate                        2,000              865           1,135
Diane Rose                       Associate                        2,000              865           1,135
Jeff Bierbower                   Associate                        2,000              865           1,135
Cara Cantrell                    Associate                        1,980              857           1,123
Mark Buis                        Associate                        1,862              806           1,056
Melanie Litke                    Associate                        1,818              787           1,031
Sigrid Geens                     Associate                        1,800              779           1,021
John Finney                      Associate                        1,800              779           1,021
Tara Purohit                     Associate                        1,678              726             952
Gayle Lowen                      Associate                        1,664              720             944
Crispin Lace                     Associate                        3,050              714           2,336
Jose Deduque                     Associate                        1,620              701             919
Alfred Schorath                  Associate                       22,948              692          22,256

                                                            NUMBER OF SHARES                 NUMBER OF SHARES   PERCENTAGE OF
                                                           OWNED IMMEDIATELY    NUMBER OF         OWNED         SHARES OWNED
                                   POSITION, OFFICE OR          PRIOR TO        SHARES TO         AFTER             AFTER
NAME                                  RELATIONSHIP*             OFFERING         BE SOLD         OFFERING        OFFERING**
----                             ------------------------  ------------------   ----------   ----------------   -------------
Garvin Gaskin                    Associate                       10,100              692           9,408
Aura Whittaker                   Associate                        8,186              692           7,494
John Coskey                      Associate                        7,290              692           6,598
Craig Williamson                 Associate                        4,500              692           3,808
Leslie Quantz                    Associate                        3,498              692           2,806
Mark Valerius                    Associate                        1,566              678             888
Sean Henaghan                    Associate                        3,240              623           2,617
David Neiger                     Associate                        2,248              606           1,642
Mark Dunning                     Associate                        2,664              575           2,089
Kenneth Norman                   Associate                       18,828              531          18,297
Joyce Waslowicz                  Associate                        4,180              519           3,661
Robert Newton                    Associate                        2,970              519           2,451
Linda Saunders                   Associate                        2,894              519           2,375
Susan Bisping                    Associate                        2,484              519           1,965
Sara Hutchinson                  Associate                        2,380              519           1,861
Richard Weaver                   Associate                        2,020              519           1,501
Stephane Besson                  Associate                        2,000              519           1,481
Robert Kelly                     Associate                       38,248              433          37,815
Pyush Kumar                      Associate                       12,500              433          12,067
Alastair Scott Anthony           Associate                        5,664              433           5,231
Aurora Arellano                  Associate                        4,610              433           4,177
Eric Hoy                         Associate                        4,342              433           3,909
Teresa Schepp                    Associate                        3,294              433           2,861
Stephen Kilmer                   Associate                        2,470              433           2,037
Robert Swatland                  Associate                        2,000              433           1,567
Roxanne Poulin                   Associate                        3,432              374           3,058
Derek Aldridge                   Associate                        5,760              355           5,405
Ronald Dorfman                   Associate                        2,250              346           1,904
Martin Swiatkowski               Associate                       60,440              294          60,146
Murlyn Zeske                     Associate                        1,980              286           1,694
Dana Volinski                    Associate                        1,474              260           1,214
Anna Woo                         Associate                        4,466              153           4,313
Lilly Schor                      Associate                        2,500               87           2,413
Additional Selling Shareholders
  (90) ***                                                       53,312           19,868          33,444

------------

* Indicates the nature of any position, office or other material relationship with us, our predecessors or affiliates within the last three (3) years.

** Unless otherwise indicated each selling shareholder will hold less than 1% of our outstanding shares after the offering.

*** Represents additional selling shareholders who hold in the aggregate less than 1% of our outstanding shares prior to and after the offering.

    After the offering, we expect that approximately 28% of the outstanding common stock will be held by the public and that approximately 72% of the remaining common stock will be held by officers, directors and current and former associates of Watson Wyatt.

TRADING ON THE NEW YORK STOCK EXCHANGE

    Our class A common stock is listed on The New York Stock Exchange under the symbol "WW." On June 21, 2001, the closing price for the shares of our common stock as reported by the New York Stock Exchange was $22.95 per share.

RIGHTS PLAN

    The board of directors has approved implementing a rights plan, although the specific terms of the plan have not yet been determined. It is likely that under such a plan shareholders will be issued rights to purchase shares of preferred stock upon the occurrence of specified events such as the acquisition by a person of 15% of our outstanding shares. The purpose of this plan is to ensure that our board of directors has the opportunity to negotiate with persons contemplating significant transactions with our company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is First Union National Bank, and its address is 1525 West W.T. Harris Boulevard, Charlotte, North Carolina 28262-1153.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock after this offering could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities. Upon the consummation of this offering, we will have outstanding 9,390,000 shares of class A common stock (assuming no exercise of the underwriter over-allotment option), 10,398,640 shares of class B-1 and 13,244,355 shares of B-2 common stock. All of the shares of class A common stock sold in the offering will be freely tradable under the Securities Act, unless purchased by our "affiliates" as that term is defined under the Securities Act. The class B-1 shares and the class B-2 shares are subject to a transfer restriction that expire in October 2001 and October 2002, respectively, unless earlier waived by the board of directors.

    Upon the expiration of the transfer restriction period in the class B common stock, all of the shares of class B common stock will convert automatically to class A common stock and become eligible for sale, subject to compliance with Rule 144 by persons deemed our affiliates. Generally, Rule 144 provides that an affiliate who has beneficially owned shares for at least one year may sell his or her shares on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; and

    - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding the sale.

Sales under Rule 144 will also be subject to post-sale notice requirements and the availability of current public information about us.

    In conjunction with our initial public offering, we entered into agreements providing for additional transfer restrictions with major shareholders, executive officers and employee directors affecting approximately 35% of our class B common stock after the initial offering. In May 2001, our board of directors waived, for the purpose of this offering only, the additional transfer restrictions with these shareholders to permit the conversion of class B-1 common stock to class A common stock, up to 50% of their total shares subject to transfer restrictions. These agreements provide for transfer restrictions on the remaining class B-1 shares that are not converted into class A shares for resale in this offering, affecting 30% of our outstanding common stock following completion of this offering. The agreements restrict transfer of all shares held by such persons immediately following the initial public offering, and the restrictions terminate automatically over the four-year period ending
October 16, 2004. The transfer restrictions also terminate in the event of the shareholder's death, retirement or involuntary termination of employment, or a change of control of Watson Wyatt.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Banc Alex. Brown Inc., Robert W. Baird & Co. Incorporated and UBS Warburg LLC have severally agreed to purchase from us and the selling shareholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Deutsche Banc Alex. Brown Inc...............................  1,475,000
Robert W. Baird & Co. Incorporated..........................    737,500
UBS Warburg LLC.............................................    737,500
                                                              ---------
    Total...................................................  2,950,000
                                                              =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $0.725 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.100 per share to other dealers. After the public offering, representatives of the underwriters may change the offering price and other selling terms.

    The selling shareholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 442,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling shareholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 2,950,000 shares are being offered.

    The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 5.25% of the public offering price. We and the selling shareholders have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                          TOTAL FEES
                                                         ---------------------------------------------
                                                          WITHOUT EXERCISE OF    WITH FULL EXERCISE OF
                                         FEE PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                         -------------   ---------------------   ---------------------
Discounts and commissions paid by us...      $1.155            $  120,449             $  120,449
Discounts and commissions paid by the
  selling shareholders.................      $1.155            $3,286,801             $3,797,888

    In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $435,000.

    We and the selling shareholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

    Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

    Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

    Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    We have agreed not to sell or otherwise dispose of any shares of our common stock or securities convertible into shares of our common stock or exchangeable or exercisable for shares of our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Deutsche Banc Alex. Brown Inc. except for issuances of options pursuant to stock option plans, issuance of shares under an existing employee compensation or benefit plan or any future plan described in this prospectus, or issuances of shares in connection with acquisitions provided that such shares are not freely tradeable prior to the expiration of the 90-day period. For the purposes of this offering only, the board of directors has waived the transfer restrictions on a portion of the class B-1 common stock to permit the conversion of class B-1 common stock to class A common stock for resale in this offering. The board of directors has also waived the additional transfer restriction agreements with major shareholders, executive officers and employee directors to permit conversion of their class B-1 common stock to class A common stock, up to 50% of their total shares. The remaining class B-1 shares that are not converted into class A shares for resale in this offering will remain subject to the 12-month transfer restriction that expires in October 2001 and which is contained in our certificate of incorporation. In the case of the remaining class B-1 shares subject to our agreements with major shareholders, executive officers and employee directors, such shares shall continue to remain subject to the additional transfer restrictions contained in such agreements. In either case, the transfer restrictions may be waived by the board of directors only after obtaining the written consent of Deutsche Banc Alex. Brown Inc.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, or otherwise.

    A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of class A common stock offered by the prospectus will be passed upon for us by Gibson, Dunn & Crutcher, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher.

                                    EXPERTS

    The consolidated financial statements of Watson Wyatt & Company as of June 30, 2000 and 1999, and for each of the three years in the period ended June 30, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act relating to the shares of class A common stock being offered by this prospectus. This prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the class A common stock offered, see the registration statement and its exhibits.

    The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information. We are incorporating by reference the following documents which we have filed with the SEC.

    - our annual report on Form 10-K/A for the fiscal year ended June 30, 2000 (file no. 0-20724), filed on September 28, 2000;

    - our quarterly reports on Form 10-Q for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001 and any amendments thereto;

    - our Definitive Proxy Statement on Schedule 14A, filed on November 17, 2000; and

    - current reports on Form 8-K filed with the SEC on February 27, 2001 and March 16, 2001.

    We also are incorporating by reference into the prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed. You may obtain a copy of any or all of our filings, which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                        Watson Wyatt & Company Holdings
                              1717 H Street, N.W.
                             Washington, D.C. 20006
                              Attention: Secretary
                           Telephone: (202) 715-7000

    You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are offering to sell, and seeking offers to buy, the class A common stock only in jurisdictions where such offers are permitted. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Consolidated Financial Statements of Watson Wyatt & Company

  Report of Independent Accountants.........................     F-2

  Annual Financial Statements:

    Consolidated Statements of Operations for each of the
     three years in the period ended June 30, 2000..........     F-3

    Consolidated Balance Sheets at June 30, 2000 and 1999...     F-4

    Consolidated Statements of Cash Flows for each of the
     three years in the period ended June 30, 2000..........     F-5

    Consolidated Statements of Changes in Permanent
     Shareholders' Equity for each of the three years in the
     period ended June 30, 2000.............................     F-6

    Notes to the Consolidated Financial Statements..........     F-7

  Valuation and Qualifying Accounts and Reserves
    (Schedule II)...........................................    F-30

  Interim Financial Statements:

    Consolidated Statements of Operations for the nine month
     periods ended March 31, 2001 and March 31, 2000
     (unaudited)............................................    F-31

    Consolidated Balance Sheets at March 31, 2001
     (unaudited) and June 30, 2000..........................    F-32

    Consolidated Statements of Cash Flows for the nine month
     periods ended March 31, 2001 and March 31, 2000
     (unaudited)............................................    F-33

    Consolidated Statements of Changes in Permanent
     Shareholders' Equity and Redeemable Common Stock
     (unaudited)............................................    F-34

    Notes to the Consolidated Financial Statements
     (unaudited)............................................    F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Watson Wyatt & Company

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Watson Wyatt & Company and its subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information, set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinions expressed above.

PricewaterhouseCoopers LLP

Washington, D.C.
August 4, 2000, except for Note 1 "Earnings per
Share" and Note 13, as to which the date is March 7, 2001

                             WATSON WYATT & COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (Thousands of U.S. Dollars, Except Per Share Amounts)

                                                                    YEAR ENDED JUNE 30,
                                                            -----------------------------------
                                                               2000        1999         1998
                                                            ----------   ---------   ----------
Revenue...................................................  $ 624,583    $556,860    $ 512,660
                                                            ---------    --------    ---------
Costs of providing services:
  Salaries and employee benefits..........................    332,339     298,915      268,611
  Stock incentive bonus plan..............................     30,283      22,610           --
  Non-recurring compensation charge (see Note 12).........         --          --       69,906
  Professional and subcontracted services.................     49,608      47,863       49,907
  Occupancy, communications and other.....................    100,099      92,668       88,840
  General and administrative expenses.....................     63,596      56,578       51,759
  Depreciation and amortization...........................     17,878      15,248       24,994
                                                            ---------    --------    ---------
                                                              593,803     533,882      554,017
                                                            ---------    --------    ---------
Income (loss) from operations (see Note 12)...............     30,780      22,978      (41,357)
Other:
  Interest income.........................................      1,823         944          901
  Interest expense........................................     (1,876)     (2,646)      (2,768)
Income from affiliates....................................      3,116       2,524          258
                                                            ---------    --------    ---------
Income (loss) before income taxes and minority interest
  (see Note 12)...........................................     33,843      23,800      (42,966)
                                                            ---------    --------    ---------
Provision for income taxes:
  Current.................................................     12,344      18,744       15,116
  Deferred................................................      2,851      (7,296)      (1,982)
                                                            ---------    --------    ---------
                                                               15,195      11,448       13,134
                                                            ---------    --------    ---------
Income (loss) before minority interest (see Note 12)......     18,648      12,352      (56,100)
Minority interest in net income of consolidated
  subsidiaries............................................       (115)       (217)        (112)
                                                            ---------    --------    ---------
Income (loss) from continuing operations (see Note 12)....     18,533      12,135      (56,212)
Discontinued operations:
Loss from operations of discontinued Outsourcing Business
  (less applicable income tax benefit of $5,053 for the
  year ended June 30, 1998)...............................         --          --       (6,821)
Adjustment (loss) on disposal of discontinued Outsourcing
  Business (1999 adjustment is net of applicable income
  tax expense of $6,322; 1998 loss is net of applicable
  income tax benefit of $46,715)..........................         --       8,678      (63,085)
                                                            ---------    --------    ---------
Net income (loss) (see Note 12)...........................  $  18,533    $ 20,813    $(126,118)
                                                            =========    ========    =========
Earnings (loss) per share, continuing operations, basic
  and fully diluted.......................................  $    0.62    $   0.40    $   (1.64)
                                                            =========    ========    =========
Earnings (loss) per share, discontinued operations, basic
  and fully diluted.......................................  $      --    $   0.28    $   (2.03)
                                                            =========    ========    =========
Earnings (loss) per share, net income (loss), basic and
  fully diluted...........................................  $    0.62    $   0.68    $   (3.67)
                                                            =========    ========    =========

                             See accompanying notes

                             WATSON WYATT & COMPANY
                          CONSOLIDATED BALANCE SHEETS

                          (Thousands of U.S. Dollars)

                                                              JUNE 30,    JUNE 30,
                                                                2000        1999
                                                              ---------   ---------
                                      ASSETS
Cash and cash equivalents...................................  $ 41,410    $ 35,985
Receivables from clients:
    Billed, net of allowances of $2,832 and $3,701..........    76,729      72,798
    Unbilled, net of allowances of $676 and $796............    66,009      63,068
                                                              --------    --------
                                                               142,738     135,866
Other current assets........................................    11,705      10,834
                                                              --------    --------
        Total current assets................................   195,853     182,685
Investment in affiliates....................................    16,615      15,306
Fixed assets, net of accumulated depreciation of $83,211 and
  $80,368...................................................    45,237      42,797
Deferred income taxes.......................................    53,355      56,206
Intangible assets, net of accumulated amortization of
  $15,288 and $13,904.......................................     8,721       7,455
Other assets................................................    10,179       9,511
                                                              --------    --------
Total Assets................................................  $329,960    $313,960
                                                              ========    ========

      LIABILITIES, REDEEMABLE COMMON STOCK AND PERMANENT SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities....................  $167,833    $152,619
Income taxes payable........................................    11,843      18,374
                                                              --------    --------
        Total current liabilities...........................   179,676     170,993
Accrued retirement benefits.................................    79,462      77,140
Deferred rent and accrued lease losses......................     5,456       9,270
Other noncurrent liabilities................................    23,657      22,608
Minority interest in subsidiaries...........................       498         669
Redeemable Common Stock -- $1 par value:
25,000,000 shares authorized; 14,805,145 and 16,112,416
  issued and outstanding; at redemption value...............   115,480     107,631
Permanent shareholders' equity:
Adjustment for redemption value (greater)/less than amounts
  paid in by shareholders...................................    (6,097)     11,420
Retained deficit............................................   (64,223)    (83,209)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................    (3,949)     (2,562)
Commitments and contingencies
                                                              --------    --------
Total Liabilities, Redeemable Common Stock and Permanent
  Shareholders' Equity......................................  $329,960    $313,960
                                                              ========    ========

                             See accompanying notes

                             WATSON WYATT & COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (Thousands of U.S. Dollars)

                                                                    YEAR ENDED JUNE 30,
                                                              --------------------------------
                                                                2000       1999        1998
                                                              --------   --------   ----------
Cash flows from operating activities:
    Net income (loss).......................................  $ 18,533   $ 20,813   $(126,118)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Non-cash non-recurring compensation charge..........        --         --      69,906
        Net (adjustment) loss from Discontinued
          Operations........................................        --     (8,678)     69,906
        Provision for doubtful receivables from clients.....     6,338      9,086       6,158
        Depreciation........................................    16,025     13,680      12,849
        Amortization of deferred software and development
          costs and other intangible assets.................     1,852      1,568      12,143
        Provision for (benefit from) deferred income
          taxes.............................................     2,851     (7,295)     (1,982)
        Income from affiliates..............................    (3,116)    (2,524)       (258)
        Minority interest in net income of consolidated
          subsidiaries......................................       115        217         112
        (Increase) decrease in assets (net of discontinued
          operations):
            Receivables from clients........................   (13,210)   (25,071)    (11,660)
            Income taxes receivable.........................        --      2,216       4,558
            Other current assets............................      (871)    (3,889)        342
            Other assets....................................      (717)       480          76
        Increase (decrease) in liabilities (net of
          discontinued operations):
            Accounts payable and accrued liabilities........    15,871     52,149      13,576
            Income taxes payable............................    (6,531)    12,052      (3,563)
            Accrued retirement benefits.....................     2,322     (5,388)     (4,169)
            Deferred rent and accrued lease losses..........    (3,814)    (3,406)     (2,262)
            Other noncurrent liabilities....................     1,810      1,132         840
        Other, net..........................................       563        514       1,603
        Discontinued operations, net........................    (1,090)    (5,537)    (18,554)
                                                              --------   --------   ---------
        Net cash from operating activities..................    36,931     52,119      23,503
                                                              --------   --------   ---------
Cash flows used in investing activities:
    Purchases of fixed assets...............................   (20,235)   (19,684)    (16,034)
    Proceeds from sales of fixed assets.....................       495        237         623
    Acquisitions............................................    (3,069)    (6,207)         --
    Investment in software and development costs............        --         --      (3,000)
    Distributions from affiliates...........................     1,187      4,220       3,076
    Discontinued operations.................................        --         --     (14,750)
                                                              --------   --------   ---------
        Net cash used in investing activities...............   (21,622)   (21,434)    (30,085)
                                                              --------   --------   ---------
Cash flows used in financing activities:
    Net borrowings (repayments) on line of credit...........        --     (9,000)      9,000
    Issuances of Redeemable Common Stock....................       132     15,451       1,005
    Repurchases of Redeemable Common Stock..................    (9,347)   (15,124)    (13,141)
                                                              --------   --------   ---------
        Net cash used in financing activities...............    (9,215)    (8,673)     (3,136)
                                                              --------   --------   ---------
Effect of exchange rates on cash............................      (669)       568      (3,134)
                                                              --------   --------   ---------
Increase (decrease) in cash and cash equivalents............     5,425     22,580     (12,852)
Cash and cash equivalents at beginning of period............    35,985     13,405      26,257
                                                              --------   --------   ---------
Cash and cash equivalents at end of period..................  $ 41,410   $ 35,985   $  13,405
                                                              ========   ========   =========

                             See accompanying notes

                             WATSON WYATT & COMPANY
      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY

                          (Thousands of U.S. Dollars)

                                                                       ADJUSTMENT FOR
                                                                         REDEMPTION
                                                                           VALUE
                                                                       (GREATER)/LESS
                                                       CUMULATIVE           THAN
                                           RETAINED    TRANSLATION   AMOUNTS PAID IN BY
                                           DEFICIT        LOSS          SHAREHOLDERS        TOTAL
                                          ----------   -----------   ------------------   ----------
Balance at June 30, 1997................  $  24,633      $   836          $(37,674)       $ (12,205)

Comprehensive Loss:
    Net loss............................   (126,118)          --                --         (126,118)
    Foreign currency translation
      adjustment........................         --       (3,752)               --           (3,752)
                                                                                          ---------
Total Comprehensive Loss................                                                   (129,870)
Effect of repurchases of 2,410,425
  shares of common stock (various prices
  per share)............................     (5,349)          --             5,349               --
Adjustment of redemption value for
  change in formula book value per
  share.................................         --           --           (12,341)         (12,341)
Adjustment of redemption value for non-
  recurring compensation charge (see
  Note 12)..............................         --           --            69,906           69,906
                                          ---------      -------          --------        ---------
Balance at June 30, 1998................   (106,834)      (2,916)           25,240          (84,510)

Comprehensive Income:
    Net income..........................     20,813           --                --           20,813
    Foreign currency translation
      adjustment........................         --          354                --              354
                                                                                          ---------
Total Comprehensive Income..............                                                     21,167
Effect of repurchases of 2,361,542
  shares of common stock (various prices
  per share)............................      2,812           --            (2,812)              --
Adjustment of redemption value for
  change in Formula Book Value per
  share.................................         --           --           (11,008)         (11,008)
                                          ---------      -------          --------        ---------
Balance at June 30, 1999................    (83,209)      (2,562)           11,420          (74,351)

Comprehensive Income:
    Net income..........................     18,533           --                --           18,533
    Foreign currency translation
      adjustment........................         --       (1,387)               --           (1,387)
                                                                                          ---------
Total Comprehensive Income..............                                                     17,146
Effect of repurchases of 1,326,971
  shares of common stock (various prices
  per share)............................        453           --              (453)              --
Adjustment of redemption value for
  change in Formula Book Value per
  share.................................         --           --           (17,064)         (17,064)
                                          ---------      -------          --------        ---------

Balance at June 30, 2000................  $ (64,223)     $(3,949)         $ (6,097)       $ (74,269)
                                          =========      =======          ========        =========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS--Watson Wyatt & Company (collectively referred to as "we", "Watson Wyatt" or the "Company"), together with its subsidiaries, is an international company engaged in the business of providing professional consultative services on a fee basis, primarily in the human resource areas of employee benefits and compensation, but also in other areas of specialization such as human capital consulting and human resource related technology consulting. Substantially all of our stock is held by or for the benefit of employees.

    In 1998, the Company discontinued its benefits administration outsourcing business as further described in Note 14. The Consolidated Statements of Operations in 1999 and 1998 reflect the charges recorded for that discontinuation as well as for the operating results of the discontinued operations in 1998 prior to discontinuation.

    USE OF ESTIMATES--Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, investments in affiliates, depreciation and amortization, profits on long-term contracts, asset write-downs, employee benefit plans, taxes and discontinued operations.

    PRINCIPLES OF CONSOLIDATION--Our consolidated financial statements include the accounts of the Company and our majority-owned and controlled subsidiaries after elimination of intercompany accounts and transactions. Investments in affiliated companies over which we have the ability to exercise significant influence are accounted for using the equity method.

    RECLASSIFICATIONS--Certain amounts previously presented have been reclassified to conform to the current presentation.

    CASH AND CASH EQUIVALENTS--We consider short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Such investments were $23,500,000 at June 30, 2000, and $21,700,000 at June 30, 1999.

    RECEIVABLES FROM CLIENTS--Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Unbilled receivables are stated at full billing rates less an allowance for uncollectible amounts.

    REVENUE RECOGNITION--For consulting services, revenue from clients are recorded as services are performed and are presented net of write-offs and estimated uncollectible amounts. Services rendered are generally billed on a monthly basis using fee arrangements defined at the inception of the project. Revenue from long-term contracts is recognized on the percentage of completion basis. Anticipated contract losses are recognized as they become known. We recognize revenue for administrative and record-keeping operations as earned.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) which summarizes certain of the staff's views on revenue recognition. Our revenue recognition policies have been and continue to be in accordance with SAB 101.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS--Intangible assets consist primarily of goodwill related to the excess cost over net assets of purchased companies. Goodwill is generally amortized on a straight-line basis over seven to fifteen years. We regularly assess the recoverability of unamortized goodwill and other long-lived assets by comparing the probable future cash flows with the net book value of the underlying assets. Losses so identified are then measured as the difference between the net book value of the asset and the discounted present value of the cash flows and are recorded as identified.

    EMPLOYEE RECEIVABLES--We had outstanding employee receivables included in other current and noncurrent assets of $2,173,000 and $2,440,000 at June 30, 2000 and June 30, 1999, respectively, related primarily to employee relocations.

    FOREIGN CURRENCY TRANSLATION--Gains and losses on foreign currency transactions are recognized currently in the consolidated statements of operations. Assets and liabilities of our subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of our subsidiaries outside the United States are translated into U.S. dollars at the average exchange rates during the year. Gains and losses on translation of our equity interests in our subsidiaries outside the United States are not included in the consolidated statements of operations but are reported separately and accumulated as the cumulative translation gain or loss within permanent shareholders' equity in the consolidated balance sheets. Foreign currency translation gains or losses on intercompany receivables and payables are not recognized because such amounts are considered to be permanent and are not expected to be liquidated.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of our cash and cash equivalents, short-term investments, receivables from clients and notes and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments. We had no borrowings outstanding under our revolving credit agreement at June 30, 2000 and June 30, 1999. We know of no event of default that would require us to satisfy the guarantees described in Notes 9 and 16 other than as reflected in the Consolidated Financial Statements.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. We invest our excess cash with high quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to our large number of customers and their dispersion across many industries and geographic regions.

    STOCK-BASED COMPENSATION--We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for the stock option plan adopted in fiscal year 2000. See Note 17. Compensation expense, if any, would be recorded and measured as the difference between the fair market value of the stock at the date of the grant and the option price. The compensation expense would be recognized over the five-year vesting period identified in the plan. For any cash based, non-stock awards, such as stock

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) appreciation rights, compensation expense will be recognized over the vesting period to the extent that the market price of the stock increases. We have elected the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Management expects any compensation expense recognized under the stock option plan to be immaterial to our financial statements.

    EARNINGS PER SHARE--The computation of earnings per share is based upon the weighted average number of shares of redeemable common stock outstanding. Earnings per share data for the fiscal years ended June 30, 2000, 1999 and 1998 have been restated to reflect events related to our Initial Public Offering in October 2000. In conjunction with this offering, we completed changes in our corporate structure involving the merger of Watson Wyatt & Company with WW Merger Subsidiary, Inc., a wholly owned subsidiary of Watson Wyatt & Company Holdings. As a result, Watson Wyatt & Company became a wholly owned subsidiary of Watson Wyatt & Company Holdings and each share of Watson Wyatt & Company's Redeemable Common Stock was converted into one share of class B-1 and one share of class B-2 common stock of Watson Wyatt & Company Holdings. The number of shares (in thousands) used in the earnings per share computation is 30,000 in fiscal year 2000, 30,430 in fiscal year 1999, and 34,340 in fiscal year 1998, which reflect the corporate reorganization and two-for-one share conversion as if both events were effective at the beginning of each period.

    COMPREHENSIVE INCOME--In fiscal year 1999, we adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative foreign currency translation gain or loss. For the years ended June 30, 2000, 1999 and 1998, comprehensive income (loss) totaled $17,146,000, $21,167,000 and $(129,870,000), respectively.

NOTE 2--CASH FLOW INFORMATION

    Net cash from operating activities in the consolidated statements of cash flows includes cash payments for:

                                                        YEAR ENDED JUNE 30
                                                  ------------------------------
                                                    2000       1999       1998
                                                  --------   --------   --------
Interest expense................................  $ 1,879     $1,889    $ 2,639
Income taxes....................................  $21,707     $5,462    $18,679

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 3--INVESTMENTS IN AFFILIATES

   Entities accounted for under the equity method are:

                                                            JUNE 30
                                                -------------------------------
                                                OWNERSHIP
                                                INTEREST      2000       1999
                                                ---------   --------   --------
Watson Wyatt Partners.........................    10.0%     $11,113    $ 9,265
Watson Wyatt Holdings (Europe) Limited........    25.0%       5,502      6,041
                                                            -------    -------
Total Investment in Affiliates................              $16,615    $15,306
                                                            =======    =======

    On April 1, 1995, we transferred our United Kingdom ("U.K.") operations to Watson Wyatt Partners, formerly R. Watson & Sons ("Watsons"), an actuarial partnership based in the U.K., and received a beneficial interest in Watsons and a 10% interest in a defined profit pool of Watsons. We also transferred our Continental European operations to a newly-formed holding company, Watson Wyatt Holdings (Europe) Limited ("WWHE"), jointly owned and controlled by us and Watsons, in exchange for 50.1% of its shares. The Company's historical basis in the assets and liabilities carried over. Effective July 1, 1998, we sold one half of our investment in WWHE to Watsons; no gain or loss was recognized on the transaction.

    Our interest in Watsons is an investment in a general partnership. We retain the ability to exercise significant influence over WWHE. As a result, both investments are accounted for under the equity method.

    At June 30, 2000, our investments in WWHE and Watsons exceeded our share of the underlying net assets by $2,047,000 due primarily to the capitalization of external transaction costs incurred by us. This basis differential is being amortized over periods of 10 to 15 years.

    The Company's pre-tax income from affiliates includes the following:

                                                            YEAR ENDED JUNE 30
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Equity in income from affiliates....................   $3,326     $2,760      $724
Amortization of basis differential..................     (210)      (236)     (466)
                                                       ------     ------      ----
Income from affiliates..............................   $3,116     $2,524      $258
                                                       ======     ======      ====

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 3--INVESTMENTS IN AFFILIATES (CONTINUED)
    Combined summarized balance sheet information at June 30 for the Company's affiliates follows:

                                                          2000        1999
                                                        ---------   ---------
Current assets........................................  $155,980    $117,717
Noncurrent assets.....................................    17,920      17,286
                                                        --------    --------
    Total assets......................................  $173,900    $135,003
                                                        ========    ========
Current liabilities...................................  $ 64,640    $ 65,171
Noncurrent liabilities................................    52,283      30,810
Shareholders' equity..................................    56,977      39,022
                                                        --------    --------
    Total liabilities & shareholders' equity..........  $173,900    $135,003
                                                        ========    ========

    Our operating results include our proportionate share of income from equity investments from the dates of investment. Combined summarized operating results for the years ended June 30, reported by the affiliates follow:

                                               2000        1999        1998
                                             ---------   ---------   ---------
Revenue....................................  $224,507    $206,463    $173,012
Operating expenses.........................   166,265     155,330     135,577
                                             --------    --------    --------
Income before tax..........................  $ 58,242    $ 51,133    $ 37,435
                                             ========    ========    ========
Net income.................................  $ 58,312    $ 51,116    $ 38,176
                                             ========    ========    ========

NOTE 4--FIXED ASSETS

   Furniture, fixtures, equipment and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or lease terms.

    The components of fixed assets are:

                                                                JUNE 30
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Furniture, fixtures and equipment.......................  $98,578    $96,096
Leasehold improvements..................................   29,870     27,069
                                                          -------    -------
                                                          128,448    123,165
Less: accumulated depreciation and amortization.........  (83,211)   (80,368)
                                                          -------    -------
Net fixed assets........................................  $45,237    $42,797
                                                          =======    =======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS

   In fiscal year 1999, we adopted the revised disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardized the disclosure of pensions and other postretirement benefits but did not change the accounting for these benefits. Prior years' information has been reclassified to conform to the 1999 disclosure format.

    The noncurrent portions of accrued costs related to our principal retirement plans are:

                                                                JUNE 30
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Defined benefit retirement plans........................  $27,905    $28,149
Canadian Separation Allowance Plan......................    6,116      5,953
Postretirement benefits other than pensions.............   45,441     43,038
                                                          -------    -------
Accrued retirement benefits.............................  $79,462    $77,140
                                                          =======    =======

DEFINED BENEFIT PLANS

    We sponsor both qualified and non-qualified non-contributory defined benefit pension plans covering substantially all of our associates. Under our principal plans (U.S., Canada, and Hong Kong), benefits are based on the number of years of service and the associate's compensation during the three highest paid consecutive years of service.

    Contributions are limited to amounts that are currently deductible for tax purposes, and the excess of expense over such contributions and direct payments under non-qualified plan provisions is accrued.

    Net periodic pension cost consists of the following components:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Service cost................................................  $23,968    $22,976    $18,340
Interest cost...............................................   26,163     23,909     22,302
Expected return on plan assets..............................  (40,138)   (37,437)   (31,910)
Amortization of transition obligation.......................      201        201        201
Amortization of net unrecognized gains......................   (6,188)    (5,979)    (6,316)
Amortization of prior service cost..........................    2,012      1,841      1,794
                                                              -------    -------    -------
Net periodic pension cost...................................  $ 6,018    $ 5,511    $ 4,411
                                                              =======    =======    =======

    During fiscal year 1999, we acquired a portion of KPMG's actuarial consulting services. In connection with this transaction, we recognized additional pension expense of $665,000.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
    The following tables set forth the changes in the projected pension benefit obligation and fair value of the pension plan assets:

                                                               JUNE 30
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Benefit obligation at beginning of year...............  $377,407    $353,658
Service cost..........................................    23,968      22,976
Interest cost.........................................    26,163      23,909
Actuarial gains.......................................   (13,959)     (8,503)
Benefit payments......................................   (21,352)    (14,539)
Plan amendments.......................................     1,948          --
Foreign currency adjustment...........................      (151)        (94)
                                                        --------    --------
Benefit obligation at end of year.....................  $394,024    $377,407
                                                        ========    ========

                                                               JUNE 30
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Fair value of plan assets at beginning of year........  $411,102    $381,398
Actual return on plan assets..........................    58,077      36,473
Divestitures..........................................      (254)         --
Company contributions.................................    12,786       7,889
Benefit payments......................................   (21,352)    (14,539)
Foreign currency adjustment...........................      (205)       (119)
                                                        --------    --------
Fair value of plan assets at end of year..............  $460,154    $411,102
                                                        ========    ========

    Pension plan assets consist of domestic equity, international equity and fixed income securities.

    The following table sets forth selected information for plans with accumulated benefit obligations in excess of plan assets:

                                                                JUNE 30
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Projected benefit obligation............................  $86,620    $86,703
Accumulated benefit obligation..........................   46,892     42,740
Fair value of plan assets...............................       --         --

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
    The accrued pension benefit cost recognized in the Company's consolidated balance sheets is computed as follows:

                                                               JUNE 30
                                                         -------------------
                                                           2000       1999
                                                         --------   --------
Funded status at end of year...........................  $ 66,384   $ 33,695
Unrecognized prior service cost........................     9,187      9,255
Unrecognized net gain..................................  (101,248)   (75,579)
Unrecognized transition obligation.....................       592        793
                                                         --------   --------
Net accrued pension liability..........................  $(25,085)  $(31,836)
                                                         ========   ========
Prepaid pension benefit cost...........................  $ 38,918   $ 26,691
Accrued pension benefit liability......................   (64,003)   (58,527)
Intangible assets......................................        --         --
Accumulated other comprehensive income.................        --         --
                                                         --------   --------
Net accrued pension liability..........................  $(25,085)  $(31,836)
                                                         ========   ========

    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal defined benefit pension plans, include:

                                                             JUNE 30
                                                  ------------------------------
                                                    2000       1999       1998
                                                  --------   --------   --------
Discount rate, projected benefit obligation.....    7.25%      7.00%      6.75%
Discount rate, net periodic pension cost........    7.00%      6.75%      7.50%
Expected long-term rate of return on assets.....   10.00%     10.00%     10.00%
Rate of increase in compensation levels.........    5.34%      5.34%      5.80%

DEFINED CONTRIBUTION PLANS

    We sponsor a savings plan which provides benefits to substantially all U.S. associates and under which we match employee contributions at 50% of the first 6% of total pay, which includes base salary, overtime and annual performance-based bonuses. Vesting of the Company match occurs after three years for new employees and is 100% for all employees hired before January 1, 1997. The expense in fiscal years 2000, 1999 and 1998 for the match was $5.6 million, $4.5 million and $5.1 million, respectively. Under the plan, we also have the ability to make discretionary profit-sharing contributions. We made no profit sharing contributions during fiscal years 2000, 1999 or 1998. We also sponsor a Canadian Separation Allowance Plan (CSAP) which provides benefits to substantially all Canadian associates. The CSAP is an unfunded book reserve arrangement; as such, the amounts due to associates are recorded as a liability in the consolidated balance sheets of the Company. CSAP expense for fiscal years 2000, 1999 and 1998 amounted to $372,000, $377,000 and $293,000, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS

HEALTH CARE BENEFITS

    We sponsor a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. We accrue a liability for estimated incurred but unreported claims based on projected use of the plan as well as paid claims of prior periods. The liability totaled $2,483,000 at June 30, 2000 and $2,495,000 at June 30, 1999, and is included in accounts payable and accrued liabilities in the consolidated balance sheets.

POSTRETIREMENT BENEFITS

    We provide certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. Our principal plans are unfunded.

    Net periodic postretirement benefit cost consists of the following components:

                                                          YEAR ENDED JUNE 30
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
Service cost......................................   $1,877     $1,898     $1,848
Interest cost.....................................    2,216      2,178      2,133
Amortization of transition obligation.............       46         46         46
Amortization of net unrecognized gains............     (683)      (488)      (584)
Amortization of prior service cost................     (127)      (127)      (127)
                                                     ------     ------     ------
Net periodic postretirement benefit cost..........   $3,329     $3,507     $3,316
                                                     ======     ======     ======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)
    The following tables set forth the changes in the accumulated postretirement benefit obligation, Company contributions and benefit payments. Actuarial gains primarily relate to a 0.25% increase in the discount rate used in the valuation of the U.S. plan.

                                                                JUNE 30
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Benefit obligation at beginning of year.................  $34,981    $32,326
Service cost............................................    1,877      1,898
Interest cost...........................................    2,216      2,178
Participant contributions...............................      267        175
Actuarial gains.........................................   (3,102)      (563)
Acquisitions............................................       --        245
Benefit payments........................................   (1,413)    (1,267)
Foreign currency adjustment.............................      (16)       (11)
                                                          -------    -------
Benefit obligation at end of year.......................  $34,810    $34,981
                                                          =======    =======

                                                                 JUNE 30
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Fair value of plan assets at beginning of year...........  $    --    $    --
Company contributions....................................    1,146      1,092
Participant contributions................................      267        175
Benefit payments.........................................   (1,413)    (1,267)
                                                           -------    -------
Fair value of plan assets at end of year.................  $    --    $    --
                                                           =======    =======

    The accrued other postretirement benefit cost recognized in the Company's consolidated balance sheets is computed as follows:

                                                               JUNE 30
                                                         -------------------
                                                           2000       1999
                                                         --------   --------
Funded status at end of year...........................  $(34,810)  $(34,981)
Unrecognized prior service cost........................    (1,198)    (1,325)
Unrecognized net gain..................................   (11,163)    (8,763)
Unrecognized transition obligation.....................       604        650
                                                         --------   --------
Net accrued postretirement liability...................  $(46,567)  $(44,419)
                                                         ========   ========
Prepaid postretirement benefit cost....................  $     --   $     --
Accrued postretirement benefit liability...............   (46,567)   (44,419)
Intangible assets......................................        --         --
Accumulated other comprehensive income.................        --         --
                                                         --------   --------
Net accrued postretirement liability...................  $(46,567)  $(44,419)
                                                         ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)

    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal postretirement plans, include:

                                                                2000       1999       1998
                                                              --------   --------   --------
Health care cost trend, accumulated benefit obligation:
Pre-65 benefits
  (decreasing to 5.00% for 2005 and thereafter).............    8.00%      7.70%      8.40%
Post-65 benefits
  (decreasing to 5.00% for 2008 and thereafter).............    9.00%      7.10%      7.70%
Discount rate, accumulated benefit obligation postretirement
  benefit...................................................    7.25%      7.00%      6.75%
Discount rate, net periodic cost............................    7.00%      6.75%      7.50%

    A one percentage point change in the assumed health care cost trend rates would have the following effect:

                                                      1% INCREASE   1% DECREASE
                                                      -----------   -----------
Effect on net periodic postretirement benefit cost
  in fiscal year 2000...............................    $  266        $   (76)
Effect on accumulated postretirement benefit
  obligation as of June 30, 2000....................     1,651         (1,714)

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

   Accounts payable and accrued liabilities consist of:

                                                               JUNE 30
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Accounts payable and accrued liabilities..............  $ 58,653    $ 53,834
Accrued salaries and bonuses..........................    83,357      68,405
Current portion of defined benefit retirement plans
  and postretirement benefits other than pensions.....     2,491       9,948
Accrued vacation......................................    14,840      13,578
Advance billings......................................     8,492       6,854
                                                        --------    --------
Total accounts payable and accrued liabilities........  $167,833    $152,619
                                                        ========    ========

NOTE 8--LEASES

   We lease office space, furniture and selected computer equipment under operating lease agreements with terms generally ranging from one to ten years. We have entered into sublease agreements for some of our excess leased space. The rental expense was $44,563,000, $43,631,000 and $43,133,000 for fiscal years 2000, 1999 and 1998, respectively. Sublease income was $3,534,000, $4,208,000 and $3,905,000 for fiscal years 2000, 1999 and 1998, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 8--LEASES (CONTINUED)
    Future cash outlays for operating lease commitments and cash inflows for sublease income are:

                                                          LEASE      SUBLEASE
                                                       COMMITMENTS    INCOME
                                                       -----------   --------
2001.................................................   $ 46,633      $4,537
2002.................................................     39,908       3,866
2003.................................................     28,113         116
2004.................................................     21,593          --
2005.................................................     16,512          --
Thereafter...........................................     36,310          --
                                                        --------      ------
                                                        $189,069      $8,519
                                                        ========      ======

    As a result of relocations and the subleasing of excess office space, we recognized lease termination losses of $0, $341,000 and $790,000 in fiscal years 2000, 1999 and 1998, respectively.

NOTE 9--NOTE PAYABLE

    We have a $120,000,000 credit facility with a group of banks at an interest rate that varies with LIBOR and/or the Prime Rate, plus an annual commitment fee that varies with our financial leverage and is paid on the unused portion of the credit facility. No amounts were outstanding under the revolving portion of the credit facility as of June 30, 2000 or 1999. The credit facility requires us to observe certain covenants (including requirements as to minimum net worth and other financial and restrictive covenants) and is secured by a blanket lien on all assets. At June 30, 2000 we were in compliance with all covenants under the credit facility. The revolving portion of the credit facility is scheduled to mature on June 30, 2003.

    Of the total credit line, $95,000,000 is available to us as revolving credit for operating needs, $2,225,000 of which is unavailable as a result of support required for letters of credit issued under the credit line. The remaining $25,000,000 is available to secure loans to associates for the purchase of redeemable common stock made available under our Stock Purchase Program. We guarantee these loans to our shareholders, the aggregate outstanding balances of which totaled $14,385,000 and $20,316,000 at June 30, 2000 and 1999,
respectively. Shares totaling 3,273,000 and 4,735,000 of the Company's redeemable common stock were pledged by shareholders to secure these loans at June 30, 2000 and 1999, respectively.

NOTE 10--REDEEMABLE COMMON STOCK

    Substantially all of our redeemable common stock is held by or for the benefit of our employees and, pursuant to our bylaws, is subject to certain restrictions. In connection with

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED) these restrictions, we have the following rights and obligations regarding purchases and sales of our common stock:

    a) The Company has the first option to purchase, or to designate associates who are eligible to purchase, any shares offered for sale by a shareholder. Shares not purchased by the Company or its designees may be sold to identified transferees, subject to the restrictions contained in the bylaws.

    b) Upon the termination of employment, bankruptcy of a shareholder, or the imposition of a lien or attachment on any stock, the shares held by the shareholder or subject to attachment are considered to be offered for sale. In these circumstances, the Company is obligated to purchase any such shares.

    Pursuant to our bylaws, the price for all sales by the Company of redeemable common stock is the formula book value per share (defined in the bylaws as "Formula Book Value") of such stock as of the last day of the preceding year. Amounts paid by the Company to repurchase redeemable common stock are equal to the formula book value as of the prior year end, adjusted to reflect the pro rata appreciation in the formula book value per share from the last day of the preceding year to the end of the current year and pro rata dividends paid during the year.

    Formula book value as used herein means the net book value of our redeemable common stock as of June 30, 1996, increased or decreased by net income or losses, and all other Generally Accepted Accounting Principles ("GAAP") basis increases or decreases to net book value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease, (ii) eliminate annual changes in the currency translation adjustment occurring after June 30, 1996, and
(iii) eliminate the after tax increases or decreases in net book value recorded in accordance with GAAP as a result of the discontinuation of the benefits administration outsourcing business. The formula book value was $7.80 at June 30, 2000 and $6.68 at June 30, 1999.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)
    The following schedule computes the formula book value per share at June 30:

                                                                2000        1999
                                                              ---------   ---------
Consolidated net worth(1)...................................  $ 46,200    $ 36,882
Adjustment for the compensation survey items:
  50% of consolidated income received from compensation
    survey business.........................................     5,915       5,915
Add: Adjustment for after-tax effect of discontinuation of
  benefits administration outsourcing business..............    61,228      61,228
Add: Adjustment for after-tax effect of lease losses........     2,137       3,606
                                                              --------    --------
Formula book value of redeemable common stock...............  $115,480    $107,631
                                                              ========    ========
Number of shares of redeemable common stock outstanding.....    14,805      16,112
                                                              ========    ========
Formula book value per share of redeemable common stock.....  $   7.80    $   6.68
                                                              ========    ========

------------

(1) After adjusting for currency translation as specified in the Company's bylaws of $4,989 in 2000 and $3,602 in 1999 and redemption value of redeemable common stock of $115,480 at June 30, 2000, and $107,631 at June 30, 1999.

    In view of our obligation to repurchase our redeemable common stock, the Securities and Exchange Commission requires that the redemption value of outstanding shares be classified as redeemable common stock and not be portrayed as permanent capital. The amount presented as redeemable common stock outside the permanent shareholders' equity section is stated as the amount at which we would be required to repurchase shares at the most recent fiscal year end formula book value per share. In the permanent shareholders' equity section, the "adjustment for redemption value less (greater) than amounts paid/deemed paid

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED) in by shareholders" represents the amount that the redeemable value is less than (exceeds) the cost of the stock.

                                                               NUMBER OF     REDEEMABLE
                                                                SHARES      COMMON STOCK
                                                              -----------   ------------
Balance at June 30, 1997....................................  18,130,430      $ 96,091
Redemption of shares........................................  (2,410,425)      (13,141)
Issuance of shares..........................................     196,752         1,005
Adjustment of redemption value for change in formula book
  value per share...........................................          --        12,341
                                                              ----------      --------
Balance at June 30, 1998....................................  15,916,757      $ 96,296
Redemption of shares........................................  (2,361,542)      (15,124)
Issuance of shares..........................................   2,557,201        15,451
Adjustment of redemption value for change in formula book
  value per share...........................................          --        11,008
                                                              ----------      --------
Balance at June 30, 1999....................................  16,112,416      $107,631
Redemption of shares........................................  (1,326,971)       (9,347)
Issuance of shares..........................................      19,700           132
Adjustment of redemption value for change in formula book
  value per share...........................................          --        17,064
                                                              ----------      --------
Balance at June 30, 2000....................................  14,805,145      $115,480
                                                              ==========      ========

    We sponsor a Stock Purchase Plan ("SPP") which allows virtually all associates to become shareholders. There was no formal stock sale under the SPP in fiscal year 2000, although during this period we received $132,000 from four private placements of an aggregate of 19,700 shares of stock under Section 4(2) of the Securities Act. During the fiscal year ended June 30, 1999, we received $15,451,000 from the sale of 2,557,201 shares of stock under the SPP.

NOTE 11--INCOME TAXES

    The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. The Company recognizes deferred tax assets if it is more likely than not that a benefit will be realized.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
    The components of the continuing operations income tax provision before minority interest and discontinued operations include:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Current tax expense:
  U.S.......................................................  $ 5,276    $10,817    $ 9,972
  State and local...........................................      438      4,050      3,324
  Foreign...................................................    6,630      3,877      1,820
                                                              -------    -------    -------
                                                               12,344     18,744     15,116
                                                              -------    -------    -------
Deferred tax (benefit) expense:
  U.S.......................................................    1,601     (5,776)      (337)
  State and local...........................................    3,231     (1,407)    (1,706)
  Foreign...................................................   (1,981)      (113)        61
                                                              -------    -------    -------
                                                                2,851     (7,296)    (1,982)
                                                              -------    -------    -------
  Total provision for income taxes..........................  $15,195    $11,448    $13,134
                                                              =======    =======    =======

    Current foreign tax expense attributable to income from continuing operations was net of approximately $180,000, representing the tax benefit of a net operating loss carryover for the year ended June 30, 2000. There was no such benefit in the years ended June 30, 1999 and 1998.

    Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 2000 and June 30, 1999 are comprised of the following:

                                                                    JUNE 30
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Foreign temporary differences...............................  $  (722)   $ (2,595)
                                                              -------    --------
  Gross deferred tax liabilities............................     (722)     (2,595)
                                                              -------    --------
Cash method of accounting for U.S. income tax purposes......    2,475       3,744
Difference between book and tax depreciation................    4,573       3,202
Accrued retirement benefits.................................   33,817      37,137
Amortization of deferred rent...............................    3,804       5,697
Foreign temporary differences...............................    5,125       6,367
Foreign net operating loss carryforwards....................    1,617       1,989
Discontinued operations exit costs..........................    6,562       7,230
Tax credit carryforwards....................................    1,042          --
Other.......................................................      241         317
                                                              -------    --------
  Gross deferred tax assets.................................   59,256      65,683
                                                              -------    --------
  Deferred tax assets valuation allowance...................   (5,179)     (6,882)
                                                              -------    --------
  Net deferred tax asset....................................  $53,355    $ 56,206
                                                              =======    ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
    At June 30, 2000 we had foreign tax credit carryforwards for U.S. tax purposes of $393,000, which expire in 2002 through 2005. At June 30, 2000, we had unused loss carryforwards for tax purposes in various jurisdictions outside the U.S. amounting to $5,749,000, of which $4,171,000 can be indefinitely carried forward under local statutes. The remaining foreign loss carryforwards will expire, if unused, in varying amounts from 2001 through 2008. The valuation allowance applies to the tax effect of the foreign net operating loss carryforwards $(1,617,000), the tax effect of certain foreign temporary expenses $(3,169,000) and foreign tax credit carryovers $(393,000) for which realizability is considered uncertain.

    The net change in the valuation allowance of $1,703,000 in fiscal year 2000 and $611,000 in fiscal year 1999 is due primarily to the tax effect of the change in realizable foreign net operating losses, foreign tax credits and non-deductible foreign expenses.

    Domestic and foreign components of income (loss) before taxes, minority interest and discontinued operations for each of the three years ended June 30 are as follows:

                                                  2000       1999       1998
                                                --------   --------   --------
Domestic......................................  $22,581    $15,203    $(47,435)
Foreign.......................................   11,262      8,597       4,469
                                                -------    -------    --------
                                                $33,843    $23,800    $(42,966)
                                                =======    =======    ========

    The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the actual amounts provided and those which would have resulted from the application of the U.S. federal statutory tax rate are as follows:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Tax provision (benefit) at U.S. federal statutory tax rate
  of 35%....................................................  $11,845    $ 8,330    $(15,038)
Increase (reduction) resulting from:
  Non-deductible compensation expense.......................       --         --      24,467
  Foreign income subject to higher (lower) foreign tax
    rates...................................................      432       (377)       (324)
  Tax benefit of foreign losses reserved, net...............      275        881         852
  State income taxes, net of federal tax effect.............    2,384      1,207       1,618
  Non-deductible amortization and other expenses............    1,323        849         758
  Tax credits...............................................   (1,282)        --        (353)
  Other.....................................................      218        558       1,154
                                                              -------    -------    --------
  Income tax provision......................................  $15,195    $11,448    $ 13,134
                                                              =======    =======    ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 12--NON-RECURRING COMPENSATION CHARGE

   In accordance with generally accepted accounting principles, we recorded a charge against operating results of $69,906,000 in fiscal year 1998 as compensation expense. This charge arises because we changed the method of calculation of our formula book value during fiscal year 1998, through a shareholder vote, to eliminate from the formula book value calculation the effect of the charge taken for discontinued operations resulting from the discontinuation of our benefits administration outsourcing business.

    The non-recurring compensation charge does not represent a call against Company resources and will not recur unless we modify our formula book value calculation again. We have separately disclosed in the Statement of Operations the amount of the charge so that readers of the financial statements may consider its effect on earnings and its infrequent nature.

NOTE 13--SEGMENT INFORMATION

    During the second quarter of fiscal year 2001, we changed the structure of our internal organization in a manner that caused the composition of our reportable segments to change. In order to better position the Company to deliver the integrated, global solutions that have the largest impact on our growth, management consolidated our three U.S. regions into a single region. As a result of this consolidation, and because we also use a practice-based matrix form of organization for our North American regions, we have changed our reportable segments to reflect our practice-based structure. After the change, we have five reportable segments:

    (1) Benefits Group

    (2) HR Technologies Group

    (3) Human Capital Group

    (4) International

    (5) Other (including Data Services and Communications)

    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior and current year data has been restated to be consistent with current classifications for comparative purposes. The table below presents specified information about reported segments as of and for the year ended June 30, 2000 (in thousands):

                             BENEFITS    HR TECHNOLOGIES   HUMAN CAPITAL   INTERNATIONAL    OTHER       TOTAL
                             ---------   ---------------   -------------   -------------   --------   ---------
Revenue (net of
  reimbursable expenses)...  $334,296        $79,675          $49,697         $67,829      $62,129    $593,626
Net operating income.......    80,507         17,812            5,328          10,647        4,791     119,085
Interest expense...........     1,776            456              240             152          296       2,920
Depreciation &
  amortization.............     8,062          2,381            1,295           1,658        4,201      17,597
Receivables................    78,623         16,539           11,110          19,243       12,212     137,727
Income from affiliates.....        --             --               --              --           --       3,116

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    The table below presents specified information about reported segments as of and for the year ended June 30, 1999 (in thousands):

                             BENEFITS    HR TECHNOLOGIES   HUMAN CAPITAL   INTERNATIONAL    OTHER       TOTAL
                             ---------   ---------------   -------------   -------------   --------   ---------
Revenue (net of
  reimbursable expenses)...  $307,075        $66,323          $40,992         $55,804      $56,814    $527,008
Net operating income.......    71,115          8,859           (2,992)          6,399        4,286      87,667
Interest expense...........     1,631            577              302             115          275       2,900
Depreciation &
  amortization.............     7,514          2,266            1,298           1,424        4,000      16,502
Receivables................    77,955         17,979           11,704          16,567        9,375     133,580
Income from affiliates.....        --             --               --              --           --       2,524

    The table below presents specified information about reported segments as of and for the year ended June 30, 1998 (in thousands):

                             BENEFITS    HR TECHNOLOGIES   HUMAN CAPITAL   INTERNATIONAL    OTHER       TOTAL
                             ---------   ---------------   -------------   -------------   --------   ---------
Revenue (net of
  reimbursable expenses)...  $273,432        $53,564          $44,507         $49,591      $63,157    $484,251
Net operating income.......    59,429          5,677            1,689             639        5,151      72,585
Interest expense...........     1,515            381              226             101          373       2,596
Depreciation &
  amortization.............     6,759          1,701            1,247           1,607        3,917      15,231
Receivables................    70,024         12,438           11,209          15,173        7,496     116,340
Income from affiliates.....        --             --               --              --           --         258

    Information about interest income and tax expense is not presented as a segment expense because it is not considered a responsibility of the segment's operating management.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    A reconciliation of the information reported by segment to the consolidated amounts follows for the years ended June 30:

                                                               2000        1999        1998
                                                             ---------   ---------   ---------
REVENUE:
Total segment revenue......................................  $593,626    $527,008    $484,251
Reimbursable expenses not included in segment revenue......    30,829      30,426      28,686
Other, net.................................................       128        (574)       (277)
                                                             --------    --------    --------
Consolidated revenue.......................................  $624,583    $556,860    $512,660
                                                             ========    ========    ========
NET OPERATING INCOME:
Total segment income.......................................  $119,085    $ 87,667    $ 72,585
Non-recurring compensation charge..........................        --          --     (69,906)
Sublease loss..............................................        --        (341)       (790)
Income from affiliates.....................................     3,116       2,524         258
Differences in allocation methods for depreciation, G&A and
  pension costs............................................    (3,218)      1,277      (6,208)
Gain on sale of business units.............................       583       2,723       3,093
Bonuses and stock incentive bonus plan.....................   (81,560)    (67,194)    (37,400)
Other, net.................................................    (4,163)     (2,856)     (4,598)
                                                             --------    --------    --------
Consolidated pretax income (loss) from continuing
  operations...............................................  $ 33,843    $ 23,800    $(42,966)
                                                             ========    ========    ========
INTEREST EXPENSE:
Total segment expense......................................  $  2,920    $  2,900    $  2,596
Differences in allocation method...........................    (1,044)       (254)        172
                                                             --------    --------    --------
Consolidated interest expense..............................  $  1,876    $  2,646    $  2,768
                                                             ========    ========    ========
DEPRECIATION & AMORTIZATION:
Total segment expense......................................  $ 17,597    $ 16,502    $ 15,231
Capitalized software amortization, not allocated to
  segments.................................................        --          --      12,267
Goodwill amortization, not allocated to segments...........     1,852       1,568         549
Differences in allocation method and other.................    (1,571)     (2,822)     (3,053)
                                                             --------    --------    --------
Consolidated depreciation and amortization expense.........  $ 17,878    $ 15,248    $ 24,994
                                                             ========    ========    ========
RECEIVABLES:
Total segment receivables--billed and unbilled.............  $137,727    $133,580    $116,340
Net valuation differences and receivables of discontinued
  operations...............................................     5,011       2,286      13,056
                                                             --------    --------    --------
Total billed and unbilled receivables......................   142,738     135,866     129,396
Assets not reported by segment.............................   187,222     178,094     138,914
                                                             --------    --------    --------
Consolidated assets........................................  $329,960    $313,960    $268,310
                                                             ========    ========    ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    The following represents total revenue and long lived assets information by geographic area as of and for the years ended June 30:

                                                     REVENUE                      LONG LIVED ASSETS
                                        ---------------------------------   ------------------------------
                                          2000        1999        1998        2000       1999       1998
                                        ---------   ---------   ---------   --------   --------   --------
United States.........................  $512,826    $464,521    $424,246    $50,772    $53,618    $48,108
Foreign...............................   111,757      92,339      88,414     29,980     21,451     19,882
                                        --------    --------    --------    -------    -------    -------
                                        $624,583    $556,860    $512,660    $80,752    $75,069    $67,990
                                        ========    ========    ========    =======    =======    =======

    Revenue is based on the country of domicile for the legal entity that originated the revenue. Exclusive of the United States, revenue from no single country constituted more than 10% of consolidated revenue. Revenue from no single customer constituted more than 4% of consolidated revenue.

NOTE 14--DISCONTINUED OPERATIONS

    During fiscal year 1998, we discontinued our benefits administration outsourcing business, including our investment in our affiliate, Wellspring Resources LLC ("Wellspring"), pursuant to a Redemption, Restructuring, and Indemnity Agreement ("the Restructuring Agreement") by which Wellspring redeemed our 50% interest in Wellspring effective April 1, 1998. The restructuring effected, pursuant to the Restructuring Agreement, the implementation of a discontinuation plan approved by our Board of Directors on February 18, 1998. Under the Restructuring Agreement, certain outsourcing contracts retained by us when Wellspring was initially formed in 1996 ("Retained Clients") continued to be performed until their respective contract expirations.

    In connection with the restructuring, we agreed to indemnify Wellspring for certain costs and losses as a result of services provided by Wellspring on our behalf. Further, we were released from certain liabilities relating to the Wellspring business in connection with the redemption.

    In 1998, we recorded a pre-tax loss on discontinuation of $109,800,000, which included the $45,200,000 write-off of our investment in Wellspring, a $14,000,000 write-off of net capitalized software development costs for the retained clients and a $50,600,000 provision for completion of any obligations to clients, vendors or our former venture partner.

    In October 1998, we consummated agreements with the remaining retained clients, Wellspring, and our former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. Management believes that savings of $25,000,000 compared with initial estimates made in the third quarter of fiscal 1998 and $15,000,000 from the amount provided at June 30, 1998 will be realized from these events. We reduced the amount of our provision for losses from disposal of the benefits administration outsourcing business in the second quarter of fiscal year 1999. A credit to income of $15,000,000, less the associated tax expense of $6,322,000, is reflected in the Consolidated Statement of Operations for fiscal year 1999 in the line "Adjustment (loss) on disposal of discontinued outsourcing business."

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 15--RELATED PARTY TRANSACTIONS

    In connection with the contractual servicing of the retained clients (as defined in Note 16 of this report) which continued through September 1998, Wellspring provided the services to those clients on our behalf. Expenses charged to us by Wellspring for such services for fiscal 1999 and 1998 were $11,600,000 and $41,811,000, respectively. Our obligation to service the retained clients ceased during fiscal year 1999 and there were no amounts due to Wellspring at either June 30, 2000 or 1999.

NOTE 16--COMMITMENTS AND CONTINGENT LIABILITIES

    We are a defendant in certain lawsuits arising in the normal course of business, some of which are in their earliest stages. There are no such matters that management believes will have a material impact on our financial statements.

    As of June 30, 2000 and 1999, we and our affiliates had outstanding letters of credit of $2,225,000.

    We continue to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at June 30, 2000 total $49,300,000, which expire at various dates through 2007. These leases are also jointly and severally guaranteed by our former partner in Wellspring, State Street Bank and Trust Company. The estimated loss from the potential exercise of these guarantees has been included in the loss on disposal of the benefits administration outsourcing business.

NOTE 17--COMPANY REORGANIZATION AND LONG TERM INCENTIVE PLAN

    On June 26, 2000, at a special meeting of the shareholders of Watson Wyatt & Company, the shareholders approved the following two proposals.

    The first proposal was to adopt an Agreement and Plan of Merger among Watson Wyatt & Company, Watson Wyatt & Company Holdings and WW Merger Subsidiary, Inc. Under the merger agreement, among other things, the merger subsidiary will merge into Watson Wyatt & Company, and each share of Watson Wyatt & Company's currently outstanding common stock will be converted into one share of class B-1 and one share of class B-2 common stock of Watson Wyatt & Company Holdings, contingent on the consummation of the public offering of class A common stock of Watson Wyatt & Company Holdings.

    The second proposal was to adopt the 2000 Long Term Incentive Plan. The Plan provides for grants of stock options and stock appreciation rights to be made by Watson Wyatt & Company Holdings to eligible employees of Watson Wyatt & Company Holdings and its subsidiaries, including Watson Wyatt & Company. This proposal is contingent on the approval of the merger, the consummation of the merger and the completion of the public offering. The Plan provides for the grant of options to employees and directors to purchase up to 4,500,000 shares of class A common stock at fair value at the date of grant. The options will expire seven years after the date of grant, subject to early termination in specific circumstances, and will vest on a pro-rata basis over five years.

    Because the Plan provides for stock options with an exercise price that is equal to fair market value of the common stock at the date of grant and because there are no uncertainties

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 17--COMPANY REORGANIZATION AND LONG TERM INCENTIVE PLAN (CONTINUED) that would require variable accounting, no compensation expense will result. In a few foreign jurisdictions where option grants are impractical, we will issue stock appreciation rights, which will result in the recognition of compensation expense over a vesting period to the extent that the market price of the stock increases. Management believes that any compensation expense resulting from the issuance of stock appreciation rights will be immaterial.

    At June 30, 2000 no options had been granted.

                             WATSON WYATT & COMPANY
                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                             (Thousands of Dollars)

                            BALANCE AT      ADDITIONS                                          BALANCE AT
                            BEGINNING    CHARGED AGAINST   ADDITIONS CHARGED TO                  END OF
DESCRIPTION                  OF YEAR         REVENUE          OTHER ACCOUNTS      DEDUCTIONS      YEAR
--------------------------  ----------   ---------------   --------------------   ----------   ----------
                                                      YEAR ENDED JUNE 30, 2000
                                                      ------------------------
Allowance for doubtful
  accounts................    $3,701         $6,458               $   --           $(7,327)      $2,832

Valuation allowance for
  deferred tax assets.....     6,882             --               (1,703)(1)            --        5,179

                                                      YEAR ENDED JUNE 30, 1999
                            -----------------------------------------------------------------------------

Allowance for doubtful
  accounts................    $2,142         $9,503               $   --           $(7,944)      $3,701

Valuation allowance for
  deferred tax assets.....     6,271             --                  611 (2)            --        6,882

                                                      YEAR ENDED JUNE 30, 1998
                            -----------------------------------------------------------------------------

Allowance for doubtful
  accounts................    $2,525         $5,613               $   --           $(5,996)      $2,142

Valuation allowance for
  deferred tax assets.....     3,702             --                2,569 (2)            --        6,271

------------

(1) The net decrease in the valuation allowance is primarily due to the tax effect of the change in realizable foreign net operating losses, foreign tax credits, and other foreign temporary differences.

(2) Represents current year net operating loss carryforwards and the nondeductible foreign expenses for which realizability is considered uncertain.

                        WATSON WYATT & COMPANY HOLDINGS
                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (Thousands of U.S. Dollars, Except Per Share Amounts)

                                                                NINE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                                   (UNAUDITED)
Revenue.....................................................   $515,819    $456,236
                                                               --------    --------
Costs of providing services:
  Salaries and employee benefits............................    274,917     246,624
  Stock incentive bonus plan................................         --      23,200
  Professional and subcontracted services...................     40,558      34,009
  Occupancy, communications and other.......................     81,200      73,284
  General and administrative expenses.......................     50,781      44,116
  Depreciation and amortization.............................     18,175      15,000
                                                               --------    --------
                                                                465,631     436,233
                                                               --------    --------
Income from operations......................................     50,188      20,003
Other:
  Interest income...........................................      2,025       1,484
  Interest expense..........................................     (1,331)     (1,519)
Income from affiliates......................................      3,661       2,624
                                                               --------    --------
Income before income taxes and minority interest............     54,543      22,592
Provision for income taxes..................................     23,399      10,641
                                                               --------    --------
Income before minority interest.............................     31,144      11,951
Minority interest in net (income) loss of consolidated
  subsidiaries..............................................       (157)        167
                                                               --------    --------
Net income..................................................   $ 30,987    $ 12,118
                                                               ========    ========
Basic earnings per share, net income........................   $   0.98    $   0.40
                                                               ========    ========
Diluted earnings per share, net income......................   $   0.97    $   0.40
                                                               ========    ========
Weighted average shares of Common Stock, basic..............     31,770      30,102
                                                               ========    ========
Weighted average shares of Common Stock, diluted............     32,028      30,102
                                                               ========    ========

                             See accompanying notes

                        WATSON WYATT & COMPANY HOLDINGS
                          CONSOLIDATED BALANCE SHEETS

                          (Thousands of U.S. Dollars)

                                                               MARCH 31,    JUNE 30,
                                                                 2001         2000
                                                              -----------   ---------
                                                              (UNAUDITED)
                                       ASSETS
Cash and cash equivalents...................................   $ 46,327     $ 41,410

Receivables from clients:
  Billed, net of allowances of $5,671 and $2,832............     88,546       76,729
  Unbilled, net of allowances of $2,495 and $676............     68,048       66,009
                                                               --------     --------
                                                                156,594      142,738
Other current assets........................................     13,302       11,705
                                                               --------     --------
  Total current assets......................................    216,223      195,853
Investment in affiliates....................................     16,700       16,615
Fixed assets, net of accumulated depreciation of $93,640 and
  $83,211...................................................     43,002       45,237
Deferred income taxes.......................................     53,355       53,355
Intangible assets, net of accumulated amortization of
  $17,010 and $15,288.......................................     13,032        8,721
Other assets................................................     10,783       10,179
                                                               --------     --------
Total Assets................................................   $353,095     $329,960
                                                               ========     ========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities....................   $127,624     $167,803
Line of credit and book overdrafts..........................         23           30
Income taxes payable........................................     11,749       11,843
                                                               --------     --------
  Total current liabilities.................................    139,396      179,676
Accrued retirement benefits.................................     78,761       79,462
Deferred rent and accrued lease losses......................      3,585        5,456
Other noncurrent liabilities................................     24,418       23,657
Minority interest in subsidiaries...........................        603          498
Redeemable Common Stock -- $1 par value:
  50,000,000 shares authorized; 14,845,145 issued and
  outstanding; at
  redemption value..........................................                 115,480

Permanent shareholders' equity:
Adjustment for redemption value greater than amounts paid in
  by shareholders...........................................                  (6,097)
Preferred Stock -- No par value:
  1,000,000 shares authorized; None issued and
  outstanding...............................................         --
Class A Common Stock -- $.01 par value:
  69,000,000 shares authorized; 6,440,000 issued and
  outstanding                                                        64
Class B-1 Common Stock -- $.01 par value:
  15,000,000 shares authorized; 13,244,355 issued and
  outstanding                                                       132
Class B-2 Common Stock -- $.01 par value:
  15,000,000 shares authorized; 13,244,355 issued and
  outstanding                                                       132
Additional paid-in capital..................................    144,807
Retained deficit............................................    (33,342)     (64,223)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................     (5,461)      (3,949)
Commitments and contingencies...............................
                                                               --------     --------
Total Liabilities and Shareholders' Equity..................   $353,095     $329,960
                                                               ========     ========

                             See accompanying notes

                        WATSON WYATT & COMPANY HOLDINGS
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (Thousands of U.S. Dollars)

                                                                  NINE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (UNAUDITED)
Cash flows used for operating activities:
    Net income..............................................  $ 30,987   $ 12,118
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Provision for doubtful receivables from clients.....     9,630      9,190
        Depreciation........................................    16,281     13,595
        Non cash compensation charge........................       751         --
        Amortization of intangible assets...................     1,894      1,405
        Income from affiliates..............................    (3,661)    (2,624)
        Minority interest in net income (loss) of
          consolidated subsidiaries.........................       157       (167)
        (Increase) decrease in assets (net of discontinued
          operations):
            Receivables from clients........................   (23,486)   (22,379)
            Other current assets............................    (1,597)     1,841
            Other assets....................................     1,974      1,017
        (Decrease) increase in liabilities (net of
          discontinued operations):
            Accounts payable and accrued liabilities........   (39,745)    (8,012)
            Income taxes payable............................       (94)    (7,498)
            Accrued retirement benefits.....................      (701)    (7,006)
            Deferred rent and accrued lease losses..........    (1,871)    (2,733)
            Other noncurrent liabilities....................     1,148        567
        Other, net..........................................       721       (110)
        Discontinued operations, net........................      (433)      (895)
                                                              --------   --------
        Net cash used for operating activities..............    (8,045)   (11,691)
                                                              --------   --------
Cash flows used in investing activities:
    Purchases of fixed assets...............................   (17,763)   (10,217)
    Proceeds from sales of fixed assets and investments.....       443         --
    Acquisitions and contingent consideration payments......    (7,040)    (2,900)
    Distributions from affiliates...........................     2,745        891
                                                              --------   --------
        Net cash used in investing activities...............   (21,615)   (12,226)
                                                              --------   --------
Cash flows from financing activities:
    Borrowings and book overdrafts..........................        (7)     9,973
    Issuances of Common Stock in the initial public
      offering..............................................    35,025         --
    Other issuances of Redeemable Common Stock..............       134        166
    Repurchases of Redeemable Common Stock..................      (250)    (9,079)
                                                              --------   --------
        Net cash from financing activities..................    34,902      1,060
                                                              --------   --------
Effect of exchange rates on cash............................      (325)       196
                                                              --------   --------
Increase (decrease) in cash and cash equivalents............     4,917    (22,661)
Cash and cash equivalents at beginning of period............    41,410     35,985
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 46,327   $ 13,324
                                                              ========   ========

                             See accompanying notes

                        WATSON WYATT & COMPANY HOLDINGS
    CONSOLIDATED STATEMENT OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY AND
                            REDEEMABLE COMMON STOCK
                          (Thousands of U.S. Dollars)
                                  (Unaudited)

                                                                                      ADJUSTMENT FOR
                                                                                     REDEMPTION VALUE
                                                                     CUMULATIVE    GREATER THAN AMOUNTS     PAR VALUE
                                           REDEEMABLE     RETAINED   TRANSLATION        PAID IN BY           CLASS A
                                          COMMON STOCK    DEFICIT       LOSS           SHAREHOLDERS        COMMON STOCK
                                         --------------   --------   -----------   --------------------   --------------
Balance at June 30, 2000...............    $ 115,480      $(64,223)    $(3,949)          $(6,097)
Comprehensive Income for the quarter
  ended September 30, 2000:
    Net income.........................                     13,335
    Foreign currency translation
      adjustment.......................                                 (1,224)
Total Comprehensive Income for the
  quarter ended September 30, 2000.....
Effect of repurchases of 17,839 shares
  of Redeemable Common Stock...........         (146)         (106)                          106
Effect of issuance of 20,000 shares of
  Redeemable Common Stock..............          134
Adjustment of redemption value for
  change in Formula Book Value per
  share................................                                                     (118)
                                           ---------      --------     -------           -------               ---
Balance prior to corporate
  reorganization.......................      115,468       (50,994)     (5,173)           (6,109)              $--
Elimination of redeemable feature of
  Common Stock and 2-for-1 share
  exchange (see Note 2)................     (115,468)                                      6,109
Reclassification for sale of 3,118,500
  shares by existing shareholders......                                                                         32
Proceeds from sale of 3,321,500 shares
  by the Company, net of offering
  costs................................                                                                         32
Non cash compensation charge related to
  the sale of 44,796 shares of
  Redeemable Common Stock prior to the
  initial public offering..............
Comprehensive Income for the six months
  ended March 31, 2001:
    Net income.........................                     17,652
    Foreign currency translation
      adjustment.......................                                   (288)
Total Comprehensive Income for the six
  months ended March 31, 2001:.........
                                           ---------      --------     -------           -------               ---
Balance at March 31, 2001..............    $      --      $(33,342)    $(5,461)          $    --               $64
                                           =========      ========     =======           =======               ===


                                           PAR VALUE        PAR VALUE      ADDITIONAL
                                           CLASS B-1        CLASS B-2       PAID IN
                                          COMMON STOCK     COMMON STOCK     CAPITAL       TOTAL
                                         --------------   --------------   ----------   ---------
Balance at June 30, 2000...............                                                 $(74,269)
Comprehensive Income for the quarter
  ended September 30, 2000:
    Net income.........................                                                   13,335
    Foreign currency translation
      adjustment.......................                                                   (1,224)
                                                                                        --------
Total Comprehensive Income for the
  quarter ended September 30, 2000.....                                                   12,111
Effect of repurchases of 17,839 shares
  of Redeemable Common Stock...........                                                       --
Effect of issuance of 20,000 shares of
  Redeemable Common Stock..............                                                       --
Adjustment of redemption value for
  change in Formula Book Value per
  share................................                                                     (118)
                                              ----             ----         --------    --------
Balance prior to corporate
  reorganization.......................       $ --             $ --         $     --     (62,276)
Elimination of redeemable feature of
  Common Stock and 2-for-1 share
  exchange (see Note 2)................        148              148          109,063     115,468
Reclassification for sale of 3,118,500
  shares by existing shareholders......        (16)             (16)                          --
Proceeds from sale of 3,321,500 shares
  by the Company, net of offering
  costs................................                                       34,993      35,025
Non cash compensation charge related to
  the sale of 44,796 shares of
  Redeemable Common Stock prior to the
  initial public offering..............                                          751         751
Comprehensive Income for the six months
  ended March 31, 2001:
    Net income.........................                                                   17,652
    Foreign currency translation
      adjustment.......................                                                     (288)
                                                                                        --------
Total Comprehensive Income for the six
  months ended March 31, 2001:.........                                                   17,364
                                              ----             ----         --------    --------
Balance at March 31, 2001..............       $132             $132         $144,807    $106,332
                                              ====             ====         ========    ========

                             See accompanying notes

                        WATSON WYATT & COMPANY HOLDINGS

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. The accompanying unaudited quarterly consolidated financial statements of Watson Wyatt & Company Holdings and our subsidiaries, (collectively referred to as "we," "Watson Wyatt" or the "Company"), are presented in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and do not include all of the disclosures normally required by Generally Accepted Accounting Principles. In the opinion of management, these statements reflect all adjustments, including recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements for the interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2000, and the Company's prospectus dated October 11, 2000, both of which are filed with the SEC and may be accessed via EDGAR on the SEC's web site at www.sec.gov. The results of operations for the three and nine months ended March 31, 2001 are not necessarily indicative of the results that can be expected for the entire fiscal year ending June 30, 2001. The results reflect bonuses ultimately accrued at the discretion of the Company's Board of Directors and anticipated tax rates. Certain prior year amounts have been reclassified to conform to the current year's presentation.

2. In October 2000, we completed an initial public offering ("IPO") of our class A common stock. In conjunction with this offering, on October 16, 2000 we completed changes in our corporate structure involving the merger of Watson Wyatt & Company with WW Merger Subsidiary, Inc., a wholly-owned subsidiary of Watson Wyatt & Company Holdings. As a result, Watson Wyatt & Company is now a wholly-owned subsidiary of Watson Wyatt & Company Holdings.

    At the time of the reorganization, each share of Watson Wyatt & Company's Redeemable Common Stock was converted into one share of class B-1 common stock and one share of class B-2 common stock of Watson Wyatt & Company Holdings. The class B common stock is divided into two classes to accommodate different transfer restriction periods. The class B-1 shares are subject to a transfer restriction period of 12 months following the public offering date, while the class B-2 shares are subject to a transfer restriction period of 24 months following the public offering date, unless waived by the Board of Directors. The Board of Directors waived the transfer restrictions on a total of 1,559,250 class B-1 and 1,559,250 class B-2 shares to allow for conversion into the class A shares sold by selling stockholders in the initial public offering described below. Following the expiration or waiver of the respective transfer restriction periods, the remaining class B-1 and class B-2 shares will automatically convert into class A common stock.

    In conjunction with our initial public offering, we entered into agreements providing for additional transfer restrictions with major shareholders, executive officers and employee directors affecting approximately 35% of our remaining class B common stock. The agreements restrict transfers of all shares held by such persons immediately following the offering, and the restrictions terminate as to 25% of such shares on each of the first, second, third and fourth anniversaries of the consummation of the public offering.

    The two-for-one share conversion, the elimination of the redeemable feature of Watson Wyatt & Company's Redeemable Common Stock and the reclassification of stock to permanent shareholders' equity has been reflected in the Consolidated Balance Sheet as

                        WATSON WYATT & COMPANY HOLDINGS

                                  (UNAUDITED)

    of March 31, 2001, and has also been reflected in all earnings per share data on the Consolidated Statements of Operations for the three and nine months ended March 31, 2001 and 2000, as if the conversion were effective at the beginning of each period.

    A total of 5,600,000 shares of class A common stock was offered and sold in our initial public offering at an offering price of $12.50 per share. Of the shares included in this transaction, Watson Wyatt & Company Holdings offered 2,800,000 newly-issued shares and the selling shareholders offered the remaining 2,800,000 shares. On November 8, 2000, our underwriters exercised their over-allotment option. As a result, the underwriters purchased 840,000 shares of class A common stock from us and from the selling shareholders at the initial public offering price of $12.50 per share less the underwriting discount. Of the shares included in this transaction, Watson Wyatt & Company Holdings sold 521,500 newly-issued shares and the selling shareholders sold 318,500 shares.

    Net proceeds to the Company from these transactions were $35.0 million, net of underwriting discounts, commissions and other offering, merger and restructuring costs. We did not receive any proceeds from the sale of shares by the selling shareholders. We also paid $2.7 million to selling stockholders as reimbursement for commission payments resulting from the sale of their shares. This amount was recorded in the salaries and employee benefits line for the nine months ended March 31, 2001.

3. In the third quarter of fiscal year 1998, we discontinued our benefits administration outsourcing business, including our investment in our affiliate, Wellspring Resources, LLC ("Wellspring"). We believe we have adequate provisions for any remaining costs associated with our obligations related to the benefits administration outsourcing business. All Wellspring related activity is reflected on the Statements of Cash Flows as discontinued operations.

4. We have adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the second quarter of fiscal year 2001, we changed the structure of our internal organization in a manner that caused the composition of our reportable segments to change. In order to better position the Company to deliver the integrated, global solutions that have the largest impact on our growth, management consolidated our three U.S. regions into a single region. As a result of this consolidation, and because we also use a practice-based matrix form of organization for our North American regions, we have changed our reportable segments to reflect our practice-based structure. After the change, we have five reportable segments:

       (1) Benefits Group

       (2) HR Technologies Group

       (3) Human Capital Group

       (4) International

       (5) Other (including Data Services and Communications)

    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year data has been restated to be consistent with current classifications for comparative purposes.

                        WATSON WYATT & COMPANY HOLDINGS

                                  (UNAUDITED)

    The table below presents specified information about reported segments as of and for the nine months ended March 31, 2001 (in thousands):

                                               BENEFITS    HR TECHNOLOGIES       HUMAN
                                                 GROUP          GROUP        CAPITAL GROUP   INTERNATIONAL    OTHER       TOTAL
                                               ---------   ---------------   -------------   -------------   --------   ---------
       Revenue (net of reimbursable
         expenses)...........................  $270,027        $73,209          $42,083         $52,794      $54,024    $492,137
       Net operating income..................    66,014         21,528            5,728           6,821        5,871     105,962
       Receivables...........................    95,465         16,052           13,230          15,727       13,020     153,494

    The table below presents specified information about reported segments as of and for the nine months ended March 31, 2000 (in thousands):

                                               BENEFITS    HR TECHNOLOGIES       HUMAN
                                                 GROUP          GROUP        CAPITAL GROUP   INTERNATIONAL    OTHER       TOTAL
                                               ---------   ---------------   -------------   -------------   --------   ---------
       Revenue (net of reimbursable
         expenses)...........................  $244,233        $59,411          $36,638         $47,087      $46,428    $433,797
       Net operating income..................    53,828         14,278            3,900           5,418        4,356      81,780
       Receivables...........................    87,798         19,342           13,107          17,750       11,452     149,449

    Information about interest income and tax expense is not presented as a segment expense because it is not considered a responsibility of the segments' operating management.

    A reconciliation of the information reported by segment to the consolidated amounts follow for the nine-month periods ended March 31, 2001 and 2000 (in thousands):

                                                                       NINE MONTHS ENDED
                                                                           MARCH 31,
                                                                     ---------------------
                                                                       2001        2000
                                                                     ---------   ---------
       REVENUE:
       Total segment revenue.......................................  $492,137    $433,797
       Reimbursable expenses not included in total segment
         revenue...................................................    25,438      22,377
       Other, net..................................................    (1,756)         62
                                                                     --------    --------
       Consolidated revenue........................................  $515,819    $456,236
                                                                     ========    ========
       NET OPERATING INCOME:
       Total segment net operating income..........................  $105,962    $ 81,780
       Income from affiliates......................................     3,661       2,624
       Differences in allocation methods for depreciation, G&A and
         pension costs.............................................    (1,748)      2,312
       Gain on sale of business units..............................       696          --
       Discretionary compensation (including stock incentive bonus plan during the three and nine months ended March 31, 2000
         only).....................................................   (49,030)    (63,200)
       IPO-related compensation charge.............................    (3,480)         --
       Other, net..................................................    (1,518)       (924)
                                                                     --------    --------
       Consolidated pretax income from continuing operations.......  $ 54,543    $ 22,592
                                                                     ========    ========
       RECEIVABLES:
       Total segment receivables--billed and unbilled..............  $153,494    $149,449
       Net valuation differences...................................     3,100        (394)
                                                                     --------    --------
       Total billed and unbilled receivables.......................   156,594     149,055
       Assets not reported by segment..............................   196,501     150,360
                                                                     --------    --------
       Consolidated assets.........................................  $353,095    $299,415
                                                                     ========    ========

                        WATSON WYATT & COMPANY HOLDINGS

                                  (UNAUDITED)

5. In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which summarizes certain of the staff's views on revenue recognition. Our revenue recognition policies have been and continue to be in accordance with SAB 101.

6. In June 1998, the Financial Accounting Standards Board issued Statement ("FAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," which requires an entity to recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. Effective July 1, 2000, we adopted FAS 133, and it has no impact on fair values or earnings. We do not use derivative instruments as a hedging strategy or for any other purpose.

7. Basic earnings per share is calculated on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is calculated on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock" method. The components of basic and diluted earnings per share are as follows:

                                                                      NINE MONTHS ENDED
                                                                          MARCH 31,
                                                                     -------------------
                                                                       2001       2000
                                                                     --------   --------
       Net income..................................................  $30,987    $12,118
       Weighted average outstanding shares of common stock.........   31,770     30,102
       Dilutive effect of employee stock options...................      258         --
                                                                     -------    -------
       Common stock and stock equivalents..........................   32,028     30,102
                                                                     =======    =======
       Earnings per share:
       Basic.......................................................  $  0.98    $  0.40
                                                                     =======    =======
       Diluted.....................................................  $  0.97    $  0.40
                                                                     =======    =======

    Earnings per share data for the nine-month period ended March 31, 2000 have been restated to reflect the corporate reorganization and two-for-one share conversion as if the corporate reorganization and two-for-one share conversion were effective at the beginning of the period. See Note 2 of the Consolidated Financial Statements for further information regarding the initial public offering.

8. We are a defendant in certain lawsuits arising in the normal course of business. Management believes that these matters will not have a material adverse impact on our financial statements, but claims which are possible in our business could be material to the financial results for a particular period and could affect the cost of insurance.

    We carry substantial professional liability insurance with a self-insured retention of $1 million per occurrence, which provides coverage for professional liability claims including the cost of defending such claims. We also carry employment practices liability insurance.

9. On March 19, 2001 the Board of Directors approved the creation of an employee stock purchase plan for all associates and a restricted stock program for senior associates.

                        WATSON WYATT & COMPANY HOLDINGS

                                  (UNAUDITED)

    The proposed employee stock purchase plan and the restricted stock program will be implemented for fiscal 2002 subject to approval by a majority of shareholders at the annual shareholders' meeting currently scheduled for November 2001. Management believes that these programs will not dilute earnings per share.

10. The Company has adopted SFAS No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative translation adjustment gain or loss. For the nine months ended March 31, 2001, comprehensive income totaled $29.5 million compared with $12.3 million for the nine months ended March 31, 2000.

                               INSIDE BACK COVER

GLOBAL REACH

    Together with Watson Wyatt Partners, we operate globally as Watson Wyatt Worldwide, with 87 offices in 29 countries.

CLIENT RELATIONSHIPS

    We serve large corporations as well as emerging growth companies. Many of our client relationships have existed continuously over several decades.

EHR-TM-

    Combining our deep human capital and technological expertise, we develop strategies for more effective delivery of HR programs.

RESEARCH

    One example of our widely cited research is our Watson Wyatt Human Capital Index-TM-, which helps companies quantify the impact of human capital practices on shareholder value.

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               TABLE OF CONTENTS

                                         PAGE
                                       --------
Prospectus Summary...................       1
Risk Factors.........................       6
Special Note Regarding Forward-
  Looking Statements.................      13
Use of Terminology...................      13
Use of Proceeds......................      14
Dividend Policy......................      14
Capitalization.......................      15
Selected Consolidated Financial
  Data...............................      16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      19
Business.............................      32
Management...........................      45
Long Term Incentive Plan.............      52
Transactions with Management and
  Others.............................      52
Description of Offering..............      53
Security Ownership of Management and
  Others.............................      55
Selling Shareholders.................      56
Shares Eligible for Future Sale......      62
Underwriting.........................      63
Legal Matters........................      65
Experts..............................      65
Where You Can Find More
  Information........................      65
Index to Consolidated Financial
  Statements.........................     F-1

[WATSON WYATT LOGO]

WATSON WYATT &
COMPANY HOLDINGS

2,950,000 SHARES

CLASS A COMMON STOCK

DEUTSCHE BANC ALEX. BROWN
ROBERT W. BAIRD & CO.
UBS WARBURG

PROSPECTUS

JUNE 21, 2001